      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                          CHURCHILL DOWNS INCORPORATED

             (Exact name of registrant as specified in its charter)

                KENTUCKY                             61-0156015
    (State or other jurisdiction of               (I.R.S. Employer
     incorporation or organization)            Identification Number)

                               700 CENTRAL AVENUE
                           LOUISVILLE, KENTUCKY 40208
                                 (502) 636-4400

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                          THOMAS H. MEEKER, PRESIDENT
                          CHURCHILL DOWNS INCORPORATED
                               700 CENTRAL AVENUE
                           LOUISVILLE, KENTUCKY 40208
                                 (502) 636-4400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

         ROBERT A. HEATH, ESQ.                  WILLIAM R. KUNKEL, ESQ.                 HOWARD L. SHECTER, ESQ.
         WYATT, TARRANT & COMBS                  SKADDEN, ARPS, SLATE,                MORGAN, LEWIS & BOCKIUS LLP
          2800 CITIZENS PLAZA                  MEAGHER & FLOM (ILLINOIS)                    101 PARK AVENUE
       LOUISVILLE, KENTUCKY 40202                333 WEST WACKER DRIVE                  NEW YORK, NEW YORK 10178
             (502) 562-7201                     CHICAGO, ILLINOIS 60606                      (212) 309-6000
                                                     (312) 407-0700

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)      PER UNIT(2)      OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, no par value per share........   2,300,000 shares         $34.81           $80,063,000           $22,258
Preferred Stock Purchase Rights.............

(1) Includes 300,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid and asked price on May 17, 1999.
                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 21, 1999
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
                                2,000,000 SHARES
                                     [LOGO]
                                  COMMON STOCK
                             $            PER SHARE
   --------------------------------------------------------------------------
Churchill Downs Incorporated is offering 2,000,000 shares of common stock with this prospectus. This is a firm commitment underwriting.
The common stock is listed on the Nasdaq Small Cap Market under the symbol "CHDN." On May 20, 1999, the last reported sale price of the common stock on the Nasdaq Small Cap Market was $35.25 per share. We have applied to list the common stock on the Nasdaq National Market.
INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

                                                               PER SHARE     TOTAL
                                                               ----------  ----------
Price to the public..........................................  $           $
Underwriting discount........................................  $           $
Proceeds to Churchill Downs..................................  $           $

Churchill Downs has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 300,000 additional shares from Churchill Downs within 30 days following the date of this prospectus to cover over-allotments.
--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
CIBC WORLD MARKETS
         LEHMAN BROTHERS
                   J.C. BRADFORD & CO.
                            J.J.B. HILLIARD, W.L. LYONS, INC.

               The date of this prospectus is             , 1999

[Collage of color photos related to Churchill Downs, including the entrance to the Churchill Downs racetrack, the bugler, Churchill Downs racetrack, patrons at Churchill Downs racetrack, the grounds at Churchill Downs racetrack, the starting gate at Churchill Downs racetrack, the trumpet and flowers at Churchill Downs racetrack.]

[Gatefold picture of the horses finishing the 1999 Kentucky Derby at Churchill Downs racetrack, with the grandstand in the background.]

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Forward-Looking Statements.................................................................................           3
Prospectus Summary.........................................................................................           4
Risk Factors...............................................................................................          12
Use of Proceeds............................................................................................          19
Capitalization.............................................................................................          20
Unaudited Pro Forma Condensed Consolidated Financial Statements............................................          21
Selected Consolidated Financial Information................................................................          30
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          32
Business...................................................................................................          41
Management.................................................................................................          52
Principal Shareholders.....................................................................................          56
Certain Relationships and Related Transactions.............................................................          58
Description of Capital Stock...............................................................................          59
Underwriting...............................................................................................          61
Legal Matters..............................................................................................          63
Experts....................................................................................................          63
Where You Can Find More Information........................................................................          64
Index to Financial Statements..............................................................................         F-1

                            ------------------------

As used in this prospectus, the term "Churchill Downs" means Churchill Downs Incorporated and its subsidiaries, unless the context indicates a different meaning, and the term "common stock" means Churchill Downs' common stock. Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters. All share and per share information is adjusted to reflect our 2 for 1 stock split in March 1998. Industry information contained in this prospectus is based on published industry sources that we believe are reliable.

The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The shares should be ready for delivery on or
about   -  , 1999, against payment in immediately available funds.

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" contain various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are set forth under the caption "Risk Factors" and elsewhere in this prospectus.

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING CHURCHILL DOWNS AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR FINANCIAL STATEMENTS AND ACCOMPANYING NOTES THAT APPEAR ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

We are a leading pari-mutuel horse racing company and a leading provider of live racing programming content for the growing simulcast wagering market. We currently simulcast our races to over 1,000 locations in 41 states and nine countries. From 1993 to 1997, simulcast wagering in the United States grew at a compound annual rate of 11.9% to approximately $11.9 billion, representing 77% of the total amount wagered on horse racing. We believe that quality live racing is the basis for building our branded simulcast product. We intend to strengthen our position as a leading provider of programming content through product enhancements and strategic acquisitions of quality racetracks.

We operate four racetracks and four remote simulcast wagering facilities that accept wagers on our races as well as on races simulcast from other locations. Our flagship operation, the Churchill Downs racetrack, has conducted Thoroughbred racing since 1875 and is the internationally known home of the Kentucky Derby. In 1999, the 125th annual Kentucky Derby had an attendance of 151,000 and received wagers of more than $57.0 million, making it the best attended and highest wagered individual horse racing event in the United States. The amount wagered was the highest in the 125 year history of the event. We have expanded our portfolio of racetracks by developing Hoosier Park in 1994 and by acquiring Ellis Park in April 1998 and Calder Race Course in April 1999. The following chart details our live racing products and the amounts wagered on those products both on-track and at simulcast facilities.

                            OUR LIVE RACING PRODUCTS

                                                                                                      1998
                                                             NUMBER               1998            TOTAL AMOUNT
                                                          OF 1998 LIVE           RACING              WAGERED
                                          LOCATION        RACING DATES           SEASON           (IN MILLIONS)
                                     ------------------  ---------------  ---------------------  ---------------
Churchill Downs Racetrack..........  Louisville, KY                71     April 25 - June 28;       $     549
                                                                          November 1 - 28

Calder Race Course.................  Miami, FL                    173     May 23, 1998 -            $     634
                                                                          January 2, 1999

Ellis Park.........................  Henderson, KY                 61     June 29 - September 7     $     138

Hoosier Park.......................  Anderson, IN                 153     April 17 - November       $      79
                                                                          28

                     THE PARI-MUTUEL HORSE RACING INDUSTRY

In pari-mutuel wagering, all wagers are placed in a common pool. The pari-mutuel operator retains as revenue a pre-determined percentage of the total amount wagered, and the balance is distributed to the winning patrons. In 1997, wagering on pari-mutuel horse racing totaled approximately $15.4 billion in the United States and approximately $100.0 billion worldwide. Between 1993 and 1997, the total amount wagered on horse racing in the United States grew at a compound annual rate of 2.8%. The main driver of this growth has been simulcast wagering, which allows the video signal of a live racing event to be transmitted to a remote location where patrons can wager in the same pari-mutuel pool as patrons at the racetrack. Between 1993 and 1997, simulcast wagering grew at a compound annual rate of 11.9%, from approximately $7.6 billion to approximately $11.9 billion. In 1997, simulcast wagering accounted for approximately 77% of the total amount wagered on pari-mutuel horse racing in the United States.

                               BUSINESS STRATEGY

    We plan to grow our business by focusing on three related initiatives:

PROMOTE AND ENHANCE THE QUALITY OF OUR LIVE RACING PRODUCTS. Our key asset is the quality of the races we conduct. For example, we believe that the Kentucky Derby and other races at the Churchill Downs racetrack are among the premier horse races in the United States. We intend to maintain and enhance the quality of our races by offering high purse levels to attract the best available horses, trainers and jockeys, providing superior customer service, adding amenities, and making strategic capital improvements to our track properties.

SUPPORT AND EXPAND OUR PREMIER, BRANDED SIMULCAST RACING PRODUCT. We believe that we provide horse racing's premier simulcast product. We currently offer 217 days of live racing programming through four separate signals. We plan to expand our programming content to show live races year-round, during the day and evening, through a single video signal marketed under the Churchill Downs brand name. Because remote wagering locations import signals from multiple sources, a single video signal offers convenience and reduced operating costs. As part of our branding strategy, we intend to use enhanced supporting graphics and data feeds to make our programs more appealing to consumers. We believe that the combination of expanded programming, simulcast bundling and improved production quality will allow us to increase our share of the growing simulcast wagering market. We also believe that our branded simulcast product will be especially well-suited for the in-home wagering market as this market develops.

LEAD THE CONSOLIDATION AND DEVELOPMENT OF THE THOROUGHBRED INDUSTRY. The Thoroughbred racing industry is highly fragmented, with few pari-mutuel operators controlling more than two racetracks. We have strategically accumulated a portfolio of four racetracks and plan to selectively acquire more. Our acquisition strategy is to target racetracks whose races either are of sufficient quality to enhance the value of our branded simulcast package or provide critical racing dates or times to expand our simulcast programming content. In addition, we may seek to acquire the rights to simulcast races conducted at other tracks. We also intend to further develop the industry by pursuing the integration of video lottery terminals or similar gaming devices at our racetrack facilities. Currently, we are working with members of the Kentucky horse racing industry to develop a plan to operate video lottery terminals exclusively at Kentucky's racetracks. The integration of alternative gaming devices will allow us to broaden our patron base and provide us with an additional source of revenue and purse money.

                              LIVE RACING PRODUCTS

  CHURCHILL DOWNS RACETRACK

    - The Churchill Downs facility is one of the premier horse racetracks in the nation and the internationally known home of the Kentucky Derby. Attendance at the 1999 Kentucky Derby was approximately 151,000, making it the best attended live horse racing event in the United States. Wagering on the Kentucky Derby in 1999 totaled more than $57.0 million, representing the largest amount ever wagered on an individual race in the United States.

    - The Churchill Downs racetrack has hosted the Breeders' Cup, an annual day of racing for determining Thoroughbred champions, an unprecedented four times, in 1988, 1991, 1994 and 1998.

    - In 1998, races at the Churchill Downs racetrack were simulcast to approximately 900 sites throughout the United States and to nine other countries. The Kentucky Derby was simulcast to over 1,000 sites worldwide. The total amount wagered on races simulcast from the Churchill Downs racetrack in 1998, excluding the Breeders' Cup, was $421.2 million.

    - The average daily purse at the Churchill Downs racetrack in 1998 was approximately $437,000, which we believe ranks our average daily purses among the top five in the United States.

  CALDER RACE COURSE

    - Calder Race Course's racing season extends from late May to early January, significantly expanding our simulcast programming schedule.

    - Calder Race Course has a strong presence in the important south Florida market and annually hosts "The Festival of the Sun," Florida's richest day in racing.

    - In 1998, Calder Race Course's races were simulcast to 525 sites. The total amount wagered on races simulcast from Calder Race Course in 1998 was $446.2 million.

  ELLIS PARK RACE COURSE

    - With its racing meet immediately following the spring meet at the Churchill Downs racetrack, Ellis Park's racing dates complement Churchill Downs' racing schedule.

    - Ellis Park's races were simulcast to 485 sites, an increase of 37% since we acquired the racetrack in April 1998. The total amount wagered on races simulcast from Ellis Park in 1998 was $116.7 million.

  HOOSIER PARK

    - We own a 77% interest in Hoosier Park, Indiana's only horse racing facility. Hoosier Park has entered into a management contract with us under which we have day-to-day control of the racetrack and its related simulcast operations.

    - Hoosier Park's racing schedule consists primarily of evening races, enabling us to expand the hours of our simulcast programming.

    - In 1998, Hoosier Park's Thoroughbred races were simulcast to 220 sites. The total amount wagered on all races simulcast from Hoosier Park in 1998 was $62.7 million.

                              SIMULCAST FACILITIES

In addition to conducting live horse races, we operate facilities for simulcast wagering at our racetracks and at other locations. The Churchill Downs racetrack and Calder Race Course offer simulcast wagering only during the days when they conduct live races, while Ellis Park and Hoosier Park offer year-round simulcast wagering. Our premier simulcast wagering facility, the Louisville Sports Spectrum, uses state-of-the-art audio and video facilities to offer simulcast wagering when the Churchill Downs racetrack is not conducting live races. We also operate three simulcast wagering facilities in Indiana and have a 50% interest in four small simulcast wagering facilities in Kentucky. These facilities offer simulcast wagering year-round.

                                IN-HOME WAGERING

In conjunction with ODS Entertainment, a subsidiary of AT&T, we are participating in the development of the first in-home, interactive television wagering system in the United States. The system is currently being tested in Kentucky and is expected to be launched nationwide with the introduction of the Television Games Network in the fourth quarter of 1999. We expect this new cable television channel to eventually offer 24-hour-a-day programming primarily consisting of live racing simulcasts, with in-home, interactive wagering offered to residents of the states that permit account wagering. We have entered into an agreement to include our Churchill Downs racetrack simulcast products as part of the Television Games Network's programming content and expect to include our other simulcast products in the future. As the originator of the live racing signal, we will receive a simulcast fee on in-home wagers placed on our races.

                         OTHER RACING-RELATED INTERESTS

As part of our commitment to excellence in horse racing, we provide year-round training facilities for trainers and horses at the Churchill Downs racetrack, Louisville Sports Spectrum, Calder Race Course and Kentucky Horse Center in Lexington, Kentucky. We also own a 24% interest in the Kentucky Downs racetrack located in Franklin, Kentucky. In January 1999, we acquired a 60% stake in Charlson Broadcast Technologies, which provides simulcast graphic software and video services to racetracks and simulcast wagering facilities. We also have a 30% interest in NASRIN Services, a telecommunications provider for the pari-mutuel and simulcasting industries. Our other racing-related interests include a 35% stake in EquiSource, which assists in the group purchasing of supplies and services for the horse racing industry.

                              RECENT DEVELOPMENTS

On May 5, 1999, we entered into a definitive purchase agreement to acquire the Hollywood Park Race Track, the Hollywood Park Casino and a majority of their surrounding acreage in Inglewood, California for $140.0 million. As part of the transaction, we will lease the Hollywood Park Casino back to Hollywood Park, Inc. under a long-term lease with annual rent of $3.0 million and subject to a renewal option. This transaction is subject to several closing conditions, including the satisfactory completion of our due diligence investigation and approval by regulatory agencies. There is no assurance that the transaction will be consummated.

                            ------------------------

Churchill Downs was organized as a Kentucky corporation in 1928. Our principal executive offices are located at Churchill Downs, 700 Central Avenue, Louisville, Kentucky 40208. Our telephone number is (502) 636-4400. Our web site address is www.kentuckyderby.com.

                                  THE OFFERING

Common stock to be offered by Churchill Downs..........  2,000,000 shares(1)

Common Stock to be outstanding after this offering.....  9,525,041 shares(1)(2)

Use of proceeds........................................  To repay outstanding indebtedness.

Nasdaq Small Cap Market symbol.........................  CHDN

------------------------

(1) Excludes 300,000 shares of common stock that we will sell if the underwriters exercise their over-allotment option in full.

(2) Based on 7,525,041 shares of common stock outstanding on May 20, 1999.

                                DIVIDEND POLICY

We have historically paid dividends on our common stock. In 1998, we paid an annual dividend of $0.50 per share on our common stock. We cannot assure that we will continue to pay dividends in the future.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         YEAR ENDED              THREE-MONTH PERIOD ENDED       THREE-MONTH PERIOD ENDED
                                      DECEMBER 31, 1998               MARCH 31, 1998                 MARCH 31, 1999
                                -----------------------------  -----------------------------  -----------------------------
                                                 PRO FORMA                      PRO FORMA                      PRO FORMA
                                PRO FORMA(1)   AS ADJUSTED(2)  PRO FORMA(1)   AS ADJUSTED(2)  PRO FORMA(3)   AS ADJUSTED(4)
                                -------------  --------------  -------------  --------------  -------------  --------------
STATEMENT OF EARNINGS DATA:
Net revenues..................   $   220,602    $    220,602    $    18,725    $     18,725    $    19,459    $     19,459
Operating income (loss).......        27,000          27,000         (5,736)         (5,736)        (7,324)         (7,324)
Net earnings (loss)
  attributable to common
  shareholders................        11,779          14,573         (4,666)         (3,957)        (5,513)         (4,804)
Earnings (loss) per common
  share:
  Basic.......................   $      1.57    $       1.53    $     (0.62)   $      (0.42)   $     (0.73)   $      (0.50)
                                -------------  --------------  -------------  --------------  -------------  --------------
                                -------------  --------------  -------------  --------------  -------------  --------------
  Diluted.....................   $      1.55    $       1.52    $     (0.62)   $      (0.42)   $     (0.73)   $      (0.50)
                                -------------  --------------  -------------  --------------  -------------  --------------
                                -------------  --------------  -------------  --------------  -------------  --------------
Weighted average shares
  outstanding:
  Basic.......................         7,520           9,520          7,517           9,517          7,525           9,525
  Diluted.....................         7,599           9,599          7,517           9,517          7,525           9,525
OTHER DATA:
Pari-mutuel wagering:
  On-track(5).................   $   352,878    $    352,878    $     2,991    $      2,991    $     3,105    $      3,105
  Import simulcasting(6)......       311,405         311,405         90,521          90,521         87,027          87,027
  Export simulcasting(7)......     1,046,904       1,046,904         11,413          11,413         11,915          11,915
                                -------------  --------------  -------------  --------------  -------------  --------------
Total pari-mutuel wagering....   $ 1,711,187    $  1,711,187    $   104,925    $    104,925    $   102,047    $    102,047
                                -------------  --------------  -------------  --------------  -------------  --------------
                                -------------  --------------  -------------  --------------  -------------  --------------
Net pari-mutuel wagering
  revenue(8)..................   $    67,367    $     67,367    $     5,832    $      5,832    $     5,936    $      5,936
EBITDA(9).....................        37,171          37,171         (3,081)         (3,081)        (4,505)         (4,505)

                                                                                        AS OF MARCH 31, 1999
                                                                                   -------------------------------
                                                                                                      PRO FORMA
                                                                                   PRO FORMA(10)   AS ADJUSTED(11)
                                                                                   --------------  ---------------
BALANCE SHEET DATA:
Total assets.....................................................................   $    232,247     $   232,247
Working capital (deficiency).....................................................         (2,869)         (2,869)
Long-term debt...................................................................        113,356          48,006
Shareholders' equity.............................................................         62,250         127,600

------------------------

(1) Amounts reflect the pro forma effects on our statement of earnings and other data of the acquisition of Ellis Park and the acquisition of Calder Race Course, assuming that these transactions occurred on January 1, 1998. The data do not purport to represent what our results of operations would have been had the transactions occurred on that date and are not necessarily indicative of our future operating results. The data should be read in conjunction with "Use of Proceeds" and "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the notes thereto included elsewhere in this prospectus.

(2) Amounts reflect the pro forma effects on our statement of earnings and other data of the acquisition of Ellis Park and the acquisition of Calder Race Course, as adjusted for the application of net proceeds from the issuance of 2,000,000 shares of common stock of Churchill Downs from this offering at an assumed offering price of $35.00 per share, assuming that these transactions occurred on January 1, 1998. The data do not purport to represent what our results of operations would have been had the transactions occurred on that date and are not necessarily indicative of our future operating results. The data should be read in conjunction with "Use of Proceeds" and "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the notes thereto included elsewhere in this prospectus.

(3) Amounts reflect the pro forma effects on our statement of earnings and other data of the acquisition of Calder Race Course, assuming that this transaction occurred on January 1, 1998. The data do not purport to represent what our results of operations would have been had the transaction occurred on that date and are not necessarily indicative of our future operating results. The data should be read in conjunction with "Use of Proceeds" and "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the notes thereto included elsewhere in this prospectus.

(4) Amounts reflect the pro forma effects on our statement of earnings and other data of the acquisition of Calder Race Course, as adjusted for the application of net proceeds from the issuance of 2,000,000 shares of common stock of Churchill Downs from this offering at an assumed offering price of $35.00 per share, assuming that these transactions occurred on January 1, 1998. The data do not purport to represent what our results of operations would have been had the transactions occurred on that date and are not necessarily indicative of our future operating results. The data should be read in conjunction with "Use of Proceeds" and "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the notes thereto included elsewhere in this prospectus.

(5) Wagers placed at (a) our tracks both on races at the tracks and on simulcasts to our tracks when our tracks are hosting races and (b) the Louisville Sports Spectrum on Kentucky Oaks Day, Kentucky Derby Day and the day after Kentucky Derby Day.

(6) Wagers on simulcasts from other tracks placed at our facilities when our facilities are not hosting races.

(7) Wagers placed at other facilities on simulcasts of our races.

(8) Net pari-mutuel wagering revenue equals total net revenues realized from pari-mutuel wagering less pari-mutuel taxes, purses paid to owners and simulcast fees paid to other racetracks.

(9) EBITDA represents earnings before provision for income taxes, depreciation, amortization and interest expense less interest income. EBITDA is presented because management believes that some investors use EBITDA as a measure of an entity's ability to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of our operating results or cash flows (as determined in accordance with GAAP) or as a measure of our liquidity.

(10) Amounts reflect the pro forma effects on our balance sheet data of the acquisition of Calder assuming that this transaction occurred on March 31, 1999. The data do not purport to represent what our financial position would have been had the transaction occurred on that date and are not necessarily indicative of our future financial position. The data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the notes thereto included elsewhere in this prospectus.

(11) Amounts reflect the pro forma effects on our balance sheet data of the acquisition of Calder Race Course as adjusted for the application of net proceeds from the issuance of 2,000,000 shares of our common stock from this offering at an assumed offering price of $35.00, assuming that these transactions occurred on March 31, 1999. The data do not purport to represent what our financial position would have been had the transactions occurred on that date and are not necessarily indicative of our future financial position. The data should be read in conjunction with "Use of Proceeds" and "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the notes thereto included elsewhere in this prospectus.

              SUMMARY CONSOLIDATED SELECTED FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     THREE-MONTH PERIOD
                                                       YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,
                                     ------------------------------------------------------------  ----------------------
                                        1994        1995        1996        1997         1998         1998        1999
                                     ----------  ----------  ----------  ----------  ------------  ----------  ----------
                                                                                                        (UNAUDITED)
STATEMENT OF EARNINGS DATA:
Net revenues.......................  $   66,419  $   92,434  $  107,859  $  118,907  $    147,300  $   15,385  $   17,663
Operating income (loss)............       9,861      10,305      12,315      14,405        17,143      (2,770)     (4,797)
Net earnings (loss) attributable to
  common shareholders..............       6,166       6,203       8,072       9,149        10,518      (1,569)     (3,010)
Earnings (loss) per common share:
  Basic............................  $     0.82  $     0.82  $     1.08  $     1.25  $       1.41  $    (0.21) $    (0.40)
                                     ----------  ----------  ----------  ----------  ------------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ------------  ----------  ----------
  Diluted..........................  $     0.82  $     0.82  $     1.08  $     1.25  $       1.40  $    (0.21) $    (0.40)
                                     ----------  ----------  ----------  ----------  ------------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ------------  ----------  ----------
Weighted average shares
  outstanding:
  Basic............................       7,557       7,568       7,446       7,312         7,460       7,317       7,525
  Diluted..........................       7,557       7,569       7,448       7,321         7,539       7,317       7,525
OTHER DATA:
Pari-mutuel wagering:
  On-track(1)......................  $  143,800  $  148,519  $  147,015  $  149,227  $    165,207  $       --  $       --
  Import simulcasting(2)...........     108,875     212,316     252,638     262,451       296,809      79,773      87,027
  Export simulcasting(3)...........     150,838     241,726     417,407     463,966       600,666          --          --
                                     ----------  ----------  ----------  ----------  ------------  ----------  ----------
Total pari-mutuel wagering.........  $  403,513  $  602,561  $  817,060  $  875,644  $  1,062,682  $   79,773  $   87,027
                                     ----------  ----------  ----------  ----------  ------------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ------------  ----------  ----------
Net pari-mutuel wagering
  revenue(4).......................  $   21,095  $   32,489  $   36,508  $   37,998  $     46,433       4,862       5,369
EBITDA(5)..........................      13,363      15,100      17,802      19,289        23,230      (1,494)     (2,850)

                                                                                                 AS OF MARCH 31,
                                                                                                      1999
                                                                                               -------------------
                                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Total assets.................................................................................      $   126,978
Working capital (deficiency).................................................................           (8,353)
Long-term debt...............................................................................           21,807
Common shareholders' equity..................................................................           62,250

--------------------------

(1) Wagers placed at (a) our tracks both on races at the tracks and on simulcasts to our tracks when our tracks are hosting races and (b) the Louisville Sports Spectrum on Kentucky Oaks Day, Kentucky Derby Day and the day after Kentucky Derby Day.

(2) Wagers on simulcasts from other tracks placed at our facilities when our facilities are not hosting races.

(3) Wagers placed at other facilities on simulcasts of our races.

(4) Net pari-mutuel wagering revenue equals total net revenues realized from pari-mutuel wagering less pari-mutuel taxes, purses paid to owners and simulcast fees paid to other racetracks.

(5) EBITDA represents earnings before provision for income taxes, depreciation, amortization and interest expense less interest income. EBITDA is presented because management believes that some investors use EBITDA as a measure of an entity's ability to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of our operating results or cash flows (as determined in accordance with GAAP) or as a measure of our liquidity.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. THE MOST SIGNIFICANT RISKS AND UNCERTAINTIES WE FACE ARE DESCRIBED BELOW, BUT THEY ARE NOT THE ONLY ONES. ADDITIONAL RISKS AND UNCERTAINTIES THAT ARE NOT PRESENTLY KNOWN TO US, THAT WE CURRENTLY DEEM IMMATERIAL OR THAT ARE SIMILAR TO THOSE FACED BY OTHER COMPANIES IN OUR INDUSTRY OR BUSINESS IN GENERAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THIS CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS AS A RESULT OF VARIOUS RISKS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS. PLEASE REFER TO "FORWARD-LOOKING STATEMENTS" ON PAGE 3.

THE SIGNIFICANT COMPETITION WE FACE FROM OTHER GAMING AND ENTERTAINMENT
  OPERATIONS COULD DECREASE OUR REVENUES AND PROFITS.

We operate in a highly competitive industry. We compete for patrons with other sports, entertainment and gaming operations, including land-based, riverboat and cruise ship casinos, and state lotteries. Competition in the gaming industry is likely to increase due to limited opportunities for growth in new markets. If we lose customers for any reason, including the factors discussed below, our revenues and profits may decrease.

    CHALLENGES FACING HORSE RACING. Nationally, fewer patrons are attending and wagering at live horse races. We believe this decline has resulted primarily from competing forms of entertainment and gaming and from an increasing unwillingness of customers to travel a significant distance to racetracks, in part due to the availability of off-track wagering. Because of the decline in on-track attendance and wagering, racetracks increasingly rely on simulcasting and off-track wagering. The industry-wide focus on simulcasting and off-track wagering has increased competition among racetracks for outlets for their live races. A decline in consumer interest in horse racing, a continued decrease in on-track attendance and wagering or increased competition in the simulcast wagering market could lower our revenues and profits.

    RIVERBOAT AND CRUISE SHIP CASINOS. We directly compete with the riverboat and cruise ship casinos that operate near our wagering facilities. There are currently four Indiana-based and one Illinois-based riverboat casinos on the Ohio River bordering Kentucky. Indiana has recently approved a license for an additional riverboat casino to be located approximately 70 miles from our facilities in Louisville. In November 1998, the world's largest riverboat casino, RDI/Caesars, began operating approximately 10 miles from the Churchill Downs racetrack and Louisville Sports Spectrum. Since the opening of RDI/Caesars, the total amount wagered at Louisville Sports Spectrum has been less than it was during the corresponding period the preceding year. The effect of RDI/Caesars on attendance and wagers at the Churchill Downs racetrack is not yet known because RDI/Caesars opened during the last week of our 1998 fall racing meet, and our 1999 spring season has just begun. Independent industry and academic studies suggest, however, that the Churchill Downs racetrack could experience a material adverse impact on attendance and wagers when the RDI/Caesars riverboat opens to full capacity and establishes itself in the market. Our Merrillville Sports Spectrum has also been adversely affected by casino riverboats operating in Indiana on Lake Michigan and in Illinois near Chicago. Calder Race Course faces competition from Miami-area cruise ships that permit off-shore gambling. Increased competition from casinos operating in our markets could lower our revenues and profits.

    LAND-BASED CASINOS. Several Native American tribes in Florida have expressed interest in opening casinos in southern Florida which could compete with Calder Race Course. Recently, the Pokagon

Band of the Potawatomi Indian Tribe expressed interest in establishing a land-based casino in northeastern Indiana or southwestern Michigan. The State of Michigan has approved the Pokagon Band's proposal to develop a casino in New Buffalo, Michigan, which is approximately 45 miles from our Merrillville facility. In addition, in May 1999 the governor of Kentucky proposed that consideration be given to passing enabling legislation and adopting a constitutional amendment to authorize up to 14 land-based casinos in Kentucky. Increased competition from these casinos could lower our revenues and profits.

    STATE LOTTERIES. We face significant competition from state lotteries. State lotteries benefit from numerous distribution channels, ranging from supermarkets to convenience stores, and from frequent and extensive advertising campaigns. We do not have the same access to the gaming public or the advertising resources available to state lotteries.

    ON-LINE AND INTERNET BETTING. We face significant competition from gaming companies that operate on-line and Internet-based gaming services. These services allow patrons to wager on a wide variety of sporting events from home. Unlike most on-line and Internet-based gaming companies, our business requires significant and ongoing capital expenditures for both its continued operation and expansion. We cannot offer the same number of gaming options as on-line and Internet-based gaming companies. We also face significantly greater costs in operating our business compared to these gaming companies. The inability to compete successfully with on-line and Internet-based gaming companies could lower our revenues and profits.

OUR GAMING ACTIVITIES ARE EXTENSIVELY REGULATED.

    LICENSING. The operation of gaming facilities is subject to extensive state and local regulation. We depend on continued state approval of legalized gaming in states where we operate. Our wagering and racing facilities must meet the licensing requirements of various regulatory authorities, including the Kentucky Racing Commission, the Indiana Horse Racing Commission and the Florida Department of Business and Professional Regulation Division of Pari-Mutuel Wagering. As part of this regulation, licenses to conduct live horse racing and to participate in simulcast wagering are granted annually. The Churchill Downs racetrack and Ellis Park compete with the other racetracks in Kentucky for racing dates. Although state law requires that the Kentucky Racing Commission consider and seek to preserve each racetrack's customary live race dates, there can be no guarantee that the number of racing days each track receives, or the dates in which racing can occur, will not vary from year to year.

In Florida, the Division of Pari-Mutuel Wagering approves annual licenses for Thoroughbred, Standardbred and Quarter Horse races. Tax laws in Florida currently discourage the three Miami-area racetracks in Florida from applying for licenses for race dates outside of their traditional racing season, which currently do not overlap. Effective July 1, 2001, a new tax structure will eliminate this deterrent. Accordingly, Calder Race Course may face direct competition from other Florida racetracks in the future. This competition could lower our revenues and our profits.

Hoosier Park is currently the only facility licensed to conduct live horse racing in Indiana. The Indiana Horse Racing Commission has the authority to grant additional licenses to conduct live horse racing. If additional licenses are granted, the number of live racing days allocated to Hoosier Park could be reduced, or we could compete directly with the new tracks depending on their location. Additional licensed facilities would also compete with our off-track wagering facilities and would receive a portion of the subsidy we currently receive from the admission fee charged on Indiana riverboats. Any reduction in the number of live racing dates or the presence of a new track in Indiana could significantly limit the number of races we conduct and could significantly lower our revenues and profits.

To date, we have obtained all governmental licenses, registrations, permits and approvals necessary for the operation of our gaming facilities. However, we may be unable to maintain our existing licenses. The loss of our licenses, registrations, permits or approvals may materially limit the number of races we conduct and could lower our revenues and profits.

    EFFECT ON OUR BUSINESS STRATEGY. Any expansion of our gaming operations will likely require various additional licenses, registrations, permits and approvals. The approval process can be time-consuming and costly, and there is no assurance of success. The high degree of regulation of the gaming industry is a significant impediment to our growth strategy, especially in the areas of interactive home wagering and wagering over the Internet. Interactive home wagering may currently be conducted in only eight states. Unless more states change their laws to permit wagering over the telephone, our expansion opportunities in this market will be limited. Wagering over the Internet is also subject to extensive legal restriction. The Internet Gambling Prohibition Act is currently pending before the United States Senate Judiciary Committee. The Act would impose criminal penalties for conducting wagering over the Internet. Although the Act currently excludes some forms of interactive wagering on horse racing, it does not permit Internet-based wagering. This restriction limits our opportunities for growth in this market and allows us to pursue Internet-based wagering only in foreign markets. The results from expansion in foreign markets would be substantially less than if Internet-based wagering were permitted in the United States. The opening of new wagering facilities may also depend on our ability to secure the required state and local licenses, permits and approvals, which in some jurisdictions may be limited in number or require legislative relief from existing laws or voter approval.

    NATIONAL GAMBLING IMPACT STUDY COMMISSION. Congress established a National Gambling Impact Study Commission to study comprehensively the social and economic impact of gambling in the United States. The National Commission is required to report its findings and conclusions, together with recommendations for legislation and administrative actions, by June 20, 1999. Any recommendation of the National Commission could result in the enactment of new laws or the adoption of new regulations which could adversely impact Churchill Downs and the gaming industry in general. Although the National Commission has not yet issued its final report, the draft report of the Commission recommends that Internet gaming be prohibited. We are unable at this time to determine the ultimate effect of this recommendation.

    TAXATION. We believe that the prospect of raising significant additional revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are subject to significant taxes and fees in addition to normal federal, state and local income taxes. We currently pay a significant amount of gaming related taxes and fees. These taxes and fees could increase at any time. From time to time, legislators have proposed the imposition of a federal tax on gross gaming revenues. Any additional taxes could materially lower the profitability of the taxed operations.

HOOSIER PARK DEPENDS ON A SUBSIDY FROM RIVERBOAT CASINO ADMISSIONS IN INDIANA.

The Indiana horse racing industry currently receives a $0.65 subsidy from each $3.00 admission ticket to Indiana riverboat casinos. Hoosier Park benefits from this subsidy in a variety of different ways. Indiana law requires that this subsidy be spent as follows: 40% for purse expenses; 30% for racetrack operators; 20% for breed development; and 10% for approved advertising costs. As the only racetrack in Indiana, Hoosier Park receives all of the subsidy allocated to purse expenses, racetrack operators and advertising costs. In 1998, the amount of the racetrack operator subsidy allocated to Hoosier Park was approximately $6.7 million. If the Indiana Horse Racing Commission grants a license for an additional racetrack, our portion of the direct subsidy would be reduced. The Indiana legislature has considered reducing or eliminating the subsidy. It is likely that additional legislation seeking to reduce or eliminate the subsidy will be brought before the legislature in the future. Any reduction in the subsidy or the approval of additional racetracks could significantly reduce the funding from the subsidy for our operations at Hoosier Park and potentially reduce the number of live racing dates that we could support or cause a complete and permanent shutdown of the facility.

WE MAY NOT BE ABLE TO ATTRACT QUALITY HORSES AND TRAINERS.

To provide high quality horse racing, we must attract the country's top horses and trainers by offering competitive purses. Our success in attracting the top horses and trainers largely depends on our ability to offer competitive purses. The number of top horses available for racing is affected by a range of factors, including the market for race horses and the number of foals born each year. Any decline in the number of suitable race horses could prevent us from attracting top horses and trainers and may require us to reduce the number of live races we present. A reduction in suitable race horses could force us to increase the size of our purses or other benefits we offer, to conduct fewer races or to accept horses of a lower quality.

WE MAY NOT BE ABLE TO EXECUTE OUR ACQUISITION STRATEGY.

We intend to pursue an aggressive growth strategy, largely through acquisitions. The expansion of our operations through acquisitions depends on numerous factors, including our ability to identify potential acquisition targets, to negotiate acceptable acquisition terms and to obtain the necessary financing. In pursuing our growth strategy, we will compete for acquisition targets with gaming companies with significantly greater capital resources. We may be unable to identify additional acquisition candidates, obtain the necessary financing or successfully bid for any potential acquisition target. Any failure to successfully execute our acquisition strategy could prevent us from achieving our strategic business initiatives.

WE MAY EXPERIENCE DIFFICULTY INTEGRATING ACQUIRED BUSINESSES AND MANAGING OUR OVERALL GROWTH.

The integration into our operations of acquired businesses will require a significant dedication of management resources and an expansion of our information systems. This dedication may distract us from day-to-day business. These acquisitions have significantly expanded, and are expected to continue to expand, our operations. We may not be able to manage effectively the larger operations. We plan to continue pursuing expansion opportunities. We will face continuing challenges in managing and integrating other gaming operations that we may acquire in the future, particularly in identifying and recruiting talented managers for our new facilities. These factors may result in less efficient and more costly operations as well as a failure of management to focus on important issues.

WE MAY NOT BE ABLE TO COMPLETE EXPANSION PROJECTS ON TIME, ON BUDGET OR AS PLANNED.

We may seek to further develop our racetracks and possibly expand our other gaming properties. Numerous factors, including regulatory and financial constraints, could cause us to alter, delay or abandon our existing plans. We may not successfully complete any currently contemplated or future expansion projects. If we proceed to develop our facilities, we face numerous risks that could require substantial changes to our plans, including time frames or projected budgets. These risks include the ability to secure all required permits and the resolution of potential land use issues, as well as risks typically associated with any construction project, including possible shortages of materials or skilled labor, unforseen engineering or environmental problems, work stoppages, weather interference and unanticipated cost overruns. Even if completed, our expansion projects may not be successful.

WE EXPERIENCE SIGNIFICANT SEASONAL FLUCTUATIONS IN OPERATING RESULTS.

We experience significant fluctuations in quarterly and annual operating results due to seasonality and other factors. We have a limited number of live racing days at our racetracks, and the number of live racing days varies from year to year. The number of live racing days we have directly affects our operating results. A significant decrease in the number of live races could materially lower our revenues and profits. Our live racing schedule also dictates that we earn a substantial portion of our net earnings in the second quarter of each year, when the Kentucky Derby and the Kentucky Oaks races usually are run on the first weekend in May. In 1998, these races accounted for approximately 16% of on-track pari-mutuel wagering at the Churchill Downs racetrack and 27% of total on-track attendance at the Churchill Downs racetrack.

OUR BUSINESS DEPENDS ON PROVIDERS OF TOTALISATOR SERVICES.

In purchasing and selling our pari-mutuel wagering products, our customers depend on information provided by United Tote Company and AmTote International. These totalisator companies provide the computer systems that accumulate wagers, record sales, calculate payoffs and display wagering data. United Tote and AmTote are two of only three vendors that provide this service in North America. The loss of United Tote or AmTote as a provider of this critical service would decrease competition and could result in an increase in the cost to obtain these services. Additionally, the failure of totalisator companies to keep their technology current could limit our ability to serve patrons effectively or develop new forms of wagering. Because of the highly specialized nature of these services, replicating these totalisator services would be expensive.

WE MAY BE HELD RESPONSIBLE FOR CONTAMINATION, EVEN IF WE DID NOT CAUSE THE CONTAMINATION.

Our business is subject to a variety of federal, state and local governmental laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. In addition, environmental laws and regulations could hold us responsible for the cost of cleaning up hazardous materials contaminating real property that we own or operate or properties at which we have disposed of hazardous materials, even if we did not cause the contamination. We believe that we are currently in compliance with the applicable environmental laws and have no material cleanup obligations. However, if we fail to comply with environmental laws or if contamination is discovered, a court or government agency could impose severe penalties or restrictions on our operations or assess us with the costs of taking remedial actions.

WE FACE YEAR 2000 ISSUES.

Many computer systems, software products and other business systems with embedded chips or processors use only two digits to represent the year. As a result, they may be unable to accurately process some data before, during or after the year 2000. Business and governmental entities are at risk for possible miscalculations or system failures causing disruptions in their operations. This is commonly known as the "Year 2000" problem, and it can arise at any point in our business and financial systems.

Our business operations depend on the Year 2000 readiness of outside parties, including our simulcast customers and infrastructure suppliers. Our pari-mutuel operations rely upon software systems provided by outside suppliers. We have no alternative system to handle pari-mutuel wagering if these systems fail. Our simulcast operations and in-home wagering systems depend upon telecommunication service providers. The failure of these and other systems, which we did not design, to be Year 2000 ready may significantly disrupt or even shut down our operations.

We have reviewed our business systems, including our computer systems, and are querying our customers and vendors about their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. However, we can give no assurance that we will identify all such Year 2000 problems in our computer systems or those of our customers and vendors in advance of their occurrence or that we will be able to successfully remedy any problems that are discovered. Our expenses in identifying and addressing such problems, or the expenses or liabilities to which we may become subject as a result of such problems, could be significant.

You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information on Year 2000 issues.

WE DEPEND ON KEY PERSONNEL.

We are highly dependent on the services of Thomas H. Meeker, President and Chief Executive Officer, and Robert L. Decker, Executive Vice President and Chief Financial Officer. If we lose the services of either of these individuals, our operations could be disrupted. We have entered into employment agreements with Messrs. Meeker and Decker.

OUR STOCK PRICE IS VOLATILE.

The market price of our stock has been volatile and may continue to be volatile. Fluctuations in our operating profits, our announcement of new wagering and gaming opportunities, the passage of legislation affecting racing or gaming and developments affecting the racing or gaming industries generally may have significant effects on the market price of our stock. Moreover, the historical daily volume of shares of our stock traded has been low, so relatively small changes in daily trading volume may significantly affect our stock price. In addition, publicly-held racing companies have experienced price and trading volume fluctuations that are often unrelated to the particular company's financial conditions or operating results. A shift in market valuations of publicly-held racing or gaming companies could adversely affect the market price of our common stock, regardless of our financial condition or operating results.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR
  FUTURE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price of our common stock. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities laws and under lock-up agreements that our shareholders who are directors, officers or related persons have entered into with the underwriters. These agreements restrict these shareholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of CIBC World Markets. CIBC World Markets may, however, in its sole discretion, release all or any portion of the common stock from the restrictions of these lock-up agreements.

CERTAIN PROVISIONS OF OUR CHARTER, OUR BYLAWS AND OTHER FACTORS MAY INHIBIT TAKEOVERS.

Several factors could inhibit an acquisition of Churchill Downs by a third party. Our amended and restated articles of incorporation provide that the board of directors is to consist of three approximately equal classes of directors, of which one class is elected annually. Directors on our board each serve for a term of three years. This staggered term structure hinders the ability to acquire control through a proxy contest. Our bylaws limit a shareholder's right to call special meetings. The bylaws also require advance notice of shareholder nominations for directors and shareholder proposals to be considered at our annual meeting. These provisions in the articles and bylaws limit the ability of shareholders to take actions that would facilitate an acquisition of Churchill Downs. We also have a shareholder rights plan. This plan is designed to discourage third parties from trying to acquire Churchill Downs without the consent of its board of directors. All of these factors may make it more difficult for a third person to acquire, or may discourage a third party from trying to acquire, our stock. This could limit the price that some investors might be willing to pay for our common stock.

                                USE OF PROCEEDS

The net proceeds to us from the sale of the 2,000,000 shares of common stock that we are offering are estimated to be approximately $65.4 million ($75.3 million if the underwriters exercise their over-allotment option in full), assuming a public offering price of $35.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering to pay down our new $250.0 million revolving bank credit facility, which we drew on to acquire Calder in April 1999. The new revolving bank facility accrues interest at LIBOR plus 75 to 225 basis points, depending on our leverage ratio, and matures in 2004.

The new bank credit facility may be used for the acquisition of businesses that complement ours, for general corporate purposes or for working capital. As of May 20, 1999, the total amount drawn on this facility was $100.0 million. After allocating the net proceeds of this offering, our new bank facility will have additional availability of up to $215.4 million.

                                 CAPITALIZATION

The following table sets forth our capitalization:

    - on an actual basis as of March 31, 1999;

    - on a pro forma basis to reflect the acquisition of Calder and our new credit agreement; and

    - on a pro forma as adjusted basis to reflect the acquisition of Calder, our new credit agreement, the issuance of 2,000,000 shares of common stock offered by this prospectus and the application of the estimated net proceeds of this offering, assuming a public offering price of $35.00 per share and after deducting estimated underwriting discounts and commissions and our estimated offering expenses.

This table should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Use of Proceeds" and "Description of Capital Stock."

                                                                                       MARCH 31, 1999
                                                                            -------------------------------------
                                                                                                       PRO FORMA
                                                                              ACTUAL      PRO FORMA   AS ADJUSTED
                                                                            (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
                                                                            -----------  -----------  -----------
                                                                                       (IN THOUSANDS)
Long-term debt............................................................   $  21,807    $ 113,356    $  48,006
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------
Shareholders' equity:
  Preferred stock, no par value per share; 250,000 shares authorized; none
    issued................................................................          --           --           --
  Common stock, no par value per share; 20,000,000 shares authorized;
    7,525,041 shares issued and outstanding; 9,525,041 shares issued and
    outstanding, as adjusted..............................................       8,927        8,927       74,277
Retained earnings.........................................................      53,589       53,589       53,589
Other.....................................................................        (266)        (266)        (266)
                                                                            -----------  -----------  -----------
  Total shareholders' equity..............................................      62,250       62,250      127,600
                                                                            -----------  -----------  -----------
  Total capitalization....................................................   $  84,057    $ 175,606    $ 175,606
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed balance sheet was derived from our unaudited consolidated balance sheet and the unaudited balance sheets of Calder Race Course, Inc. ("Calder") and Tropical Park, Inc. ("Tropical") (which together comprise Calder Race Course) as of March 31, 1999. The unaudited pro forma condensed statements of earnings for the three-month periods ended March 31, 1999 and 1998 were derived from our unaudited consolidated statements of earnings and the unaudited statements of income of Calder and Tropical for the three-month periods ended March 31, 1999 and 1998 and of Racing Corporation of America (Ellis Park) for the three-month period ended March 31, 1998. The unaudited pro forma condensed statements of earnings for the year ended December 31, 1998 were derived from our audited consolidated statement of earnings for the year ended December 31, 1998, the audited statements of earnings of Calder and Tropical for the year ended December 31, 1998 and the unaudited statement of earnings of Ellis Park for the period from January 1, 1998 through April 21, 1998. The unaudited pro forma financial statements reflect the pro forma effects of the acquisitions of Ellis Park and Calder and Tropical, and our new credit agreement, as adjusted to reflect the effect of the offering of the shares in this prospectus. These unaudited pro forma financial statements give effect to the acquisitions, the new credit agreement and this offering as if they had occurred on January 1, 1998 for the statements of earnings and as of March 31, 1999 for the balance sheet. The statements do not purport to represent what our results of operations or financial position actually would have been if the acquisitions, the new credit agreement and the offering had occurred on or as of such dates and are not necessarily indicative of future operating results or financial position. The unaudited pro forma consolidated financial statements are based upon, and should be read in conjunction with, the audited annual financial statements and the unaudited interim financial statements of Churchill Downs, Calder and Tropical, and the notes thereto included elsewhere in this prospectus and the audited financial statements of Ellis Park as incorporated by reference on Form 8K/A.

The acquisitions of Ellis Park and Calder Race Course have been accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. The pro forma adjustments related to the Calder Race Course acquisition are based on preliminary assumptions of the allocation of the purchase price and are subject to revision once appraisals, evaluations and other studies of the fair value of the assets acquired and liabilities assumed are completed. Actual purchase accounting adjustments related to the Calder Race Course acquisition may differ from the pro forma adjustments presented in this prospectus.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                  MARCH 31, 1999

                                                                 HISTORICAL CALDER RACE      PRO FORMA
                                                                         COURSE             ADJUSTMENTS     PRO FORMA
                                                 HISTORICAL      ----------------------         AND         CHURCHILL
                                               CHURCHILL DOWNS     CALDER      TROPICAL   ELIMINATIONS(1)     DOWNS
                                               ---------------   -----------   --------   ---------------   ----------
                                                                           (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents..................     $ 12,590        $  1,832     $  5,408     $    --         $  19,830
  Accounts receivable........................        8,402             430          501          --             9,333
  Due from affiliate.........................           --              --        4,671      (4,671)(3)            --
  Other current assets.......................        3,325             734           --          --             4,059
                                               ---------------   -----------   --------     -------         ----------
    Total current assets.....................       24,317           2,996       10,580      (4,671)           33,222
  Other assets...............................        5,427           1,585          245          --             7,257
  Plant and equipment, net...................       85,827          17,935        1,684      24,659(4)        130,105
  Intangibles, net of amortization...........       11,407              --           --      47,756(5)
                                                                                              2,500(6)         61,663
                                               ---------------   -----------   --------     -------         ----------
    Total assets.............................     $126,978        $ 22,516     $ 12,509     $70,244         $ 232,247
                                               ---------------   -----------   --------     -------         ----------
                                               ---------------   -----------   --------     -------         ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................     $ 11,330        $    318     $    133     $    --         $  11,781
  Accrued liabilities........................        5,308           2,212          758          --             8,278
  Due to affiliate...........................           --           4,671           --      (4,671)(3)            --
  Dividends payable..........................           --              --           --          --                --
  Income tax payable.........................           --              --           --          --                --
  Deferred revenue...........................       15,462              --           --          --            15,462
  Long-term debt, current portion............          570              --           --          --               570
                                               ---------------   -----------   --------     -------         ----------
    Total current liabilities................       32,670           7,201          891      (4,671)           36,091
Long term liabilities:
  Due to parent..............................           --          22,911       16,587     (39,498)(7)            --
  Long-term debt, due
    after one year...........................       21,237              --           --      91,549(8)        112,786
  Other liabilities..........................        3,810           1,154           --          --             4,964
  Deferred income taxes......................        7,011           3,691        2,543      (6,460)(9)            --
                                                                                              9,371(10)        16,156
                                               ---------------   -----------   --------     -------         ----------
    Total liabilities........................       64,728          34,957       20,021      50,291           169,997
                                               ---------------   -----------   --------     -------         ----------
Shareholders' equity:
  Common stock...............................        8,927             167            6        (173)(11)        8,927
  Retained earnings (accumulated deficit)....       53,589         (51,907)     (26,563)     78,470(11)        53,589
  Additional paid in capital.................           --          39,299       19,045     (58,344)(11)           --
  Deferred compensation costs................         (201)             --           --          --              (201)
  Notes receivable for common stock..........          (65)             --           --          --               (65)
                                               ---------------   -----------   --------     -------         ----------
    Total shareholders' equity...............       62,250         (12,441)      (7,512)     19,953            62,250
                                               ---------------   -----------   --------     -------         ----------
    Total liabilities and shareholders'
      equity.................................     $126,978        $(22,516)    $ 12,509     $70,244         $ 232,247
                                               ---------------   -----------   --------     -------         ----------
                                               ---------------   -----------   --------     -------         ----------


                                                PRO FORMA
                                               AS ADJUSTED
                                                CHURCHILL
                                                 DOWNS(2)
                                               ------------

ASSETS
Current assets:
  Cash and cash equivalents..................   $   19,830
  Accounts receivable........................        9,333
  Due from affiliate.........................           --
  Other current assets.......................        4,059
                                               ------------
    Total current assets.....................       33,222
  Other assets...............................        7,257
  Plant and equipment, net...................      130,105
  Intangibles, net of amortization...........
                                                    61,663
                                               ------------
    Total assets.............................   $  232,247
                                               ------------
                                               ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................   $   11,781
  Accrued liabilities........................        8,278
  Due to affiliate...........................           --
  Dividends payable..........................           --
  Income tax payable.........................           --
  Deferred revenue...........................       15,462
  Long-term debt, current portion............          570
                                               ------------
    Total current liabilities................       36,091
Long term liabilities:
  Due to parent..............................           --
  Long-term debt, due
    after one year...........................       47,436
  Other liabilities..........................        4,964
  Deferred income taxes......................           --
                                                    16,156
                                               ------------
    Total liabilities........................      104,647
                                               ------------
Shareholders' equity:
  Common stock...............................       74,277
  Retained earnings (accumulated deficit)....       53,589
  Additional paid in capital.................           --
  Deferred compensation costs................         (201)
  Notes receivable for common stock..........          (65)
                                               ------------
    Total shareholders' equity...............      127,600
                                               ------------
    Total liabilities and shareholders'
      equity.................................   $  232,247
                                               ------------
                                               ------------

------------------------

 (1) Adjustments give pro forma effect to the Calder Race Course acquisition and Churchill Downs' new credit agreement as if these transactions had occurred on March 31, 1999 and the elimination of historical Calder and Tropical intercompany balances and liabilities not assumed in the acquisition.

 (2) Amounts reflect pro forma Churchill Downs' balances, as adjusted to record the sale of the 2,000,000 shares of common stock at $35.00 per share and the application of the estimated gross proceeds of $70.0 million, net of estimated commissions and offering expenses payable by Churchill Downs of $4.7 million in the aggregate. See "Use of Proceeds" and "Capitalization."

 (3) To eliminate the intercompany balances between Calder and Tropical.

 (4) To record the revaluation of plant and equipment acquired to its estimated fair value.

 (5) To record the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired.

 (6) To record deferred financing costs associated with Churchill Downs' new credit agreement.

 (7) To eliminate liabilities of Calder and Tropical that were not assumed by Churchill Downs in the transaction.

 (8) To record the borrowings on Churchill Downs' line of credit necessary to finance the purchase price of $86.0 million plus a working capital adjustment of $2.4 million, related acquisition costs of $600,000 and deferred financing costs of $2.5 million associated with Churchill Downs' new credit agreement.

 (9) To record the elimination of income taxes payable not assumed in the acquisition.

 (10) To record the revaluation of the deferred tax assets and liabilities based on the revaluation of assets acquired and liabilities assumed.

 (11) To eliminate the historical equity accounts of Calder and Tropical.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                 FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1999

                                                               HISTORICAL CALDER                                          PRO FORMA
                                            HISTORICAL            RACE COURSE                PRO FORMA      PRO FORMA    AS ADJUSTED
                                            CHURCHILL    ------------------------------   ADJUSTMENTS AND   CHURCHILL     CHURCHILL
                                              DOWNS           CALDER          TROPICAL    ELIMINATIONS(1)     DOWNS       DOWNS(2)
                                            ----------   -----------------   ----------   ---------------   ----------   -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues..............................   $ 17,663         $   612         $ 1,184      $     --         $ 19,459      $ 19,459
                                            ----------        -------        ----------   ---------------   ----------   -----------
Operating expenses:
  Purses..................................      5,872              --             499            --            6,371         6,371
  Other direct expenses...................     13,285           2,217             551           (54)(3)
                                                                                                 58(4)        16,057        16,057
                                            ----------        -------        ----------   ---------------   ----------   -----------
                                               19,157           2,217           1,050             4           22,428        22,428
                                            ----------        -------        ----------   ---------------   ----------   -----------
    Gross profit (loss)...................     (1,494)         (1,605)            134            (4)          (2,969)       (2,969)
Selling, general and administrative
  expenses................................      3,130             569             185            --            3,884         3,884
Amortization Expense......................        173              --              --           298(5)           471           471
                                            ----------        -------        ----------   ---------------   ----------   -----------
    Operating income (loss)...............     (4,797)         (2,174)            (51)         (302)          (7,324)       (7,324)
                                            ----------        -------        ----------   ---------------   ----------   -----------
Other income (expense)
  Interest income.........................        147              26              65            --              238           238
  Interest expense........................       (435)           (387)           (280)         (991)(6)
                                                                                               (135)(7)       (2,228)       (1,046)
  Rental income...........................         --             101              15           (54)(3)           62            62
  Miscellaneous income....................         44              --              --            --               44            44
                                            ----------        -------        ----------   ---------------   ----------   -----------
                                                 (244)           (260)           (200)       (1,180)          (1,884)         (702)
Earnings (loss) before income tax
  provision (benefit).....................     (5,041)         (2,434)           (251)       (1,482)          (9,208)       (8,026)
Federal and state income tax provision
  (benefit)...............................     (2,031)         (1,080)           (110)         (474)(8)       (3,695)       (3,222)
                                            ----------        -------        ----------   ---------------   ----------   -----------
Net earnings (loss).......................   $ (3,010)        $(1,354)        $  (141)     $ (1,008)        $ (5,513)     $ (4,804)
                                            ----------        -------        ----------   ---------------   ----------   -----------
                                            ----------        -------        ----------   ---------------   ----------   -----------
Earnings (loss) per common share
  Basic...................................   $  (0.40)                                                      $  (0.73)     $  (0.50)
                                            ----------                                                      ----------   -----------
                                            ----------                                                      ----------   -----------
  Diluted.................................   $  (0.40)                                                      $  (0.73)     $  (0.50)
                                            ----------                                                      ----------   -----------
                                            ----------                                                      ----------   -----------
Weighted average shares outstanding
  Basic...................................      7,525                                                          7,525         9,525
  Diluted.................................      7,525                                                          7,525         9,525

------------------------

(1) Adjustments necessary to give pro forma effect to the Calder Race Course acquisition and Churchill Downs' new credit agreement as if these transactions had occurred on January 1, 1998 and the elimination of the historical Calder and Tropical intercompany transactions.

(2) Amounts reflect pro forma Churchill Downs' balances, as adjusted to record the effects of the assumed repayment of outstanding debt of $65.4 million from the net proceeds of this offering and the reduction of the interest rate from 6.70% to 5.95% and the reduction of the commitment fee rate from 0.375% to 0.25% due to this offering in accordance with provisions of the credit agreement, including (i) the reduction in estimated annual interest expense of $1.2 million, (ii) the reduction in the estimated annual commitment fee expense of $6,000 and (iii) the related increase in the income tax provision of $473,000 based on our estimated federal and state income tax rate of 40%.

(3) To eliminate intercompany rental income and expense between Calder and Tropical.

(4) To record the estimated increase in depreciation expense as a result of the revaluation of the Calder and Tropical plant and equipment acquired to its fair value and estimated useful lives.

(5) To record estimated amortization over 40 years of the excess of the Calder Race Course purchase price over the fair value of net assets acquired of $47.8 million.

(6) To record the estimated incremental interest expense using an average 6.70% interest rate on borrowings of $91.5 million necessary to finance the Calder Race Course acquisition and fund deferred financing costs, including amortization expense of $125,000 related to deferred financing costs of $2.5 million over 5 years.

(7) To record the estimated annual commitment fee expense under the new credit agreement on the unused portion of the $250.0 million line of credit of $150.5 million at 0.375%.

(8) To record the income tax effect of the estimated increase in depreciation and incremental interest expense resulting from the Calder Race Course acquisition at our estimated federal and state income tax rate of 40%.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                 FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1998

                                                                                       HISTORICAL CALDER RACE
                           HISTORICAL                     PRO FORMA                            COURSE
                           CHURCHILL     HISTORICAL       ELLIS PARK      PRO FORMA    -----------------------
                             DOWNS      ELLIS PARK(1)   ADJUSTMENTS(1)    COMBINED       CALDER      TROPICAL
                           ----------   -------------   --------------   -----------   ----------   ----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.............   $ 15,385       $1,556         $  --           $ 16,941      $   565      $ 1,219
                           ----------      ------         -----          -----------   ----------   ----------
Operating expenses:
  Purses.................      5,374          396            --              5,770           --          502
  Other direct
    expenses.............     10,625        1,546           144(4)          12,315        2,018          449
                           ----------      ------         -----          -----------   ----------   ----------
                              15,999        1,942           144             18,085        2,018          951
                           ----------      ------         -----          -----------   ----------   ----------
    Gross profit
      (loss).............       (614)        (386)         (144)            (1,144)      (1,453)         268
Selling, general and
  administrative
  expenses...............      2,134          226            --              2,360          483          171
Amortization Expense.....         22           --            40(5)              62           --           --
                           ----------      ------         -----          -----------   ----------   ----------
    Operating income
      (loss).............     (2,770)        (612)         (184)            (3,566)      (1,936)          97
                           ----------      ------         -----          -----------   ----------   ----------
Other income (expense)
  Interest income........        189           --            --                189           13           74
  Interest expense.......       (104)         (12)         (273)(6)           (389)        (480)        (342)
  Rental income..........         --           --            --                 --           76           15
  Miscellaneous income...        117           --            --                117           --           --
                           ----------      ------         -----          -----------   ----------   ----------
                                 202          (12)         (273)               (83)        (391)        (253)
Earnings (loss) before
  income tax benefit.....     (2,568)        (624)         (457)            (3,649)      (2,327)        (156)
Federal and state income
  tax benefit............       (999)        (204)         (212)(7)         (1,415)        (924)         (61)
                           ----------      ------         -----          -----------   ----------   ----------
Net earnings (loss)......     (1,569)        (420)         (245)            (2,234)      (1,403)         (95)
Dividends on preferred
  stock..................         --           --            --                 --           14           --
                           ----------      ------         -----          -----------   ----------   ----------
Net earnings (loss)
  attributable to common
  shareholders...........   $ (1,569)      $ (420)        $(245)          $ (2,234)     $(1,417)     $   (95)
                           ----------      ------         -----          -----------   ----------   ----------
                           ----------      ------         -----          -----------   ----------   ----------
Earnings (loss) per
  common share
  Basic..................   $  (0.21)                                     $  (0.30)
                           ----------                                    -----------
                           ----------                                    -----------
  Diluted................   $  (0.21)                                     $  (0.30)
                           ----------                                    -----------
                           ----------                                    -----------
Weighted average shares
  outstanding
  Basic..................      7,317                        200              7,517
  Diluted................      7,317                        200              7,517


                                                          PRO FORMA
                              PRO FORMA      PRO FORMA   AS ADJUSTED
                           ADJUSTMENTS AND   CHURCHILL    CHURCHILL
                           ELIMINATIONS(2)     DOWNS      DOWNS(3)
                           ---------------   ---------   -----------

Net revenues.............   $     --         $ 18,725     $ 18,725
                           ---------------   ---------   -----------
Operating expenses:
  Purses.................         --            6,272        6,272
  Other direct
    expenses.............        (32)(8)
                                  65(9)        14,815       14,815
                           ---------------   ---------   -----------
                                  33           21,087       21,087
                           ---------------   ---------   -----------
    Gross profit
      (loss).............        (33)          (2,362)      (2,362)
Selling, general and
  administrative
  expenses...............         --            3,014        3,014
Amortization Expense.....        298(10)          360          360
                           ---------------   ---------   -----------
    Operating income
      (loss).............       (331)          (5,736)      (5,736)
                           ---------------   ---------   -----------
Other income (expense)
  Interest income........         --              276          276
  Interest expense.......       (836)(11)
                                (135)(12)      (2,182)      (1,000)
  Rental income..........        (32)(8)           59           59
  Miscellaneous income...         --              117          117
                           ---------------   ---------   -----------
                              (1,003)          (1,730)        (548)
Earnings (loss) before
  income tax benefit.....     (1,334)          (7,466)      (6,284)
Federal and state income
  tax benefit............       (414)(13)      (2,814)      (2,341)
                           ---------------   ---------   -----------
Net earnings (loss)......       (920)          (4,652)      (3,943)
Dividends on preferred
  stock..................         --               14           14
                           ---------------   ---------   -----------
Net earnings (loss)
  attributable to common
  shareholders...........   $   (920)        $ (4,666)    $ (3,957)
                           ---------------   ---------   -----------
                           ---------------   ---------   -----------
Earnings (loss) per
  common share
  Basic..................                    $  (0.62)    $  (0.42)
                                             ---------   -----------
                                             ---------   -----------
  Diluted................                    $  (0.62)    $  (0.42)
                                             ---------   -----------
                                             ---------   -----------
Weighted average shares
  outstanding
  Basic..................                       7,517        9,517
  Diluted................                       7,517        9,517

------------------------

 (1) Historical Ellis Park statement of earnings information is based on the unaudited financial statements for the three-month period ended March 31, 1998. The pro forma Ellis Park adjustments give effect to the Ellis Park acquisition as if it had occurred on January 1, 1998.

 (2) Adjustments necessary to give pro forma effect to the Calder Race Course acquisition and Churchill Downs' new credit agreement as if these transactions had occurred on January 1, 1998 and the elimination of the historical Calder and Tropical intercompany transactions.

 (3) Amounts reflect pro forma Churchill Downs' balances, as adjusted to record the effects of the assumed repayment of outstanding debt of $65.4 million from the net proceeds of this offering and the reduction in the interest rate from 6.70% to 5.95% and the reduction of the commitment fee rate from 0.375% to 0.25% due to this offering in accordance with the provisions of the credit agreement, including (i) the reduction in estimated annual interest expense of $1.2 million, (ii) the reduction in the estimated annual commitment fee expense of $6,000 and (iii) the related increase in the income tax provision of $473,000 based on our estimated federal and state income tax rate of 40%.

 (4) To record additional depreciation expense for the three-month period ended March 31, 1998 as a result of the revaluation of the Ellis Park plant and equipment to its fair value and estimated useful lives.

 (5) To record estimated amortization over 40 years for the three-month period ended March 31, 1998 of the excess of the Ellis Park purchase price over the fair value of net assets acquired of $6.4 million.

 (6) To record the estimated incremental interest expense using an average of 6.75% interest rate on borrowings of $16.2 million necessary to finance the Ellis Park acquisition.

 (7) To adjust historical Ellis Park tax benefit and to record the income tax effect of the estimated increase in depreciation and incremental interest expense resulting from the Ellis Park acquisition at our estimated federal and state income tax rate of 40%.

 (8) To eliminate intercompany rental income and expense between Calder and Tropical.

 (9) To record the estimated increase in depreciation expense as a result of the revaluation of the Calder and Tropical plant and equipment acquired to its fair value and estimated useful lives.

 (10) To record estimated amortization over 40 years of the excess of the Calder Race Course purchase price over the fair value of net assets acquired of $47.8 million.

 (11) To record the estimated incremental interest expense using an average 6.70% interest rate on borrowings of $91.5 million necessary to finance the Calder Race Course acquisition and fund deferred financing costs, including amortization expense of $125,000 related to deferred financing costs of $2.5 million over 5 years.

 (12) To record the estimated annual commitment fee expense under the new credit agreement on the unused portion of the $250.0 million line of credit of $150.5 million at 0.375%.

 (13) To record the income tax effect of the estimated increase in depreciation and incremental interest expense resulting from the Calder Race Course acquisition at our estimated federal and state income tax rates of 40%.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                       FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                            HISTORICAL CALDER RACE
                                HISTORICAL                     PRO FORMA                            COURSE
                                CHURCHILL     HISTORICAL       ELLIS PARK      PRO FORMA    -----------------------
                                  DOWNS      ELLIS PARK(1)   ADJUSTMENTS(1)    COMBINED       CALDER      TROPICAL
                                ----------   -------------   --------------   -----------   ----------   ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues..................   $147,300       $1,972         $  --           $149,272      $49,974      $21,356
                                ----------      ------         -----          -----------   ----------   ----------
Operating expenses:
  Purses......................     50,193          491            --             50,684       23,347        9,655
  Other direct expenses.......     68,896        2,062           221(4)          71,179       16,858        6,535
                                ----------      ------         -----          -----------   ----------   ----------
                                  119,089        2,553           221            121,863       40,205       16,190
                                ----------      ------         -----          -----------   ----------   ----------
    Gross profit (loss).......     28,211         (581)         (221)            27,409        9,769        5,166
Selling, general and
  administrative expenses.....     10,815          269            --             11,084        2,424          930
Amortization Expense..........        253           --            28(5)             281           --           --
                                ----------      ------         -----          -----------   ----------   ----------
    Operating income (loss)...     17,143         (850)         (249)            16,044        7,345        4,236
                                ----------      ------         -----          -----------   ----------   ----------
Other income (expense)
  Interest income.............        680           --            --                680          165          174
  Interest expense............       (896)          (9)         (333)(6)         (1,238)      (1,867)      (1,347)
  Rental income...............         --           --            --                 --        1,011           70
  Miscellaneous income........        342           --            --                342           --           --
                                ----------      ------         -----          -----------   ----------   ----------
                                      126           (9)         (333)              (216)        (691)      (1,103)
Earnings (loss) before income
  tax provision...............     17,269         (859)         (582)            15,828        6,654        3,133
Federal and state income tax
  provision...................      6,751           --          (512)(7)          6,239        2,641        1,221
                                ----------      ------         -----          -----------   ----------   ----------
Net earnings (loss)...........   $ 10,518       $ (859)        $ (70)          $  9,589      $ 4,013      $ 1,912
Dividends on preferred
  stock.......................         --           --            --                 --           38           --
                                ----------      ------         -----          -----------   ----------   ----------
Net earnings (loss)
  attributable to common
  shareholders................   $ 10,518       $ (859)        $ (70)          $  9,589      $ 3,975      $ 1,912
                                ----------      ------         -----          -----------   ----------   ----------
                                ----------      ------         -----          -----------   ----------   ----------
Earnings (loss) per common
  share
  Basic.......................   $   1.41                                      $   1.28
                                ----------                                    -----------
                                ----------                                    -----------
  Diluted.....................   $   1.40                                      $   1.26
                                ----------                                    -----------
                                ----------                                    -----------
Weighted average shares
  outstanding
  Basic.......................      7,460                         60              7,520
  Diluted.....................      7,539                         60              7,599


                                                               PRO FORMA
                                   PRO FORMA      PRO FORMA   AS ADJUSTED
                                ADJUSTMENTS AND   CHURCHILL    CHURCHILL
                                ELIMINATIONS(2)     DOWNS      DOWNS(3)
                                ---------------   ---------   -----------

Net revenues..................   $     --         $220,602     $220,602
                                ---------------   ---------   -----------
Operating expenses:
  Purses......................                      83,686       83,686
  Other direct expenses.......       (803)(8)
                                      234(9)        94,003       94,003
                                ---------------   ---------   -----------
                                     (569)         177,689      177,689
                                ---------------   ---------   -----------
    Gross profit (loss).......        569           42,913       42,913
Selling, general and
  administrative expenses.....         --           14,438       14,438
Amortization Expense..........      1,194(10)        1,475        1,475
                                ---------------   ---------   -----------
    Operating income (loss)...       (625)          27,000       27,000
                                ---------------   ---------   -----------
Other income (expense)
  Interest income.............         --            1,019        1,019
  Interest expense............     (3,420)(11)
                                     (518)(12)      (8,390)      (3,733)
  Rental income...............       (803)(8)          278          278
  Miscellaneous income........         --              342          342
                                ---------------   ---------   -----------
                                   (4,741)          (6,751)      (2,094)
Earnings (loss) before income
  tax provision...............     (5,366)          20,249       24,906
Federal and state income tax
  provision...................     (1,669)(13)       8,432       10,295
                                ---------------   ---------   -----------
Net earnings (loss)...........   $ (3,697)        $ 11,817     $ 14,611
Dividends on preferred
  stock.......................         --               38           38
                                ---------------   ---------   -----------
Net earnings (loss)
  attributable to common
  shareholders................   $ (3,697)        $ 11,779     $ 14,573
                                ---------------   ---------   -----------
                                ---------------   ---------   -----------
Earnings (loss) per common
  share
  Basic.......................                    $   1.57     $   1.53
                                                  ---------   -----------
                                                  ---------   -----------
  Diluted.....................                    $   1.55     $   1.52
                                                  ---------   -----------
                                                  ---------   -----------
Weighted average shares
  outstanding
  Basic.......................                       7,520        9,520
  Diluted.....................                       7,599        9,599

------------------------

  (1) Historical Ellis Park statement of earnings information is based on the unaudited financial statements for the period from January 1, 1998 to April 21, 1998. The pro forma Ellis Park adjustments give effect to the Ellis Park acquisition as if it had occurred on January 1, 1998.

 (2) Adjustments necessary to give pro forma effect to the Calder Race Course acquisition and Churchill Downs' new credit agreement as if these transactions had occurred on January 1, 1998 and the elimination of the historical Calder and Tropical intercompany transactions.

 (3) Amounts reflect pro forma Churchill Downs' balances, as adjusted to record the effects of the assumed repayment of outstanding debt of $65.4 million from the net proceeds of this offering and the reduction of the interest rate from 6.70% to 5.95% and the reduction of the commitment fee rate from 0.375% to 0.25% due to this offering in accordance with provisions of the credit agreement, including (i) the reduction in estimated annual interest expense of $4.6 million, (ii) the reduction in the estimated annual commitment fee expense of $25,000 and (iii) the related increase in the income tax provision of $1.9 million based on our estimated federal and state income tax rate of 40%.

 (4) To record additional depreciation expense from January 1, 1998 through April 21, 1998 as a result of the revaluation of the Ellis Park plant and equipment to its fair value and estimated useful lives.

 (5) To record estimated amortization over 40 years from January 1, 1998 through April 21, 1998 of the excess of the Ellis Park purchase price over the fair value of net assets acquired of $6.4 million.

 (6) To record the estimated incremental interest expense using an average 6.75% interest rate on borrowings of $16.2 million necessary to finance the Ellis Park acquisition.

 (7) To adjust historical Ellis Park tax benefit and to record the income tax effect of the estimated increase in depreciation and incremental interest expense resulting from the Ellis Park acquisition at our estimated federal and state income tax rate of 40%.

 (8) To eliminate intercompany rental income and expense between Calder and Tropical.

 (9) To record the estimated increase in depreciation expense as a result of the revaluation of the Calder and Tropical plant and equipment acquired to its fair value and estimated useful lives.

 (10) To record estimated amortization over 40 years of the excess of the Calder Race Course purchase price over the fair value of net assets acquired of $47.8 million.

 (11) To record the estimated incremental interest expense using an average 6.70% interest rate on borrowings of $91.5 million necessary to finance the Calder Race Course acquisition and fund deferred financing costs, including amortization of $500,000 expense related to deferred financing costs of $2.5 million over 5 years.

 (12) To record the estimated annual commitment fee expense under the new credit agreement on the unused portion of the $250.0 million line of credit of $150.5 million at 0.375%.

 (13) To record the income tax effect of the estimated increase in depreciation and incremental interest expense resulting from the Calder Race Course acquisition at our estimated federal and state income tax rate of 40%.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

This selected consolidated financial information as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and 1995 was derived from our audited consolidated financial statements not included in this prospectus. Selected consolidated financial information as of December 31, 1997 and 1998 and March 31, 1998 and 1999 and for the years ended December 31, 1996, 1997 and 1998 and the three-month period ended March 31, 1998 and 1999 was derived from our consolidated financial statements and notes thereto included elsewhere in this prospectus. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto, included elsewhere in this prospectus.

                                                                                              THREE-MONTH PERIOD
                                                    YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                    -------------------------------------------------------  --------------------
                                      1994       1995       1996       1997        1998        1998       1999
                                    ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                                                                 (UNAUDITED)
STATEMENT OF EARNINGS DATA:
Net revenues......................  $  66,419  $  92,434  $ 107,859  $ 118,907  $   147,300  $  15,385  $  17,663
Operating income (loss)...........      9,861     10,305     12,315     14,405       17,143     (2,770)    (4,797)
Net earnings (loss)...............      6,166      6,203      8,072      9,149       10,518     (1,569)    (3,010)
Earning (loss) per common share:
  Basic...........................  $    0.82  $    0.82  $    1.08  $    1.25  $      1.41  $   (0.21) $   (0.40)
                                    ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                    ---------  ---------  ---------  ---------  -----------  ---------  ---------
  Diluted.........................  $    0.82  $    0.82  $    1.08  $    1.25  $      1.40  $   (0.21) $   (0.40)
                                    ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                    ---------  ---------  ---------  ---------  -----------  ---------  ---------
  Dividends per common share......  $    0.25  $    0.25  $    0.33  $    0.50  $      0.50         --         --
                                    ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                    ---------  ---------  ---------  ---------  -----------  ---------  ---------
Weighted average shares
  outstanding:
  Basic...........................      7,557      7,568      7,446      7,312        7,460      7,317      7,525
  Diluted.........................      7,557      7,569      7,448      7,321        7,539      7,317      7,525
OTHER DATA:
Pari-mutuel wagering:
  On-track (1)....................  $ 143,800  $ 148,519  $ 147,015  $ 149,227  $   165,207  $      --  $      --
  Import simulcasting (2).........    108,875    212,316    252,638    262,451      296,809     79,773     87,027
  Export simulcasting (3).........    150,838    241,726    417,407    463,966      600,666         --         --
                                    ---------  ---------  ---------  ---------  -----------  ---------  ---------
Total pari-mutuel wagering........  $ 403,513  $ 602,561  $ 817,060  $ 875,644  $ 1,062,682  $  79,773  $  87,027
                                    ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                    ---------  ---------  ---------  ---------  -----------  ---------  ---------
Net pari-mutuel wagering revenue
  (4).............................  $  21,095  $  32,489  $  36,508  $  37,998  $    46,433  $   4,862  $   5,369
EBITDA (5)........................     13,363     15,100     17,802     19,289       23,230     (1,494)    (2,850)
BALANCE SHEET DATA (AT PERIOD
  END):
Total assets......................  $  70,176  $  77,486  $  80,729  $  85,849  $   114,651  $  88,255  $ 126,978
Working capital (deficiency)......    (10,131)   (10,434)   (10,789)    (8,032)      (7,791)    (9,214)    (8,353)
Long-term debt....................      8,683      6,421      2,953      2,713       13,665      2,713     21,807
Shareholders' equity..............     42,003     46,653     47,781     53,392       65,231     51,823     62,250

------------------------

(1) Wagers placed at (a) our tracks both on races at the tracks and on simulcasts to our tracks when our tracks are hosting races and (b) the Louisville Sports Spectrum on Kentucky Oaks Day, Kentucky Derby Day and the day after Kentucky Derby Day.

(2) Wagers on simulcasts from other tracks placed at our facilities when our facilities are not hosting races.

(3) Wagers placed at other facilities on simulcasts of our races.

(4) Net pari-mutuel wagering revenue equals total net revenues realized from pari-mutuel wagering less pari-mutuel taxes, purses paid to owners and simulcast fees paid to other racetracks.

(5) EBITDA represents earnings before provision for income taxes, depreciation, amortization and interest expense less interest income. EBITDA is presented because management believes that some investors use EBITDA as a measure of an entity's ability to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of our operating results or cash flows (as determined in accordance with GAAP) as a measure of our liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YOU SHOULD READ THIS DISCUSSION TOGETHER WITH THE FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS.

GENERAL INFORMATION ABOUT OUR BUSINESS

We conduct pari-mutuel wagering on live Thoroughbred, Standardbred and Quarter Horse horse racing and simulcast signals of races. Additionally, we offer racing services through our other interests.

We own and operate the Churchill Downs racetrack in Louisville, Kentucky, which has conducted Thoroughbred racing since 1875 and is internationally known as the home of the Kentucky Derby. We also own and operate Ellis Park Race Course, a Thoroughbred racetrack, in Henderson, Kentucky, Calder Race Course, a Thoroughbred racetrack in Miami, Florida, and Kentucky Horse Center, a Thoroughbred training center, in Lexington, Kentucky. Additionally, we are the majority owner and operator of Hoosier Park in Anderson, Indiana, which conducts Thoroughbred, Quarter Horse and Standardbred horse racing. We conduct simulcast wagering on horse racing at our four simulcast wagering facilities in Louisville, Kentucky, and in Merrillville, Fort Wayne and Indianapolis, Indiana, as well as at our four racetracks.

Because of the seasonal timing of racing meets, revenues and operating results for any interim quarter are not indicative of the revenues and operating results for the year and are not necessarily comparable with results for the corresponding period of the previous year.

Our primary sources of revenue are commissions and fees earned from pari-mutuel wagering on live and simulcast horse races. Other sources of revenue include admissions and seating, riverboat admission tax subsidy, concession commissions primarily for the sale of food and beverages, sponsorship revenues, licensing rights and broadcast fees.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999, COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

NET REVENUES

Net revenues during the three months ended March 31, 1999 increased $2.3 million (15%) from $15.4 million in 1998 to $17.7 million in 1999. Churchill Downs racetrack revenues decreased $0.8 million (14%) due primarily to decreases in the Louisville Sports Spectrum simulcast revenues. Hoosier Park revenues increased $0.9 million (9%) primarily due to a $0.8 million increase in the riverboat gross admissions subsidy of which a portion was required to be spent on purses and marketing expenses. Ellis Park contributed $1.2 million to first quarter 1999 net revenues as opposed to none in the prior year. Other operations, including the 1998 acquisition of Kentucky Horse Center, comprised the remaining $1.0 million of the increase.

OPERATING EXPENSES

Operating expenses increased $3.2 million (20%) from $16.0 million in 1998 to $19.2 million in 1999. Hoosier Park operating expenses increased $1.2 million (15%) due primarily to required increases in purses and marketing expenses related to the riverboat admissions subsidy. Ellis Park incurred 1999 operating expenses of $1.6 million versus none in the first quarter of 1998. Other operations, including Kentucky Horse Center, accounted for the remaining $0.4 million of the increase in operating expenses.

GROSS LOSS

Gross loss increased $0.9 million from $0.6 million loss in 1998 to $1.5 million loss in 1999. Ellis Park accounted for $0.5 million and other operations contributed $0.3 million of the increase in gross loss.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative ("SG&A") expenses increased by $1.1 million (53%) from $2.2 million in 1998 to $3.3 million in 1999. SG&A expenses at Churchill Downs increased $0.4 million (23%) due primarily to increased corporate staffing and compensation expenses reflecting the Company's strengthened corporate services to meet the needs of its new business units. The acquisition of Ellis Park contributed $0.2 million and other operations, including Kentucky Horse Center, accounted for $0.4 million of the increase in SG&A expenses.

OTHER INCOME AND EXPENSE

Interest expense increased $0.3 million from $0.1 million in 1998 to $0.4 million in 1999 primarily as a result of borrowings to finance the acquisition of Ellis Park.

INCOME TAX PROVISION

Our income tax benefit increased by $1.0 million from $1.0 million in 1998 to $2.0 million in 1999 primarily as the result of an increase in pre-tax loss of $2.5 million. The effective income tax rate increased from 38.9% in 1998 to 40.3% in 1999 due primarily to non-deductible amortization expense related to the acquisitions of Ellis Park and Kentucky Horse Center in 1998 and Charlson Broadcast Technologies in January 1999.

YEAR ENDED DECEMBER 31, 1998, COMPARED TO YEAR ENDED DECEMBER 31, 1997

NET REVENUES

Net revenues increased $28.4 million (24%) from $118.9 million in 1997 to $147.3 million in 1998. The Churchill Downs racetrack revenues increased $3.5 million (5%) due to increases in simulcast revenues, licensing rights, broadcast revenues and increased corporate sponsorship of the Kentucky Derby. Hoosier Park revenues increased $6.2 million (15%) primarily due to increased simulcasting revenues and a $5.1 million increase in the riverboat gross admissions subsidy, of which a portion was required to be spent on purses and marketing expenses. Ellis Park contributed $17.4 million to 1998 net revenues after its acquisition in the second quarter. Other operations, including Kentucky Horse Center which we also acquired in the second quarter, comprised the remaining $1.3 million of the increase.

OPERATING EXPENSES

Operating expenses increased $23.7 million (25%) from $95.4 million in 1997 to $119.1 million in 1998. The Churchill Downs racetrack operating expenses increased $1.9 million (3%) due mainly to increased marketing, simulcast, totalisator and video expenses. Hoosier Park operating expenses increased $5.0 million (14%) due primarily to required increases in purses and marketing expenses of $2.8 million and $0.8 million, respectively, related to the riverboat admissions subsidy. Ellis Park increased 1998 operating expenses by $15.4 million since its acquisition. Other operations, including Kentucky Horse Center, accounted for the remaining $1.4 million of the increase in operating expenses.

GROSS PROFIT

Gross profit increased $4.7 million (20%) from $23.5 million in 1997 to $28.2 million in 1998. The Churchill Downs racetrack and Hoosier Park gross profit increased $1.5 million (9%) and $1.2 million (25%), respectively, for the reasons described above. The Ellis Park acquisition contributed $2.0 million to 1998 gross profit. The slight decrease in the gross profit percentage from 19.7% in 1997 to 19.2% in 1998 was due mainly to a lower gross profit percentage at Ellis Park due to purse increases implemented to improve the quality of racing at the track.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative ("SG&A") expenses increased by $2.0 million (22%) from $9.1 million in 1997 to $11.1 million in 1998. SG&A expenses at the Churchill Downs racetrack increased $1.3 million (19%) due primarily to increased corporate staffing, compensation and business development expenses. Hoosier Park SG&A expenses decreased by $0.2 million (9%) due to declines in professional fees and wages. The acquisition of Ellis Park contributed $0.6 million to the increase in 1998 SG&A expenses. Other operations accounted for the remaining $0.3 million of the increase. SG&A expenses as a percentage of net revenues decreased slightly from 7.6% in 1997 to 7.5% in 1998.

OTHER INCOME AND EXPENSE

Interest expense increased $0.6 million from $0.3 million in 1997 to $0.9 million in 1998 as a result of borrowings to finance our second quarter acquisition of Ellis Park and Kentucky Horse Center.

INCOME TAX PROVISION

Our income tax provision increased by $1.0 million from $5.8 million in 1997 to $6.8 million in 1998 primarily as the result of an increase in pre-tax earnings of $2.3 million. The effective income tax rate increased slightly from 38.9% in 1997 to 39.1% in 1998 due primarily to a non-deductible amortization expense related to the acquisition of Ellis Park and Kentucky Horse Center and increases in other permanent differences, partially offset by the reversal of the valuation allowance on certain state income tax net operating loss carry-forwards.

YEAR ENDED DECEMBER 31, 1997, COMPARED TO YEAR ENDED DECEMBER 31, 1996

NET REVENUES

Net revenues increased $11.0 million (10%) from $107.9 million in 1996 to $118.9 million in 1997. The Churchill Downs racetrack revenues increased $2.8 million (4%) due primarily to increases in simulcast revenues that were generated as a result of the new Paddock Pavilion simulcast wagering facility used during live racing at the Churchill Downs racetrack. Hoosier Park revenues increased $8.2 million (25%) primarily due to increased simulcasting revenues and a $7.9 million increase in the riverboat gross admissions subsidy, of which a portion is required to be spent on purses and marketing expenses.

OPERATING EXPENSES

Operating expenses increased $8.5 million (10%) from $86.9 million in 1996 to $95.4 million in 1997. The Churchill Downs racetrack's operating expenses increased $3.2 million (6%) due mainly to increased purses and wages and also increased marketing, simulcast and video expenses. Hoosier Park operating expenses increased $5.3 million (18%) due primarily to increases in purses and marketing expenses of $3.9 million and $1.0 million, respectively, related to the riverboat admissions subsidy.

GROSS PROFIT

Gross profit increased $2.5 million (12%) from $21.0 million in 1996 to $23.5 million in 1997. The Churchill Downs racetrack's gross profit decreased $0.4 million (2%) and Hoosier Park gross profit increased $2.9 million (86%) for the reasons described above. The gross profit percentage increased slightly from 19.5% in 1996 to 19.7% in 1998.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

SG&A expenses increased by $0.4 million (5%) from $8.7 million in 1996 to $9.1 million in 1997. SG&A expenses at the Churchill Downs racetrack increased $0.4 million (11%) due primarily to increased corporate staffing, compensation and business development expenses. Hoosier Park SG&A expenses decreased by $0.2 million (8%) while SG&A expenses at other operations were up by $0.2 million.

OTHER INCOME AND EXPENSE

Interest income increased $0.2 million from $0.4 million in 1996 to $0.6 million in 1998 as a result of the additional earnings generated by our short-term cash investments or cash equivalents. Miscellaneous income decreased $0.4 million from $0.7 million in 1996 to $0.3 million in 1998 as the result of the gain recognized on Conseco HPLP's acquisition of 10% of Hoosier Park in 1996.

INCOME TAX PROVISION

Our income tax provision increased by approximately $0.8 million from $5.0 million in 1996 to $5.8 million in 1997 primarily as the result of an increase in pre-tax earnings of $1.9 million. The effective income tax rate increased from 38.1% in 1996 to 38.9% in 1997 due primarily to increases in permanent differences.

SIGNIFICANT CHANGES IN THE BALANCE SHEET MARCH 31, 1999 TO DECEMBER 31, 1998

Accounts receivable balances decreased by $3.6 million in 1999. Churchill Downs decreased its live meet accounts receivable by $2.9 million through the collection of 1998 Fall meet receivables.

Prepaid income taxes increased $2.4 million as a result of the estimated income tax benefit (receivable) associated with the quarterly net loss.

Intangible assets increased $3.0 million as a result of the acquisition of Charlson Broadcast Technologies during the first quarter of 1999.

The net plant and equipment increase of $2.7 million during 1999 was primarily due to the acquisition of Charlson Broadcast Technologies and routine capital spending at our operating units offset by current year depreciation expense.

Accounts payable increased $4.8 million at March 31, 1999 primarily due to increases in purses payable and other expenses related to simulcast wagering.

Dividends payable decreased $3.8 million at March 31, 1999 due to the payment in the first quarter of 1999 of dividends of $3.8 million which were declared in 1998.

Deferred revenue increased $7.0 million at March 31, 1999, primarily due to a $6.5 million increase in corporate sponsor event ticket prices, season box and membership sales, admissions and future wagering related to the 1999 Kentucky Derby and Kentucky Oaks race days.

The long-term debt increase of $7.7 million was the result of additional borrowings on our bank line of credit during the first quarter of 1999, primarily to fund the acquisition of Charlson Broadcast Technologies.

SIGNIFICANT CHANGES IN THE BALANCE SHEET MARCH 31, 1999 TO MARCH 31, 1998

Intangible assets increased $9.5 million due to the addition of goodwill of $6.5 million recorded for the acquisition of Ellis Park and Kentucky Horse Center and $3.0 million for the acquisition and formation of Charlson Broadcast Technologies.

Net plant and equipment increased $22.7 million primarily due to the acquisition of Ellis Park and the Kentucky Horse Center, Charlson Broadcast Technologies and routine capital spending at our operating units offset by depreciation expense.

The long-term debt increase of $18.6 million was due to line of credit borrowings used to fund the acquisitions of Ellis Park and Kentucky Horse Center during the second quarter of 1998 and Charlson Broadcast Technologies during the first quarter of 1999.

Deferred income taxes increased by $4.6 million as a result of the recognition of deferred taxes with the Ellis Park and Kentucky Horse Center acquisition during the second quarter of 1998.

SIGNIFICANT CHANGES IN THE BALANCE SHEET DECEMBER 31, 1998 TO DECEMBER 31, 1997

The cash and cash equivalent balances at December 31, 1998 of $6.4 million were $2.9 million lower than December 31, 1997, primarily due to aggregate payments on our line of credit which we used to fund the acquisition of Ellis Park and Kentucky Horse Center.

Accounts receivable balances grew by $4.9 million in 1998 due to the increase of $1.5 million in the Indiana riverboat admissions receivable, an increase of $1.1 million in receivables relating to advanced billing for the Kentucky Derby, a $1.0 million increase in simulcast and other operating receivables relating to the Churchill Downs racetrack's Fall race meet and an increase of $0.9 million in receivables from the Commonwealth of Kentucky relating to purse expense reimbursements. Additionally, Ellis Park and Kentucky Horse Center accounted for $0.3 million of overall increases.

Intangible assets increased $6.5 million as a result of the acquisition of Ellis Park and Kentucky Horse Center.

Plant and equipment increased $25.0 million during 1998, primarily due to the acquisition of Ellis Park and Kentucky Horse Center which was $22.0 million. Routine capital spending at our operating units made up the remainder of the increase. Accumulated depreciation increased $5.5 million for current year depreciation expense.

We borrowed on our bank line of credit during 1998 primarily for the acquisition of Ellis Park and Kentucky Horse Center during the second quarter. We made additional borrowings on the line of credit during the third and fourth quarters to fund operating expenses.

Deferred income tax liabilities increased to $6.9 million in 1998, an increase of $4.6 million from 1997 balances, primarily as a result of the acquisition of Ellis Park and Kentucky Horse Center.

SIGNIFICANT CHANGES IN THE BALANCE SHEET DECEMBER 31, 1997 TO DECEMBER 31, 1996

The cash and cash equivalent balances at December 31, 1997 of $9.3 million were $1.1 million higher than December 31, 1996, based primarily upon our increased earnings.

Accounts receivable at December 31, 1997, increased by $1.9 million due primarily to the increase in the Indiana riverboat admissions tax receivable resulting from the additional Indiana riverboats being open for a longer period of time in 1997 versus 1996.

Other assets at December 31, 1997, increased by $2.3 million due primarily to our ownership investment in Kentucky Downs.

The cost of plant and equipment increased by $4.5 million due to the construction of a new on-site simulcast facility at the Churchill Downs racetrack as well as other routine capital spending. This was offset by approximately $4.2 million in depreciation expense.

Income taxes payable decreased by $2.3 million in 1997 due primarily to the timing of estimated tax payments made throughout the year.

LIQUIDITY AND CAPITAL RESOURCES

Our working capital deficiency was $8.4 million and $9.2 million for the quarters ended March 31, 1999 and March 31, 1998, respectively, and $7.8 million, $8.0 million and $10.8 million for the years ended December 31, 1998, 1997 and 1996, respectively. Our working capital deficiency results from the nature and seasonality of our business. Cash flows provided by operations were $7.8 million and $7.3 million for the three months ended March 31, 1999 and March 31, 1998, respectively. Cash flows provided by operations were $10.8 million, $10.5 million and $15.1 million for the years ended December 31, 1998, 1997 and 1996, respectively. The net increase of $0.3 million in 1998 resulted from a $1.4 million increase in net earnings and $1.2 million increase in depreciation and amortization coupled with the timing of accounts receivable, accounts payable, income taxes payable and deferred revenue balances. Management believes cash flows from operations and available borrowings during 1999 will be sufficient to fund our cash requirements for the year, including capital improvements and the acquisition of Calder Race Course.

Cash flows used in investing activities were $5.5 million and $1.1 million for the three months ended March 31, 1999 and March 31, 1998, respectively. The $5.5 million in 1999 is comprised of the $2.9 million acquisition of a majority interest in Charlson Broadcast Technologies during the first quarter and $2.6 million in capital spending at our facilities.

Cash flows used in investing activities were $20.8 million, $6.9 million and $2.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. The $20.8 million in 1998 is primarily comprised of the cash portion of our purchase of Ellis Park and Kentucky Horse Center during the second quarter of 1998. The $6.9 million in 1997 primarily represents the acquisition of 24% of Kentucky Downs during the third quarter of 1997 and additional capital spending for the construction of a new on-site simulcast facility in Kentucky. Routine capital spending accounted for a portion of the cash used in investing for 1998 and 1997. The capital additions for all locations, including construction of a $2.4 million stable area dormitory at the Churchill Downs racetrack, are not expected to exceed $10.0 million for 1999.

Cash flows provided by (used in) financing activities were $3.9 million and $(3.7) million for the three months ended March 31, 1999 and March 31, 1998, respectively. We borrowed $8.0 million and repaid $1.0 million on our line of credit during 1999 primarily to finance the purchase of Charlson Broadcast Technologies. In addition, we received a $1.5 million contribution by a minority interest in our Charlson Broadcast Technologies subsidiary.

Cash flows provided by (used in) financing activities were $7.0 million, $(2.5) million and $(10.2) million for the years ended December 31, 1998, 1997 and 1996, respectively. We borrowed $22.0 million and repaid $11.0 million on our line of credit during 1998 primarily to finance the purchase of Ellis Park and Kentucky Horse Center. Cash dividends of $3.7 million declared in 1997 were paid to shareholders in 1998 versus $2.4 million paid in 1997 and declared in 1996.

We had a $100.0 million line-of-credit, of which $89.0 million was available at December 31, 1998. In connection with our development strategy, we increased our line of credit under a new revolving loan facility to meet working capital and other short-term requirements and to provide funding for acquisitions. The new facility offers a line of credit of $250.0 million and matures in 2004. As of May 20, 1999, $100.0 million of our new facility was outstanding and up to $150.0 million remains available to us. Our new facility accrues interest at LIBOR plus 75 to 225 basis points, depending on our leverage ratio. The credit facility is secured by substantially all our assets. Under the terms of the credit facility, we must observe certain financial ratios, and our ability to incur additional debt is restricted.

IMPACT OF THE YEAR 2000 ISSUE

The "Year 2000 Issue" is the result of computer programs that were written using two digits rather than four to define the applicable year in date-dependent systems. If our computer programs with date-sensitive functions are not Year 2000 compliant, they may be unable to distinguish the year 2000 from the year 1900. This could result in system failure or miscalculations leading to a disruption of business operations.

Some of our mission critical operations are dependent upon computer systems and applications. These systems are either directly owned and controlled by us or are provided under contract by third party technology service providers. To address the Year 2000 issue, we have categorized the Year 2000 issue into four principal areas.

SYSTEMS OWNED BY CHURCHILL DOWNS

The first area is related to systems that we own. These systems include application software and dedicated hardware that run our core operations. In addition, there are numerous applications that provide administrative support and management reporting functions. We developed some of these applications internally and purchased others.

To address Year 2000 compliance across this broad category of systems, we have broken each system down into its most elemental pieces in order to study the hardware including any embedded chip technology/firmware, the operating systems and, finally, the applications themselves.

We have identified hardware, including any embedded chip technology/firmware, that was not Year 2000 compliant and replaced it as part of the routine turnover of technology capital. The remaining hardware requiring replacement is scheduled to be upgraded during the first half of 1999. By the end of June 1999, all hardware and embedded chip technology/firmware that we own is expected to be Year 2000 compliant.

We have checked all operating systems supporting specific applications by advancing the dates to determine if the date change impacts operating system-level functionality. As new operating system upgrades are made available and installed, periodic testing will continue to assure operating system-level functionality is maintained. In addition, we have contacted the developers of the operating systems we use and have received assurances as to their compatibility with the Year 2000 transition.

Application software compliance with the Year 2000 has been certified through a combination of technical consultation with the software developers and testing. Applications developed with internal resources have been written with Year 2000 compliance in mind using development tools that are Year 2000 compliant. We have received technical reports from third parties on Year 2000 compliance for financial reporting, payroll, operations control and reporting and internal communications applications. We require Year 2000 compliance on any software upgrades.

Based on the schedule outlined above, we expect our owned systems to be Year 2000 compliant prior to the year 2000. We will test the system by advancing dates to include a majority of the Year 2000 critical dates by the fourth quarter of 1999. However, even though our planned modifications to internally owned hardware and software should adequately address Year 2000 issues, there can be no assurance that unforeseen difficulties will not arise.

TECHNOLOGY SERVICES PROVIDED TO CHURCHILL DOWNS UNDER CONTRACT BY THIRD PARTIES

The second area is services provided to us by third parties. Many of these services are mission critical and could have a material impact on us should the systems upon which the services are dependent be unable to function.

The totalisator services provided by United Tote Company and AmTote International are the most critical to our operations. Totalisator services include the calculation of amounts wagered and owed to winning ticket holders. United Tote developed a plan to bring all systems provided to us into Year 2000 compliance during 1998. United Tote and Churchill Downs initiated this plan during the second quarter of 1998 by undertaking a comprehensive system hardware and software upgrade that is Year 2000 compliant. We successfully installed the systems in three phases with the last phase having been completed in October 1998. All on-track, intertrack wagering and hub operations are Year 2000 compliant. We will continue to work closely with United Tote to assure that future releases and upgrades are Year 2000 compliant by including this provision as a condition in contracts for future services. The Company is in the process of determining if AmTote, which is utilized by Calder Race Course, is Year 2000 compliant and expects to complete this evaluation during the second quarter of 1999.

The video services provided by an outside vendor are also important to our operations. Video services include the capture, production and distribution of the television signal for distribution to customers located on our premises and to customers located at remote wagering outlets throughout the nation. We are working closely with the vendor to ensure the software applications that provide the graphical enhancements and other distinguishing features to the televised signal for the Churchill Downs racetrack and Hoosier Park are Year 2000 compliant. The existing software for the graphical enhancements to the television signal is not Year 2000 compliant. We have contacted the developer of the software package directly and have received assurances that an upgrade to the software will be Year 2000 compliant.

We purchase data and statistical information from Equibase for resale to the public. This information is an essential element of our product and is included in printed material made available to our customers to assist in their wagering decisions. Equibase has implemented a Year 2000 remediation plan, which is expected to be completed by the end of the second quarter of 1999.

A variety of other smaller and less critical technology service providers are involved with our product. We have received assurance letters from a majority of these suppliers and will continue to work to receive assurances from those remaining.

Because of the nature of our business and its dependence upon key technology services provided by third parties, we require that all new software and technology services are Year 2000 compliant. This requirement includes patches, upgrades and fixes to existing technology services.

In the event that any of our third party service providers do not successfully and timely achieve Year 2000 compliance, and we are unable to replace them with alternate service providers, it could result in a delay in providing our core live racing and simulcasting products to our customers and have a material adverse effect on our business, financial condition and results of operations.

INDUSTRY-WIDE ISSUES

Because we derive a significant portion of our revenues from customers at other racing organizations that are confronted with the same technological issues, including totalisator, video and statistical information services, we have been actively participating in an industry-wide assessment and remedial efforts to assure Year 2000 compliance.

FEEDBACK CONTROL SYSTEMS

A variety of the newer control and regulating systems are date sensitive. Environmental control systems, elevator/escalator systems, fire control and security systems utilize date-sensitive software/ embedded chip technology for correct operation. We have systems that perform each of these functions, and we are identifying if any of these systems employ technology that may not be Year 2000 compliant. We will work closely with manufacturers of these products to develop a remedial plan to assure Year 2000 compliance if any problems are identified.

COST AND CONTINGENCY PLANNING

To date, we have incurred costs of less than $25,000 to remediate Year 2000 compliance issues. Our management believes that any future costs to remediate Year 2000 compliance issues will not be material to our financial position or results of operations.

We are currently evaluating our most reasonably likely worst-case Year 2000 scenario and are also developing contingency plans as part of our efforts to identify and correct Year 2000 issues affecting our owned systems as well as issues involving third party service providers. We intend to complete both the evaluation of a worst-case Year 2000 scenario and contingency planning by June 30, 1999.

Due to our recent acquisition of Calder Race Course, we will continue to assess the status of the Company's Year 2000 compliance in regards to the factors mentioned above and we expect to complete this evaluation in the second quarter.

                                    BUSINESS

HISTORY OF CHURCHILL DOWNS

We are a leading pari-mutuel horse racing company and a key provider of live racing programming content for the growing simulcast wagering market. We operate four racetracks and four off-track wagering facilities that accept wagers on our races as well as on races import simulcast from other locations. We export simulcast our races to over 1,000 locations in 41 states and 9 countries. Our flagship operation, the Churchill Downs racetrack, has conducted Thoroughbred racing since 1875 and is the internationally known home of the Kentucky Derby. Churchill Downs was organized as a Kentucky corporation in 1928.

In 1994, we developed Hoosier Park, Indiana's only horse racing facility, in Anderson, Indiana. Hoosier Park is owned by Hoosier Park, L.P. ("HPLP"), an Indiana limited partnership formed in 1994, in which we currently own a 77% interest as the general partner through Anderson Park, Inc. ("Anderson"), a wholly owned subsidiary of Churchill Downs Management Company ("CDMC"), a wholly owned subsidiary that oversees the properties we actively manage. The remaining 23% of HPLP is held by unrelated third parties, Pegasus Group, and Conseco HPLP ("Conseco"), which are both limited partners of HPLP. HPLP has entered into a management agreement with CDMC under which CDMC has operational control of the day-to-day affairs of Hoosier Park and its related simulcast operations. CDMC also manages three Sports Spectrum facilities owned by Hoosier Park in Indiana. The Sports Spectrum facilities conduct simulcast wagering on horse racing year-round.

In April 1998, we acquired Racing Corporation of America for $22.0 million including transaction costs. With the purchase of Racing Corporation of America, we acquired Ellis Park Race Course, a Thoroughbred racetrack in Henderson, Kentucky, and Kentucky Horse Center, located in Lexington, Kentucky. Both of these facilities are now managed by CDMC.

In April 1999, we completed the acquisition of the outstanding shares of Calder and Tropical for $86.0 million plus a $2.4 million net working capital adjustment. Calder and Tropical each hold a license from the Florida Department of Business and Professional Regulation Division of Pari-Mutuel Wagering to conduct live horse races and simulcast wagering at Calder Race Course, located in Miami, Florida.

OTHER INVESTMENTS. In November 1997, we formed Churchill Downs Investment Company ("CDIC"), a wholly owned subsidiary, to oversee those investments in which we participate as an equity investor but do not actively manage the operations. Among those investments are TrackNet, a telecommunications service provider for the pari-mutuel and simulcasting industries, and EquiSource, a procurement business that assists in the group purchasing of supplies and services for the horse racing industry. In March 1999, TrackNet and Autotote Corporation formed NASRIN Services to provide telecommunications services to the horse racing industry. Autotote owns 70% of the new organization, and CDIC owns the remaining 30%. The new organization will operate under the NASRIN banner and be managed on a day-to-day basis by Autotote. Currently, neither NASRIN Services nor EquiSource is a material investment for us.

As a founding member racetrack, we own a 3% interest in ODS Entertainment, a subsidiary of AT&T. In conjunction with ODS Entertainment, we are participating in the development of the first in-home interactive television wagering system in the United States.

We also hold a minority investment in Kentucky Downs, a Franklin, Kentucky, racetrack that conducts a limited Thoroughbred race meet as well as year-round simulcast wagering. Turfway Park, a Florence, Kentucky, racetrack, also holds a minority interest in Kentucky Downs and manages its day-to-day operations. In April 1999, Keeneland Association, a Lexington, Kentucky, racetrack. Dreamport, a wholly owned subsidiary of GTECH Corporation, and Dusty Corporation, a wholly owned subsidiary of Harrah's Entertainment, completed their acquisition of Turfway Park's racing-related assets. We do not believe that this will have a material effect on the management of Kentucky Downs. Our investment in Kentucky Downs is not material to our operations.

In January 1999, we completed the purchase of a 60% ownership interest in Charlson Broadcast Technologies, a privately held company that provides simulcast graphic software and video services to racetracks and simulcast wagering facilities. The cost of the transaction included a purchase price of $3.1 million and an equity contribution of $2.3 million. The new venture is expected to be strategically significant to our development of a comprehensive simulcast product.

BUSINESS STRATEGY

We plan to grow our business by focusing on three related initiatives:

    PROMOTE AND ENHANCE THE QUALITY OF OUR LIVE RACING PRODUCTS. Our key asset is the quality of the races we conduct. For example, we believe that the Kentucky Derby and other races at the Churchill Downs racetrack are among the premier horse races in the United States. We intend to maintain and enhance the quality of our races by offering high purse levels to attract the best available horses, trainers and jockeys, providing superior customer service, adding amenities, and making strategic capital improvements to our track properties.

    SUPPORT AND EXPAND OUR PREMIER, BRANDED SIMULCAST RACING PRODUCT. We believe that we provide horse racing's premier simulcast product. We currently offer 217 days of live racing programming through four separate signals. We plan to expand our programming content to show live races year-round, during the day and evening, through a single video signal marketed under the Churchill Downs brand name. Because remote wagering locations import signals from multiple sources, a single video signal offers convenience and reduced operating costs. As part of our branding strategy, we intend to use enhanced supporting graphics and data feeds to make the programs more appealing to consumers. We believe that the combination of expanded programming, simulcast bundling and improved production quality will allow us to increase our share of the growing simulcast wagering market. We also believe that our branded simulcast product will be especially well-suited for the in-home wagering market as this market develops.

    LEAD THE CONSOLIDATION AND DEVELOPMENT OF THE THOROUGHBRED INDUSTRY. The Thoroughbred racing industry is highly fragmented, with few pari-mutuel operators controlling more than two racetracks. We have strategically accumulated a portfolio of four racetracks and plan to selectively acquire more. Our acquisition strategy is to target racetracks whose races either are of sufficient quality to enhance the value of our branded simulcast package or provide critical racing dates or times to expand our simulcast programming content. In addition, we may seek to acquire the rights to simulcast races conducted at other tracks.

Our longer-term strategy is to integrate alternative gaming products at our racetrack facilities. Alternative gaming in the form of video lottery terminals or similar gaming devices should enable us to compete more effectively with riverboat, cruise ship and land-based casinos, attract new patrons, and provide us with an additional source of revenue and purse money. We continue to support legislation to allow video lottery terminals at our racetrack facilities in Kentucky. Currently, we are working with members of the Kentucky horse racing industry to develop a plan to operate video lottery terminals exclusively at Kentucky's racetracks.

PARI-MUTUEL INDUSTRY OVERVIEW

Forty-one states permit pari-mutuel wagering, which is conducted on events including horse racing, greyhound racing and jai alai. In 1997, wagering on pari-mutuel horse racing totaled approximately $15.4 billion in the United States and approximately $100.0 billion worldwide. Between 1993 and 1997, the total amount wagered on horse racing in the United States grew at a compound annual rate of 2.8%. The main driver of this growth has been simulcast wagering, which allows the video signal of a live racing event to be transmitted to a remote location where patrons can wager in the same pari-mutuel pool as patrons at the racetrack. Between 1993 and 1997, simulcast wagering grew at an 11.9% compound annual rate from approximately $7.6 billion to approximately $11.9 billion. In 1997, simulcast wagering accounted for approximately 77% of the total amount wagered on pari-mutuel horse racing in the United States.

                       HORSE RACING PARI-MUTUEL WAGERING

                                                                                         INCREASE (DECREASE)
                                                                                             1993-1997:
                                                                                      -------------------------
                                                GROSS WAGERING                                      COMPOUND
                          ----------------------------------------------------------                 ANNUAL
                             1993        1994        1995        1996        1997      DOLLARS       PERCENT
                          ----------  ----------  ----------  ----------  ----------  ----------  -------------
                                           (IN MILLIONS OF DOLLARS)
On-track................  $  6,138.3  $  5,640.6  $  4,628.5  $  3,838.1  $  3,469.1  $ (2,669.2)       (13.3)%
Simulcasting............     7,582.7     8,523.0    10,141.8    11,045.8    11,888.1     4,305.4         11.9
                          ----------  ----------  ----------  ----------  ----------  ----------        -----
Total...................  $ 13,721.0  $ 14,163.6  $ 14,770.3  $ 14,883.9  $ 15,357.2  $  1,636.2          2.8%
                          ----------  ----------  ----------  ----------  ----------  ----------        -----
                          ----------  ----------  ----------  ----------  ----------  ----------        -----

Historically, the main source of revenue for horse racing operations was wagers placed at a racetrack. In the late 1980s, new technology was introduced that allowed simulcast signals to be sent to remote wagering locations, and legislative changes were enacted permitting off-track wagering and simulcasting. These changes substantially broadened the market for the distribution of live racing products. Patrons can now place remote wagers at other racetracks, off-track wagering facilities and casinos. We estimate that the number of pari-mutuel wagering locations in the United States has grown from approximately 200 racetracks in the mid 1980s to more than 1,000 racetracks and simulcast wagering facilities. Additionally, eight states now allow in-home wagering on races through telephone and interactive account wagering systems.

IMPORT AND EXPORT SIMULCASTING

There are two basic types of simulcast wagering: import simulcasting and export simulcasting. Import simulcasting involves receiving a video signal of a live race at a remote wagering location. The operator of a remote wagering location selects live racing signals from racetracks around the country to create a program of wagering events designed to appeal to its local clientele. In exchange for receiving the live racing signal, the operator of the remote wagering location shares a portion of each wager with the originator of the live racing signal. Generally, 2.0% to 3.5% of the amount wagered is paid to the originator of the live racing signal as a simulcasting fee.

Export simulcasting involves sending the video signal of a live race to a remote wagering location. In exchange for exporting the live racing signal, the track is able to participate in each wager placed at the remote wagering location. Remote wagering locations are dependent upon importing a quality live racing product that appeals to their patrons. As a result, the premier tracks have experienced strong demand for export simulcasting of their live racing signal. Each racetrack is able to negotiate its export simulcasting fee based upon the demand for its live racing signal. Generally, the interstate export simulcasting fee ranges from 2.0% to 3.5% of the wagers placed at the remote wagering location.

IN-HOME WAGERING

Technological innovations and legislative changes have further opened the distribution channels for live racing products to include in-home wagering. Currently, eight states--Connecticut, Kentucky, Maryland, Nevada, New York, Ohio, Oregon, and Pennsylvania--permit account wagering which allows an individual to create a wagering account with a licensed pari-mutuel operator, for the purpose of placing wagers. In 1997, these eight states generated approximately $6.5 billion, or 36%, of the total pari-mutuel handle in the United States. ODS Entertainment, a subsidiary of AT&T, has developed an in-home interactive television wagering system with Churchill Downs' participation. This system is currently being tested in Kentucky. ODS Entertainment intends to launch the Television Games Network in the fourth quarter of 1999. The Television Games Network will offer high quality live racing video signals in conjunction with its interactive television wagering system. The Television Games Network signal will eventually be offered in all 50 states, and the interactive television wagering system will be offered in the eight states that permit account wagering. We have entered into an agreement to broadcast our Churchill Downs racetrack simulcast products as part of the Television Games Network's programming content and expect to also include our other simulcast products. As the originator of the live racing signal, we will receive a simulcast fee on in-home wagers placed on our races.

OTHER LEGISLATIVE CHANGES

There are currently six states that permit pari-mutuel operators to install video lottery terminals or slot machines to augment their live racing and simulcast wagering. Additionally, Indiana has legislation that permits pari-mutuel operators to participate in the admission tax collected by riverboat casino operations located within their state. Generally, these initiatives have allowed pari-mutuel operators to participate in the economic benefits of the expansion of alternative forms of gaming across the country in recent years.

NATIONAL THOROUGHBRED RACING ASSOCIATION

In 1997, the industry formed the National Thoroughbred Racing Association ("NTRA") to promote the horse racing industry. The NTRA brings together the major participants in the horse racing industry under the leadership of an experienced management team. The NTRA's board of directors is composed of representatives from the Thoroughbred Racing Association, the Thoroughbred Owners of California, the National Horsemen's Benevolent and Protective Association, the Thoroughbred Horsemen's Association, The Jockey Club, and the National Thoroughbred Association. NTRA membership includes 69 racetracks located throughout the United States and in Canada and horsemen's associations from 26 states. The NTRA has a broad base of financial support from all segments of the horse racing industry. It has dedicated a budget of more than $22.5 million to increase public exposure to Thoroughbred racing through a variety of programs, including the expansion of the national advertising campaign that began in 1998.

LIVE RACING OPERATIONS

We conduct horse races at the Churchill Downs racetrack, Calder Race Course, Ellis Park and Hoosier Park during each track's respective meets. Our races produce revenues through pari-mutuel wagering, admissions and seating, concession commissions, sponsorship revenues, licensing rights and broadcast fees. The Kentucky Derby and the Kentucky Oaks, both held at the Churchill Downs racetrack, continue to be our premier racing events.

CHURCHILL DOWNS RACETRACK

Our Churchill Downs facility, located in Louisville, Kentucky, is one of the premier horse racetracks in the nation and is the internationally known home of the Kentucky Derby. The Churchill Downs facility consists of approximately 157 acres of land with a one mile oval dirt track, a seven-eighths ( 7/8) mile turf track, permanent grandstands and a stabling area. The facility includes clubhouse and grandstand seating for approximately 48,500 persons, a general admission area, and food and beverage facilities ranging from fast food to full-service restaurants. The Paddock Pavilion, a state-of-the-art simulcast-wagering facility designed to accommodate 450 patrons, opened in May 1997. The site also has a saddling paddock, infield accommodations for groups and special events, parking areas for the public, and our corporate office facilities. The backside stable area has barns sufficient to accommodate approximately 1,400 horses, and other facilities for backstretch personnel.

The Churchill Downs racetrack annually conducts two live Thoroughbred race meets, a Spring Meet from late April through late June and a Fall Meet from late October through late November. The Churchill Downs racetrack has hosted the Breeders' Cup an unprecedented four times, in 1988, 1991, 1994 and 1998. Breeders' Cup Day races, which feature $12.5 million in purses, are held annually for the purpose of determining Thoroughbred champions in eight different events. Racetracks across the United States compete for the privilege of hosting the Breeders' Cup Day races each year.

In 1999, attendance of approximately 151,000 people at the Kentucky Derby made it the best attended live horse racing event in the United States. The approximately $57.3 million wagered on the Kentucky Derby in 1999 represented the largest amount ever wagered on an individual race. The Kentucky Oaks, which is run the day before the Kentucky Derby, was attended by over 101,000 people in 1999, making it the second best attended live horse racing event in the United States. In 1998, the total amount wagered on races simulcast from the Churchill Downs racetrack, excluding the Breeders' Cup, was $421.2 million. The average daily purse at the Churchill Downs racetrack in 1998 was approximately $437,000, which we believe ranks our average daily purses among the top five in the United States. In 1998, races at the Churchill Downs racetrack were simulcast to approximately 900 sites throughout the United States and nine countries; the Kentucky Derby was simulcast to over 1,000 sites worldwide.

To supplement the facilities at the Churchill Downs racetrack, we developed stabling facilities and a training track at the Louisville Sports Spectrum, where a portion of the property is used as a Thoroughbred stabling and training annex. We converted a former Standardbred track into a three-quarter ( 3/4) mile dirt track, which is used for training Thoroughbreds. The existing barns on the property were demolished, and we constructed new sprinklered barns sufficient to accommodate approximately 500 horses. These facilities provide a year-round base of operation for many horsemen and enable us to attract new horsemen who desire to race at the Churchill Downs racetrack.

CALDER RACE COURSE

Calder Race Course, one of four Thoroughbred racetracks in Florida, is located fifteen miles from downtown Miami adjacent to Pro Player Stadium, home to the Miami Dolphins and the Florida Marlins. The Calder Race Course facility consists of approximately 220 acres of land, with a one mile dirt track and a seven-eighths ( 7/8) mile turf track, permanent grand stands, a training area with a five-eighths ( 5/8) mile training track, a stabling area that accommodates 1,800 horses and other facilities for backstretch personnel. The facility includes clubhouse and grandstand seating for approximately 15,000 people, a general admissions area, and food and beverage facilities offering a wide variety of items.

Calder Race Course conducts two live Thoroughbred race meets annually: the Calder summer meet from late May through early November and the Tropical fall meet from early November through early

January. Each race meet is permitted through licenses owned respectively by Calder and Tropical. Calder Race Course's racing season from late May to early January, significantly expands our simulcast programming schedule into the fall and winter months. Calder's signature event, "The Festival of the Sun," is Florida's richest day in Thoroughbred racing offering approximately $1.5 million in total purse money. In 1998, Calder Race Course's races were simulcast to 525 sites, and the total amount wagered on races export simulcast from Calder Race Course was $446.2 million.

ELLIS PARK RACE COURSE

We own the Ellis Park racetrack and improvements located in Henderson, Kentucky. The Ellis Park facility consists of 230 acres of land just north of the Ohio River with a one-and-one-eighths (1 1/8) mile dirt track, a one mile turf course, permanent grandstands and a stabling area for 1,290 horses. The facility includes clubhouse and grandstand seating for 8,000 people, a general admission area, and food and beverage facilities ranging from fast food to full-service restaurants. The Ellis Park facility also features a saddling paddock, parking areas for the public and office facilities.

Ellis Park conducts Thoroughbred racing from late June or early July through Labor Day. These races immediately follow the spring meet at the Churchill Downs racetrack complementing our racing and simulcast programming schedule. In 1998, Ellis Park's races were simulcast to 485 sites, an increase of 37% since the acquisition. The total amount wagered on all races export simulcast from Ellis Park was $116.7 million.

HOOSIER PARK

Hoosier Park is located in Anderson, Indiana, about 40 miles northeast of downtown Indianapolis. Hoosier Park leases the land under a long-term lease with the city of Anderson and owns all of the improvements on the site. The racetrack facility consists of approximately 110 acres of leased land with a seven-eighths ( 7/8) mile oval dirt track, permanent grandstands and stabling area. The facility includes seating for approximately 2,400 persons, a general admission area, and food and beverage facilities ranging from fast food to a full-service restaurant. The site also has a saddling paddock, parking areas for the public and office facilities. The stable area has barns sufficient to accommodate 780 horses and other facilities for backstretch personnel.

Hoosier Park conducts live Standardbred racing from mid-April to late August, live Thoroughbred racing from mid-September to late November and Quarter Horse racing in late October. Its live racing days consist primarily of evening races, enabling us to expand the hours of our simulcast programming. In 1998, Hoosier Park's Thoroughbred races were simulcast to 220 sites, and the total amount wagered on all races export simulcast from Hoosier Park was $62.7 million.

SIMULCAST FACILITIES

We generate a significant portion of our revenues by sending signals of races from our racetracks to other facilities and by receiving signals from other tracks. These revenues are earned through pari-mutuel wagering on signals that we both import and export.

The Churchill Downs racetrack and Calder Race Course conduct simulcast wagering only during their race meets, while Ellis Park and Hoosier Park offer year-round simulcast wagering. The Louisville Sports Spectrum conducts simulcast wagering when the Churchill Downs racetrack is not conducting a race meet, except for Kentucky Derby and Kentucky Oaks Days and the immediately following Sunday. The Indiana Sports Spectrums and the Kentucky Off-Track Betting facilities conduct simulcast wagering year-round.

LOUISVILLE SPORTS SPECTRUM

We own the real property and improvements known as the Louisville Sports Spectrum, located in Louisville, Kentucky. Formerly a Standardbred racetrack, we acquired this property in 1992 and converted it into a simulcast wagering facility and Thoroughbred training annex. The 100,000-square-foot Louisville Sports Spectrum is located on approximately 88 acres of land, about seven miles from the Churchill Downs racetrack.

The Louisville Sports Spectrum provides state-of-the-art audio and visual technology, seating for approximately 3,000 persons, parking, offices and related facilities for simulcasting races in Kentucky and throughout the United States. Seven separate areas were created within the structure to accommodate the needs of a variety of patrons, from the seasoned handicapper to the novice player. As mentioned above, the Louisville Sports Spectrum also provides a stabling and training annex for the Churchill Downs racetrack.

INDIANA SPORTS SPECTRUMS

Hoosier Park owns and operates three simulcast wagering facilities in Indiana, which are branded with the Churchill Downs Sports Spectrum name. These simulcast wagering facilities provide a statewide distribution system for Hoosier Park's racing signal and additional simulcast markets for our other races. The Sports Spectrum at Merrillville, located about 30 miles southeast of Chicago, consists of approximately 27,300 square feet of space. The Sports Spectrum at Fort Wayne consists of approximately 15,750 square feet of space. Hoosier Park also leases space in the Claypool Courts Building in downtown Indianapolis where it operates the Sports Spectrum at Indianapolis. In October 1998, the Indiana Horse Racing Commission approved the expansion of this facility from approximately 17,500 square feet to 24,800 square feet. This project, completed in February 1999, increased capacity by 180 patrons to 630.

Hoosier Park is continuing to evaluate sites for the location of a fourth Sports Spectrum facility. The State of Indiana has enacted legislation that requires a county fiscal body to adopt an ordinance permitting simulcast wagering facilities before such a facility can be located in that county. The county fiscal body may require in the ordinance that the voters of the county approve the operation of a simulcast wagering facility in that county. The state legislation may affect Hoosier Park's ability to locate its fourth facility in some counties.

KENTUCKY OFF-TRACK BETTING, INC.

In 1992, Churchill Downs and the other Kentucky Thoroughbred racetracks formed Kentucky Off-Track Betting ("KOTB"), of which we are a 50% shareholder. KOTB's purpose is to own and operate facilities for simulcasting races and accepting wagers on such races at locations other than a racetrack. Under Kentucky law, a KOTB simulcast wagering facility may not be located within 75 miles of an existing racetrack without the track's consent and in no event within 50 miles of an existing track. Each KOTB simulcast wagering facility must first be approved by the Kentucky Racing Commission. Once approved, the simulcast wagering facility may then be established unless the local government where the facility is to be located votes to disapprove its establishment. KOTB currently owns or leases and operates simulcast wagering facilities in Corbin, Maysville, Jamestown, and Pineville, Kentucky.

IN-HOME WAGERING

In conjunction with ODS Entertainment, a subsidiary of AT&T, Churchill Downs is participating in the development of the first in-home, interactive television wagering system in the United States. In-home patrons can wager on races at the Churchill Downs racetrack and other tracks. We believe such in-home technology can be used as an efficient delivery system that could increase revenues and attract new segments of the market to our racetracks.

The second phase of our relationship with ODS Entertainment will be the launch of the Television Games Network, which is projected to begin in the fourth quarter of 1999. We expect this new cable television channel to eventually offer 24-hour-a-day programming throughout the United States that will be primarily devoted to developing new fans for racing. Once completed, this would include interactive wagering from home where permitted by law. We have entered into an agreement with ODS Entertainment to include our Churchill Downs racetrack simulcast products as part of the Television Games Network's programming content and expect to include our other simulcast products in the future. As the originator of the live racing signal, we will receive a simulcast fee on in-home wagers placed on our races.

OTHER SOURCES OF REVENUE

In addition to revenues from live racing and simulcasting, we generate revenues from additional sources.

RIVERBOAT ADMISSIONS TAX

To compensate for the adverse impact of riverboat competition, the horse racing industry in Indiana presently receives a $0.65 subsidy per $3.00 admission to riverboats in the state of which 30% is allocated to Hoosier Park.

KENTUCKY HORSE CENTER

We own the real property and improvements known as the Kentucky Horse Center, located in Lexington, Kentucky ("KHC"). The KHC is a Thoroughbred training and boarding facility that we acquired with Ellis Park in April 1998. The facility, which sits on 245 acres of land, offers a one mile dirt track, a five-eighths
( 5/8) mile training track and stabling for 1,000 horses. Additionally, the KHC has facilities for meetings and larger special events, including a 920-seat auditorium known as the Pavillion. The KHC also offers escorted tours of its training facilities to the public. The KHC's revenues are not material to our operations at this time.

LICENSING

Kentucky's racetracks, including the Churchill Downs racetrack and Ellis Park, are subject to the licensing and regulation of the Kentucky Racing Commission ("KRC"), which consists of 11 members appointed by the governor of Kentucky. Based upon applications submitted by the racetracks in Kentucky, the KRC annually approves licenses to conduct live Thoroughbred race meets and to participate in simulcasting. Although to some extent the Churchill Downs racetrack and Ellis Park compete with other racetracks in Kentucky for the award of racing dates, state law requires the KRC to consider and seek to preserve each racetrack's usual and customary live racing dates. Generally, there is no substantial change from year to year in the racing dates awarded to each racetrack. The Churchill Downs racetrack conducted live racing from April 25 through June 28, 1998, and from November 1 through November 28, 1998, for a total of 71 racing days compared to 77 racing days in 1997. Ellis Park conducted live racing from June 29 through September 7, 1998, for a total of 61 racing days compared to 55 days in 1997, which was prior to our acquisition of Ellis Park. For 1999, we received approval from the KRC to conduct live racing at the Churchill Downs racetrack from April 24 through June 27 and from October 31 through November 27 for a total of 71 days. The KRC granted Ellis Park a total of 61 live racing days in 1999, running from June 28 through September 6.

The Department of Business and Professional Regulation Division of Pari-Mutuel Wagering ("DPW") regulates horse racing in Florida. The DPW is responsible for overseeing the network of state offices located at every pari-mutuel wagering facility, as well as issuing the permits necessary to operate a pari-mutuel wagering facility. The DPW also approves annual licenses for Thoroughbred, Standardbred and Quarter Horse races. In its 1998 racing season, Calder Race Course conducted live racing from May 23, 1998 through January 2, 1999, for a total of 173 racing days. The DPW awarded Calder Race Course a total of 170 live racing dates in 1999.

In Indiana, licenses to conduct live Standardbred and Thoroughbred race meetings, including Quarter Horse races, and to participate in simulcasting are approved annually by the Indiana Horse Racing Commission ("IHRC"), which consists of five members appointed by the Governor of Indiana. The IHRC approves licenses annually based upon applications submitted by Hoosier Park. Currently, Hoosier Park is the only facility in Indiana licensed to conduct Standardbred, Quarter Horse or Thoroughbred racing and to participate in simulcasting. Quarter Horse races are conducted during some Thoroughbred race days. Hoosier Park conducted live racing from April 17, 1998 through November 28, 1998, for a total of 153 racing days, including 95 days of Standardbred racing and 58 days of Thoroughbred racing (which also includes Quarter Horse races). For 1999, Hoosier Park received a license to conduct racing for a total of 168 racing days, including 103 days of Standardbred racing and 65 days of Thoroughbred racing. The IHRC has the authority to grant additional licenses to conduct horse racing. If the IHRC grants additional licenses, the number of racing days allocated to Hoosier Park could be reduced or we could compete directly with the new tracks depending on their locations. Additional licensed facilities would also compete with our simulcast product and would receive a portion of the subsidy we currently receive.

COMPETITION

COMPETITION FOR HORSES

North American Thoroughbred sales climbed again in 1998, continuing a trend that began in 1997. According to The Blood-Horse magazine, expenditures for Thoroughbred weanlings, yearlings, two year olds and broodmares totaled $816.9 million in 1998 compared to $693.0 million in 1997, which was the previous record. Since 1995, the number of Thoroughbred foals born each year increased. These recent increases in Thoroughbred prices and the number of foals are indicators of a resurgence of the Thoroughbred breeding industry, reversing a trend of declines from 1986 to 1995. The increase in the number of Thoroughbreds enables racetracks to increase the number of horses participating in live racing.

The Churchill Downs racetrack, Ellis Park and Hoosier Park effectively competed for horses and experienced a high quality of racing in 1998. The Churchill Downs racetrack offered record average daily purses, which we believe ranks our average daily purses among the top five in the nation. We believe these purses attracted many of the country's top horses and trainers. During the Churchill Downs racetrack's 1998 live race meets, average daily purses reached $436,725. Purse increases at Hoosier Park in 1998 strengthened both its Thoroughbred and Standardbred racing programs and created greater demand from horsemen to race at the Indiana track. In 1998, average daily purses of $197,738 resulted in competitive race fields for Hoosier Park's Thoroughbred meet, while average daily purses of $141,535 during its Standardbred meet ranked Hoosier Park second in the nation in Standardbred purse levels. This trend was also evident at Ellis Park, where 1998 average daily purses reached $170,916, compared to $163,546 in 1997. Calder Race Course also successfully competed in attracting the top horses and trainers in 1998, offering average daily purses of $173,000.

COMPETITION FROM OTHER GAMING OPERATIONS

We generally do not directly compete with other racetracks or simulcast facilities for local patrons due to the geographic separation of facilities or differences in seasonal timing of meets. Calder Race Course, for example, is in close proximity to two other racetracks, but the tracks currently do not directly compete with each other because they offer live races and simulcasting during different times of the year. However, we compete with other sports, entertainment and gaming options for patrons for both live racing and simulcasting. We attempt to attract patrons by providing high quality racing products in attractive entertainment facilities with fairly priced, appealing concession services.

The development of riverboat gaming facilities began in Indiana pursuant to authorizing legislation passed by the State of Indiana in 1993. Illinois had previously authorized riverboat gaming. There are currently five riverboat casinos operating on the Ohio River along Kentucky's border--including two in the southeastern Indiana cities of Lawrenceburg and Rising Sun, one in southwestern Indiana in Evansville and one at Metropolis, Illinois. The fifth riverboat casino, licensed to RDI/Caesars, opened in November 1998 in Harrison County, Indiana, 10 miles from Louisville. Admission and handle figures at the Churchill Downs racetrack during the RDI/Caesars' opening week in November 1998, were not significantly different from the same period in 1997. However, from December 1998 through April 1999, when the RDI/Caesars riverboat casino and the Louisville Sports Spectrum were concurrently open, admission and handle numbers at the Louisville Sports Spectrum decreased from those numbers for the same period in 1997. At this time, we cannot determine the extent to which the decrease was due to the new riverboat casino in the Louisville market or other factors, such as inclement weather.

The Indiana Gaming Commission voted in September 1998 to grant a license to open a sixth Indiana riverboat along the Ohio River in Switzerland County, about 70 miles from Louisville. The license holder, Hollywood Park-Boomtown, plans to build a riverboat casino, hotel and resort complex near Vevay, Indiana. Hollywood Park estimates the resort will open as early as the third quarter of 2000.

In addition to those riverboats operating along the Ohio River, five riverboat casinos operate along the Indiana shore of Lake Michigan near our Sports Spectrum in Merrillville, Indiana. The opening of these Lake Michigan riverboats adversely impacted our pari-mutuel wagering activities at the Merrillville facility. Given its proximity to Chicago, the Merrillville Sports Spectrum also faces competition from off-track wagering facilities and riverboat casinos near Chicago. We also compete with cruise ship casinos in Florida and state lotteries.

Additionally, several Native American tribes in Florida have expressed interest in opening casinos in southern Florida which could compete with Calder Race Course. Recently, the Pokagon Band of the Potawatomi Indian Tribe has expressed an interest in establishing a land-based casino in northeastern Indiana or southwestern Michigan. The State of Michigan has approved the Pokagon Band's proposal to develop a casino in New Buffalo, Michigan, which is approximately 45 miles from our Merrillville facility. The development of this casino may negatively impact pari-mutuel wagering activities at Hoosier Park's Indiana facilities.

SERVICE MARKS

We hold federal service mark registrations on the names "Kentucky Derby," "Churchill Downs," "Churchill Downs Sports Spectrum," "Kentucky Oaks," "Churchill Charlie" and the distinctive twin spires design in various categories including entertainment business, apparel, paper goods, printed matter and housewares and glass. We also have state registrations for "The Festival of the Sun" and its distinctive design. We license the use of these marks and derive revenue from such license agreements.

ENVIRONMENTAL MATTERS

In January 1992, we acquired certain assets of Louisville Downs Incorporated, including the property that is now the Louisville Sports Spectrum, for $5.0 million. We withheld $1.0 million from this amount to offset costs related to the remediation of environmental contamination associated with underground storage tanks at the site of the Louisville Sports Spectrum. The $1.0 million withheld was utilized by December 31, 1997, and additional costs of investigation and remediation have not yet been conclusively determined. The sellers have been reimbursed by the State of Kentucky for $985,000 of the cost of the remediation. The full amount of this reimbursement is now being held in escrow to pay any further costs of investigation and remediation. In addition to the $1.0 million withheld, we have obtained an indemnity from the sellers to cover the full cost of remediation at the property. We believe the cost of further investigation and remediation should not exceed the amount of funds held in escrow.

In January 1995, Hoosier Park opened the Churchill Downs Sports Spectrum in Merrillville, Indiana. The land on which the Merrillville facility is located is subject to contamination related to prior business operations adjacent to the property. In conjunction with the purchase, Hoosier Park withheld $50,000 from the amount due to the seller to offset costs related to remediation of the contamination. The contamination on the property has been remediated under the State of Indiana's voluntary remediation program. The State of Indiana issued a certificate of completion in April of 1999. The cost of remediation did not exceed $50,000. In addition to the amount withheld, Hoosier Park has obtained an indemnity to cover the full cost of remediation from the prior owner of the property.

The septic system at our Ellis Park facility located in Henderson, Kentucky is in need of repair. The cost of the repairs is not yet known, but we believe it will be less than $400,000.

It is not anticipated that we will have any material liability as a result of compliance with environmental laws with respect to any of our properties. Compliance with environmental laws has not materially affected the ability to develop and operate our properties. We are not otherwise subject to any material compliance costs in connection with federal or state environmental laws.

EMPLOYEES

We employ approximately 660 full-time employees. Due to the seasonal nature of our live racing business, the number of seasonal and part-time persons employed varies throughout the year. Peak employment occurs during Kentucky Derby week, when we employ as many as 2,600 persons. During 1998, average employment per pay period was approximately 1,000 individuals. Approximately 50% of our employees are unionized. Union members include some of our pari-mutuel employees, electricians, carpenters, maintenance workers and valets. The various collective bargaining agreements covering these employees expire between 1999 and 2002. Historically, management's relationships with these unions have been good.

OTHER PROPERTIES

The Kentucky Derby Museum Corporation, a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, operates the Kentucky Derby Museum on property adjacent to the Churchill Downs racetrack.

LEGAL PROCEEDINGS

There are no material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or of which any of our property is the subject and no such proceedings are known to be contemplated by governmental authorities.

                                   MANAGEMENT

The following table provides information with respect to our executive officers and directors as of May 20, 1999:

NAME                                                       AGE      POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
William S. Farish....................................          60   Chairman of the Board; Director(1)(2)
Thomas H. Meeker.....................................          55   President and Chief Executive Officer; Director(3)
Vicki L. Baumgardner.................................          47   Vice President, Finance and Treasurer
David E. Carrico.....................................          48   Senior Vice President, Sales
Robert L. Decker.....................................          51   Executive Vice President and Chief Financial Officer
Dan L. Parkerson.....................................          56   Senior Vice President, Property Management
Rebecca C. Reed......................................          41   Senior Vice President, General Counsel and Secretary
Donald R. Richardson.................................          53   Senior Vice President, Racing
Jeffrey M. Smith.....................................          46   President, Churchill Downs Management Company
Karl F. Schmitt, Jr..................................          46   Senior Vice President, Communications
Andrew G. Skehan.....................................          38   Senior Vice President, Corporate Marketing
Alexander M. Waldrop.................................          42   Senior Vice President and General Manager
G. Watts Humphrey, Jr................................          54   Director(1)(5)(7)
Arthur B. Modell.....................................          73   Director(1)
Dennis D. Swanson....................................          61   Director(1)(6)
J. David Grissom.....................................          60   Director(2)(4)
Seth W. Hancock......................................          49   Director(4)(7)
Frank B. Hower, Jr...................................          70   Director(4)(6)
W. Bruce Lunsford....................................          51   Director(4)(5)(6)
Charles W. Bidwill, Jr...............................          70   Director(2)(3)
Daniel P. Harrington.................................          43   Director(3)(5)(9)
Carl F. Pollard......................................          60   Director(2)(3)(5)(7)
Darrell R. Wells.....................................          56   Director(3)(5)(6)

DIRECTORS EMERITI(8)
John W. Barr, III....................................          78
Catesby W. Clay......................................          75
Louis J. Herrmann, Jr................................          79
Stanley F. Hugenberg.................................          81
William T. Young.....................................          81

------------------------

(1) Member of Class I of the directors.

(2) Member of the Executive Committee.

(3) Member of Class III of the directors.

(4) Member of Class II of the directors.

(5) Member of the Audit Committee.

(6) Member of the Compensation Committee.

(7) Member of the Racing Committee.

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
(8) Directors emeriti are entitled to attend meetings of the Board of Directors but do not have a vote on matters presented to the Board. Our bylaws provide that a director who has turned 72 years of age may not stand for re-election but assumes director emeritus status as of the annual meeting following the current term as a director. Notwithstanding this provision, the chairman of the board may continue to serve as a director past the age of 72.

(9) Under a stock purchase agreement dated March 28, 1998 between Churchill Downs and TVI Corp., subject to applicable fiduciary duties, we agreed to re-nominate Mr. Harrington for election as a director at the 1999 shareholders meeting.

WILLIAM S. FARISH has served as a director since 1985 and as our chairman of the board since 1992. Mr. Farish is president of W.S. Farish & Company, a trust management company, and is the owner and chief executive officer of Lane's End Farm, a Thoroughbred breeding and racing operation. Mr. Farish has bred, either himself or with partners, two horses that have won the Belmont Stakes and one that has won the Preakness Stakes. Mr. Farish is a steward and vice chairman of The Jockey Club, chairman of the American Horse Council and a director of Breeders' Cup Limited and Keeneland Association.

THOMAS H. MEEKER has served as a director since 1995 and as our president and chief executive officer since 1984. Mr. Meeker serves as a director of Anderson Park, the Thoroughbred Racing Association of North America, National Thoroughbred Racing Association, PNC Bank Kentucky, Norton Healthcare, and Equibase.

VICKI L. BAUMGARDNER has served as our vice president, finance and treasurer since 1993. Prior to 1993 she served as our controller.

DAVID E. CARRICO has served as our senior vice president, sales since 1996. From 1994 to 1996, he served as our senior vice president, administration. From 1990 to 1994, Mr. Carrico was our vice president of marketing.

ROBERT L. DECKER has served as our executive vice president and chief financial officer since 1999. From 1997 to 1998, he served as our senior vice president, finance and development and chief financial officer. From 1993 until 1997, Mr. Decker was vice president of finance of The Americas Hilton International Company, a subsidiary of Ladbroke Group, a full service hotel and gaming enterprise.

DAN L. PARKERSON has served as our senior vice president, property management, since 1999. From 1996 to 1998, he served as our senior vice president, live racing. From 1991 to 1998, Mr. Parkerson was general manager of the Churchill Downs racetrack.

REBECCA C. REED has served as our senior vice president, general counsel and secretary since 1999. In 1998, she served as our associate general counsel and assistant secretary. From 1994 to 1997, Ms. Reed was corporate counsel in our legal department.

DONALD R. RICHARDSON has served as our senior vice president, racing since 1999. From 1994 to 1998, he served as our vice president, racing.

JEFFREY M. SMITH has served as president of Churchill Downs Management Company since 1993. From 1993 to 1996, he served as our senior vice president, planning and development.

KARL F. SCHMITT, JR. has served as our senior vice president, communications since 1998. From 1990 to 1998, he served as our vice president, corporate communications.

ANDREW G. SKEHAN has served as senior vice president, corporate marketing since April 1999. From 1998 to 1999 he served with Nabisco Corporation as vice president/regional director of marketing and new markets in Europe, the Middle East and Africa. From 1993 to 1998, Mr. Skehan served as general manager of PepsiCo Restaurants International.

ALEXANDER M. WALDROP has served as our senior vice president and general manager of the Churchill Downs racetrack since 1999. From 1996 to 1998, he served as our senior vice president, administration, general counsel and secretary. From 1994 to 1996, Mr. Waldrop was our senior vice president. Mr. Waldrop served as our general counsel and secretary from 1992 to 1998.

G. WATTS HUMPHREY, JR. has served as a director since 1995. Mr. Humphrey is president of G.W.H. Holdings, a private investment company. He is the chief executive officer of The Conair Group, a plastics machinery equipment company, Metal Tech, NexTech, and GalvTech, metals manufacturing and distribution companies, and Centria, a manufacturer and erector of metal building systems. Mr. Humphrey is Chairman--Fourth District, Federal Reserve Bank of Cleveland and a director of Keeneland Association, and director and treasurer of Breeders' Cup Limited.

ARTHUR B. MODELL has served as a director since 1985. Mr. Modell is the owner and president of the Baltimore Ravens Football Company, a professional football team.

DENNIS D. SWANSON has served as a director since 1996. Mr. Swanson is the president and general manager of WNBC-TV, a television station, and co-chairman of NBC Olympics. From January 1986 to May 1996, Mr. Swanson was president of ABC Sports.

J. DAVID GRISSOM has served as a director since 1979. Mr. Grissom is the chairman of Mayfair Capital, a private investment firm. He also serves as a director of Providian Financial Corporation and LG&E Energy Corporation.

SETH W. HANCOCK has served as director since 1973. Mr. Hancock is a partner and manager of Claiborne Farm, the birth place of nine horses that have won the Kentucky Derby, and is president of Hancock Farms, a Thoroughbred breeding farm. Mr. Hancock is also vice president and director of Clay Ward Agency, equine insurance, and a director of Hopewell Company and Keeneland Association.

FRANK B. HOWER, JR. has served as a director since 1979. Mr. Hower is retired and formerly was chairman and chief executive officer of Liberty National Bancorp, and Liberty National Bank and Trust Company of Louisville. Mr. Hower is a former director of Banc One Kentucky Corporation and Bank One, Kentucky, and is currently a director of American Life and Accident Insurance Company and Anthem.

W. BRUCE LUNSFORD has served as a director since 1995. Mr. Lunsford is chairman of Ventas, a real estate investment trust, and formerly was the chairman, president and chief executive officer of Vencor, which operates intensive care hospitals and nursing homes. Mr. Lunsford serves as a director of ResCare, National City Bank, Kentucky, National City Corporation and the Kentucky Economic Development Corporation.

CHARLES W. BIDWILL, JR. has served as a director since 1982. Mr. Bidwill is chairman of the board of National Jockey Club, the operator of Sportman's Park Racetrack, and formerly was president and general manager of National Jockey Club.

DANIEL P. HARRINGTON has served as a director since 1998. Mr. Harrington is president and chief executive officer of HTV Industries, a private holding company with diversified business interests, and formerly was chairman and president of Ellis Park Race Course.

CARL F. POLLARD has served as a director since 1985. Mr. Pollard is the owner of Hermitage Farm, a Thoroughbred breeding farm operating in Oldham County, Kentucky. He was formerly chairman of the board of Columbia Healthcare Corporation and president and chief operating officer of Humana. Mr. Pollard serves as a director of Kentucky Derby Museum Corporation, National City Bank, Kentucky, and Breeders' Cup Limited. Mr. Pollard is a trustee of the Thoroughbred Owners and Breeders Association.

DARRELL R. WELLS has served as a director since 1985. Mr. Wells is the general partner of Security Management Company, a private investment management firm, and serves as a director of First Security Trust Company, Commonwealth Bankshares, Citizens Financial Corporation, Commonwealth Bank & Trust Company and Jundt Growth Fund.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth information as of April 15, 1999 regarding the beneficial ownership of our common stock by:

    - each person who is known by us to own more than five percent of our common stock;

    - each named executive officer;

    - each director and director emeritus who beneficially owns shares of our common stock; and

    - all of our executive officers and directors as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on:

    - 7,525,041 shares of common stock outstanding as of April 15, 1999; and

    - 9,525,041 shares of common stock outstanding upon consummation of this offering.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable currently or within 60 days following April 15, 1999 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee. They are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes of this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

                                                              NUMBER OF SHARES        PERCENT OF SHARES
                                                                BENEFICIALLY          BENEFICIALLY OWNED
                                                                    OWNED        ----------------------------
                                                                 BEFORE THE       BEFORE THE      AFTER THE
EXECUTIVE OFFICERS, DIRECTORS AND DIRECTORS EMERITI               OFFERING         OFFERING       OFFERING
------------------------------------------------------------  -----------------  -------------  -------------
Darrell R. Wells(1)(2)......................................         479,310             6.4%        5.1   %
Charles W. Bidwill, Jr. (3).................................         440,680             5.9%        4.6   %
Seth W. Hancock(4)..........................................         285,650             3.8%        3.0   %
William T. Young............................................         229,320             3.1%        2.4   %
W. Bruce Lunsford...........................................         200,060             2.7%        2.1   %
Daniel P. Harrington(5).....................................         200,000             2.7%        2.1   %
Thomas H. Meeker(6).........................................         172,313             2.3%        1.8   %
Carl F. Pollard.............................................         143,080             1.9%        1.5   %
William S. Farish...........................................          86,560             1.2%         *
Louis J. Herrmann, Jr.......................................          80,130             1.1%         *
Catesby W. Clay.............................................          60,580               *          *
G. Watts Humphrey, Jr.......................................          36,000               *          *
Jeffrey M. Smith(7).........................................          28,576               *          *
Alexander M. Waldrop(8).....................................          28,382               *          *
Dan L. Parkerson(9).........................................          22,400               *          *
J. David Grissom............................................          20,100               *          *
Stanley F. Hugenberg, Jr....................................           7,340               *          *
John W. Barr................................................           4,000               *          *
Frank B. Hower, Jr..........................................           2,080               *          *
Robert L. Decker............................................           2,000               *          *
Arthur B. Modell............................................           2,000               *          *
28 Directors and Executive Officers as a
  Group(2)(4)(5)(6)(7)(8)(9)................................       2,586,640            34.4%       27.2   %

------------------------

*   Less than 1% of the outstanding common stock.

(1) Address: 4350 Brownsboro Road, Suite 310, Louisville, Kentucky 40207.

(2) Of the 479,310 shares, Mr. Wells disclaims beneficial ownership of 44,800 shares held by The Wells Foundation, of which he is a trustee, and of 284,880 shares held by The Wells Family Partnership, of which he is the managing general partner. Mr. Wells shares voting and investment power with respect to all shares attributed to him in the above table.

(3) Address: 911 Sunset Road, Winnetka, Illinois 60093.

(4) Of the 285,650 shares listed, Mr. Hancock specifically disclaims beneficial ownership of 158,400 shares owned by the A.B. Hancock, Jr. Marital Trust, of which he is the trustee, of 18,060 shares owned by the Waddell Walker Hancock II Trust, of which he is trustee, of 18,060 shares owned by the Nancy Clay Hancock Trust, of which he is trustee, and of 12,086.66 shares held by ABC Partnership of which he is general partner.

(5) Mr. Harrington specifically disclaims beneficial ownership of 200,000 shares held by TVI Corp., of which he is president and chief executive officer.

(6) Includes 144,400 shares issuable under currently exercisable options. Mr. Meeker shares investment and voting power with respect to 26,908 shares.

(7) Includes 28,000 shares issuable under currently exercisable options.

(8) Includes 28,000 shares issuable under currently exercisable options.

(9) Includes 21,500 shares issuable under currently exercisable options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past fiscal year, we did not engage in any transactions in which any director, officer or greater than five percent shareholder of Churchill Downs had any material interest, except as described below.

Our directors may from time to time own or share ownership of horses racing at our tracks. Our races are conducted under the applicable regulations of the Kentucky Racing Commission, the Indiana Horse Racing Commission and the Florida Department of Business and Professional Regulation Division of Pari-Mutuel Wagering. No director receives any extra or special benefit in the selection of his horses to run in races or in the running of races. Some of our directors have interests in business entities which contract with us for the purpose of simulcasting the Kentucky Derby and other races and in the acceptance of intrastate or interstate wagers on such races. These directors and the entities in which they have an interest do not receive any extra or special benefit not shared by all others so contracting with us.

Mr. Charles W. Bidwill, Jr., a director and greater than five percent (5.9%) shareholder of Churchill Downs, is the Chairman and a 1.42% owner of National Jockey Club. In 1998, National Jockey Club and Churchill Downs were parties to a simulcasting contract whereby National Jockey Club was granted the right to simulcast races at the Churchill Downs racetrack, including the Kentucky Oaks and the Kentucky Derby. In consideration of these rights, National Jockey Club paid to us 5.0% of its gross handle on the Kentucky Oaks and the Kentucky Derby and 3.25% of its gross handle on the other simulcast races. In 1998, National Jockey Club and Hoosier Park were parties to a simulcasting contract whereby National Jockey Club was granted the rights to simulcast Hoosier Park's thoroughbred races. In consideration for these rights, National Jockey Club paid to Hoosier Park 2.0% to 2.5% of its gross handle on the simulcast races. National Jockey Club and Hoosier Park were also parties to a simulcasting contract whereby Hoosier Park was granted the right to simulcast National Jockey Club's thoroughbred races. In consideration for these rights, Hoosier Park paid to National Jockey Club 3.0% of its gross handle on the simulcast races. Similarly, in 1998, National Jockey Club and Calder Race Course were parties to a simulcasting contract whereby National Jockey Club was granted the rights to simulcast Calder Race Course's races. In consideration for these rights, National Jockey Club paid to Calder Race Course 3.0% of the gross handle on the simulcast races. National Jockey Club and Calder Race Course were also parties to a simulcasting contract whereby Calder Race Course was granted the right to simulcast National Jockey Club's Thoroughbred races. In consideration for these rights, Calder Race Course paid to National Jockey Club 3.0% of its gross handle on the simulcast races. For 1999, the same or similar contractual relationships are in place at these facilities and at Ellis Park.

Simulcast contracts are uniform throughout the industry. The rates charged on our contracts were substantially the same as rates charged to other parties who contracted to simulcast the same races. National Jockey Club received no extra or special benefit as a result of our relationship with Mr. Bidwill.

Thomas H. Meeker, President and Chief Executive Officer of Churchill Downs, is currently indebted to us in the principal amount of $65,000. This amount is represented by a demand note bearing interest at 8.0% per annum (payable quarterly) and payable in full upon termination of Mr. Meeker's employment with us for any reason. This indebtedness arose in connection with Mr. Meeker's initial employment, pursuant to the terms of which he was granted a loan by us for the purpose of purchasing our common stock.

                          DESCRIPTION OF CAPITAL STOCK

Our amended and restated articles of incorporation authorize us to issue up to 20,000,000 shares of common stock, no par value per share, and 250,000 shares of preferred stock, no par value per share. At the 1999 annual meeting of our shareholders, which is scheduled for June, 1999, we are proposing to increase our authorized common stock to 50,000,000 shares. As of May 20, 1999, 7,525,041 shares of common stock were outstanding. The holders of our common stock have the right to one vote per share on all matters which require their vote, except that in the election of directors, each holder of common stock has as many votes as results from multiplying the number of shares held by the shareholder by the number of directors to be elected. Each common shareholder may divide the total number of votes the shareholder is entitled to cast among the total number of directors to be elected, or distribute the votes among any lesser number in any proportions the holder determines. The board of directors is divided into three approximately equal classes. Each class serves for a term of three years, with one class up for election each year. Subject to rights of any preferred shareholders, common shareholders have the right to receive any dividends that the board of directors declares. If we liquidate, dissolve or wind up our business, we will pay our preferred shareholders, if any, before we pay our common shareholders, subject to the rights of creditors. We will distribute the remaining available assets to our common shareholders, in proportion to the number of shares that each common shareholder holds. Shares of common stock are not redeemable and do not have subscription, conversion or preemptive rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

The board of directors may issue shares of the preferred stock from time to time, in one or more series, without shareholder approval. The board of directors determines the designation, relative rights, preferences and limitations of each series of preferred stock. The issuance of preferred stock may delay, defer or prevent a change in control of Churchill Downs without further action by the shareholders. It may also decrease the voting power and other rights of the holders of common stock and may have the effect of decreasing the market price of the common stock. At present, there are no shares of preferred stock outstanding.

Under our shareholder rights plan, which we adopted on March 19, 1998, we declared a dividend of one preferred stock purchase right for each outstanding share of common stock and each share of common stock issued after that date. The rights are transferable with the common stock until they become exercisable. The rights will not be exercisable until the distribution date described in the plan. The rights expire on March 19, 2008 unless we redeem them earlier. When a right becomes exercisable, it entitles the holder to purchase from us 1/1000th of a share of preferred stock at a purchase price of $80, subject to adjustment in certain circumstances. Under the rights plan, the plan distribution date will not occur until any person or group acquires or makes a tender offer for 15% or more of our outstanding common stock.

Until the plan distribution date, the rights will be evidenced by the certificates for common stock registered in the names of holders. As soon as practical following the plan distribution date, we will mail separate certificates evidencing the rights to common shareholders of record. Until a right is exercised, the holder has no rights as a shareholder of Churchill Downs.

If any person or group acquires 15% or more of our common stock, rights holders will be entitled to buy, for the purchase price, that number of 1/1000ths of a preferred share equivalent to the number of shares of common stock that at the time have a market value of twice the purchase price. If we are acquired in a business combination, rights holders will be entitled to buy, for the purchase price, that number of shares of the acquiring corporation that, at the time, have a market value of twice the purchase price. The board has the right to redeem the rights in certain circumstances for $0.01 per right, subject to adjustment.

The rights plan is designed to protect our shareholders in the event of unsolicited offers to acquire Churchill Downs and other coercive takeover tactics, which, in the board's opinion, would impair its ability to represent shareholder interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though it may offer our shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our shareholders.

The Kentucky Business Corporations Act contains a business combination statute which prohibits Kentucky corporations from engaging in a business combination with a 10% or greater shareholder for five years following the acquisition such 10% or greater stake, unless the board, by a majority vote of the continuing directors, approved the combination prior to the 10% or greater acquisition. If not previously approved by the board, the 10% or greater shareholder may effect a business combination only after the expiration of a five year period and then only with the approval of 80% of the outstanding shares and 66 2/3% of the outstanding shares not owned by the 10% or greater shareholder, or if the aggregate amount of the offer meets certain fair price requirements.

                                  UNDERWRITING

Churchill Downs has entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Lehman Brothers Inc., J.C. Bradford & Co. and J.J.B. Hilliard, W.L. Lyons, Inc. are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

UNDERWRITER                                                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
CIBC World Markets Corp....................................................
Lehman Brothers Inc........................................................
J.C. Bradford & Co.........................................................
J.J.B. Hilliard, W.L. Lyons, Inc. .........................................
                                                                             -----------------
  Total....................................................................       2,000,000
                                                                             -----------------

This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if any underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The representatives have advised Churchill Downs that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to securities dealers at such price less a concession of $ - per share. The underwriters may also allow, and these dealers may reallow, a concession not in excess of $ - per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

Churchill Downs has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 300,000 additional shares from Churchill Downs to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will be $ - and the total proceeds to Churchill Downs will be $ - . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the table above.

The following table provides information regarding the amount of the discount to be paid to the underwriters by Churchill Downs:

                                                                                              TOTAL WITH FULL EXERCISE
                                                                   TOTAL WITHOUT EXERCISE OF             OF
                                                       PER SHARE     OVER-ALLOTMENT OPTION      OVER-ALLOTMENT OPTION
                                                      -----------  -------------------------  -------------------------
Churchill Downs Incorporated........................   $       -           $       -                  $       -

Churchill Downs estimates that its total expenses of this offering, excluding the underwriting discount, will be approximately $ - .

Churchill Downs has agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933.

Churchill Downs, its officers and directors and certain other shareholders have
agreed to a 180-day "lock-up" with respect to   -  shares of common stock and
other securities of Churchill Downs that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, for the period of 180 days following the date of this prospectus, Churchill Downs and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

The underwriters have reserved for sale up to   -  shares for employees,
directors and other persons associated with Churchill Downs. These reserved shares will be sold at the public offering price that appears on the cover page of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by the prospectus, any reserved shares that are not purchased by such persons.

CIBC World Markets Corp., one of the representatives, has provided and currently provides financial advisory services to Churchill Downs in connection with its acquisition program. Churchill Downs pays CIBC World Markets Corp. customary fees for these advisory services.

CIBC World Markets Corp. is a lender under Churchill Downs' new $250.0 million credit facility and will receive payments of principal and interest under such facility from the proceeds of this offering. PNC Bank, N.A., the parent of J.J.B. Hilliard, W.L. Lyons, Inc., acts as the agent and is a lender under Churchill Downs' new $250.0 million credit facility. As agent under the credit facility, PNC has received customary fees, and as a lender under the credit facilty, PNC will receive payments of principal and interest under such facility from the proceeds of the offering. Because more than 10% of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in this offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

    - Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

    - Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

    - Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

    - Passive market making--Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Stabilization and syndicate covering transactions may cause the price of the share to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither Churchill Downs nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq Small Cap Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

                                 LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for Churchill Downs by Wyatt, Tarrant & Combs, Louisville, Kentucky. Other legal matters will be passed on for Churchill Downs by Skadden, Arps, Slate, Meagher & Flom (Illinois). Some legal matters relating to this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS

The consolidated financial statements of Churchill Downs as of December 31, 1998, 1997 and 1996 and for each of the three years in the period ended December 31, 1998 included in this Prospectus and Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Calder Race Course, Inc. and Tropical Park, Inc. as of December 31, 1998, 1997 and 1996 and for each of the three years in the period ended December 31, 1998 included in this Prospectus and Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent auditors, have audited Racing Corporation of America's consolidated financial statements at December 31, 1997 and for the year then ended included in our Current Report on Form 8-K/A dated December 21, 1998, as set forth in their report dated April 7, 1998, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Racing Corporation of America's consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains our SEC filings and reports, proxy and information statements, and other information regarding registrants.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the portions of the Company's Proxy Statement for the 1999 Annual Shareholders' Meeting that we incorporated by reference into the 10-K;

    2.  Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

    3.  Current report on Form 8-K dated April 23, 1999;

    4. The description of the Company's Common Stock, no par value, contained in the Current Report on Form 8-K dated December 14, 1998;

    5. The description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed March 20, 1998 pursuant to Section 12(g) of the 1934 Act; and

    6.  Current Report on Form 8-K/A dated December 21, 1998.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                       Chantelle Kammerdiener

                       Director of Investor Relations

                       Churchill Downs Incorporated

                       700 Central Avenue

                       Louisville, Kentucky 40208

                       (502) 636-4400

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. These securities are not offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CONSOLIDATED FINANCIAL STATEMENTS OF CHURCHILL DOWNS FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
Report of Independent Accountants..........................................................................        F-2
Consolidated Balance Sheets................................................................................        F-3
Consolidated Statements of Earnings........................................................................        F-4
Consolidated Statements of Shareholders' Equity............................................................        F-5
Consolidated Statements of Cash Flows......................................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF CHURCHILL DOWNS FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
  1999 AND 1998
Condensed Consolidated Balance Sheets......................................................................       F-22
Condensed Consolidated Statements of Earnings..............................................................       F-23
Condensed Consolidated Statements of Cash Flows............................................................       F-24
Condensed Notes to Consolidated Financial Statements.......................................................       F-25

FINANCIAL STATEMENTS OF CALDER RACE COURSE, INC. FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
Report of Independent Certified Public Accountants.........................................................       F-30
Balance Sheets.............................................................................................       F-31
Statements of Income.......................................................................................       F-32
Statements of Changes in Shareholder's Deficit.............................................................       F-33
Statements of Cash Flows...................................................................................       F-34
Notes to Financial Statements..............................................................................       F-35

INTERIM FINANCIAL STATEMENTS OF CALDER RACE COURSE, INC. FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999
  AND 1998
Balance Sheet..............................................................................................       F-41
Statements of Income.......................................................................................       F-42
Statements of Cash Flows...................................................................................       F-43
Notes to Financial Statements..............................................................................       F-44

FINANCIAL STATEMENTS OF TROPICAL PARK, INC. FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
Report of Independent Certified Public Accountants.........................................................       F-45
Balance Sheets.............................................................................................       F-46
Statements of Income.......................................................................................       F-47
Statements of Changes in Shareholder's Deficit.............................................................       F-48
Statements of Cash Flows...................................................................................       F-49
Notes to Financial Statements..............................................................................       F-50

INTERIM FINANCIAL STATEMENTS OF TROPICAL PARK, INC. FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND
  1998
Balance Sheet..............................................................................................       F-55
Statements of Income.......................................................................................       F-56
Statements of Cash Flows...................................................................................       F-57
Notes to Financial Statements..............................................................................       F-58

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors
Churchill Downs Incorporated

In our opinion, the accompanying consolidated balance sheets and consolidated statements of earnings, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Churchill Downs Incorporated and its subsidiaries as of December 31, 1998, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Louisville, Kentucky
February 24, 1999

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                     DECEMBER 31,
                                                                     --------------------------------------------
                                                                          1998           1997           1996
                                                                     --------------  -------------  -------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents........................................  $    6,379,686  $   9,280,233  $   8,209,414
  Accounts receivable..............................................      11,968,114      7,086,889      5,218,236
  Other current assets.............................................       1,049,084        540,489        679,221
                                                                     --------------  -------------  -------------
    Total current assets...........................................      19,396,884     16,907,611     14,106,871

Other assets.......................................................       3,796,292      3,884,080      1,574,714
Plant and equipment, net...........................................      83,088,204     63,162,767     62,882,189
Intangible assets, net.............................................       8,369,395      1,894,350      2,165,192
                                                                     --------------  -------------  -------------
                                                                     $  114,650,775  $  85,848,808  $  80,728,966
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable.................................................  $    6,530,502  $   5,732,783  $   5,403,000
  Accrued expenses.................................................       8,098,228      7,937,575      8,021,487
  Dividends payable................................................       3,762,521      3,658,468      2,375,271
  Income taxes payable.............................................         257,588        186,642      2,510,508
  Deferred revenue.................................................       8,412,552      7,344,830      6,511,902
  Long-term debt, current portion..................................         126,812         79,805         73,893
                                                                     --------------  -------------  -------------
    Total current liabilities......................................      27,188,203     24,940,103     24,896,061

Long-term debt, due after one year.................................      13,538,027      2,633,164      2,878,714
Outstanding mutuel tickets (payable after one year)................         806,573      1,625,846      2,031,500
Deferred compensation..............................................         949,187        880,098        825,211
Deferred income taxes..............................................       6,937,797      2,377,100      2,316,600
Shareholders' equity:
  Preferred stock, no par value; authorized, 250,000 shares;
    issued, none...................................................              --             --             --
  Common stock, no par value; authorized, 20,000,000 shares, issued
    7,525,041 shares, 1998, 7,316,934 shares, 1997 and 7,308,524
    shares, 1996...................................................       8,926,975      3,614,567      3,493,042
  Retained earnings................................................      56,598,957     49,842,930     44,352,838
  Deferred compensation costs......................................        (229,944)            --             --
  Note receivable for common stock.................................         (65,000)       (65,000)       (65,000)
                                                                     --------------  -------------  -------------
                                                                         65,230,988     53,392,497     47,780,880
                                                                     --------------  -------------  -------------
                                                                     $  114,650,775  $  85,848,808  $  80,728,966
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF EARNINGS
--------------------------------------------------------------------------------

                                                                             YEARS ENDED DECEMBER 31,
                                                                  ----------------------------------------------
                                                                       1998            1997            1996
                                                                  --------------  --------------  --------------
Net revenues                                                      $  147,300,299  $  118,907,367  $  107,858,818
                                                                  --------------  --------------  --------------

Operating expenses:
  Purses........................................................      50,192,973      39,718,374      34,439,143
  Other direct expenses.........................................      68,895,654      55,705,722      52,438,836
                                                                  --------------  --------------  --------------
                                                                     119,088,627      95,424,096      86,877,979
                                                                  --------------  --------------  --------------

  Gross profit..................................................      28,211,672      23,483,271      20,980,839

Selling, general and administrative.............................      11,068,262       9,077,983       8,665,942
                                                                  --------------  --------------  --------------

  Operating income..............................................      17,143,410      14,405,288      12,314,897
                                                                  --------------  --------------  --------------

Other income (expense):
  Interest income...............................................         679,782         575,084         390,669
  Interest expense..............................................        (896,067)       (332,117)       (337,438)
  Miscellaneous income..........................................         342,423         325,087         673,398
                                                                  --------------  --------------  --------------
                                                                         126,138         568,054         726,629
                                                                  --------------  --------------  --------------

Earnings before provision for income taxes......................      17,269,548      14,973,342      13,041,526

Provision for income taxes......................................       6,751,000       5,824,782       4,970,000
                                                                  --------------  --------------  --------------
Net earnings....................................................  $   10,518,548  $    9,148,560  $    8,071,526
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

Earnings per common share data:
  Basic.........................................................  $         1.41  $         1.25  $         1.08
  Diluted.......................................................  $         1.40  $         1.25  $         1.08

Weighted average shares outstanding:
  Basic.........................................................       7,460,058       7,312,052       7,445,542
  Diluted.......................................................       7,539,482       7,320,670       7,447,706

   The accompanying notes are an integral part of the consolidated financial statements.

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                   YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                               -----------------------------------------------------
                                                                                         DEFERRED
                                     COMMON      STOCK     RETAINED   NOTE RECEIVABLE  COMPENSATION
                                     SHARES     AMOUNT     EARNINGS    COMMON STOCK        COSTS        TOTAL
                                    ---------  ---------  ----------  ---------------  -------------  ----------
Balances December 31, 1995........  7,569,206  $3,504,388 $43,486,460    $ (65,000)      $(272,691)   $46,653,157
Net earnings......................                         8,071,526                                   8,071,526
Deferred compensation
  amortization....................                                                         272,691       272,691
Issuance of common stock at $14.45
  per share.......................      7,818    112,970                                                 112,970
Repurchase of common stock........   (268,500)  (124,316) (4,829,877)                                 (4,954,193)
Cash dividends, $.33 per share....                        (2,375,271)                                 (2,375,271)
                                    ---------  ---------  ----------  ---------------  -------------  ----------
Balances December 31, 1996........  7,308,524  3,493,042  44,352,838       (65,000)             --    47,780,880
Net earnings......................                         9,148,560                                   9,148,560
Issuance of common stock at $14.45
  per share.......................      8,410    121,525                                                 121,525
Cash dividends, $.50 per share....                        (3,658,468)                                 (3,658,468)
                                    ---------  ---------  ----------  ---------------  -------------  ----------
Balances December 31, 1997........  7,316,934  3,614,567  49,842,930       (65,000)             --    53,392,497
Net earnings......................                        10,518,548                                  10,518,548
Deferred compensation.............               344,046                                  (344,046)           --
Deferred compensation
  amortization....................                                                         114,102       114,102
Issuance of common stock at $24.25
  per share in conjunction with
  RCA acquisition.................    200,000  4,850,000                                               4,850,000
Issuance of common stock at $14.60
  per share.......................      8,107    118,362                                                 118,362
Cash dividends, $.50 per share....                        (3,762,521)                                 (3,762,521)
                                    ---------  ---------  ----------  ---------------  -------------  ----------
Balances December 31, 1998........  7,525,041  $8,926,975 $56,598,957    $ (65,000)      $(229,944)   $65,230,988
                                    ---------  ---------  ----------  ---------------  -------------  ----------
                                    ---------  ---------  ----------  ---------------  -------------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                 YEARS ENDED DECEMBER 31,
                                                                        ------------------------------------------
                                                                            1998           1997          1996
                                                                        -------------  ------------  -------------
Cash flows from operating activities:
  Net earnings........................................................  $  10,518,548  $  9,148,560  $   8,071,526
  Adjustments to reconcile net earnings to net cash provided by operating activities:
  Depreciation and amortization.......................................      5,743,932     4,558,761      4,814,114
  Deferred income taxes...............................................       (121,000)      352,100       (461,000)
  Deferred compensation...............................................        183,191        54,887        226,690
  Increase (decrease) in cash resulting from changes in operating assets and liabilities:
    Accounts receivable...............................................     (2,972,985)   (2,053,211)    (2,943,932)
    Other current assets..............................................       (292,994)     (152,868)       232,699
    Accounts payable..................................................     (1,245,550)      329,783     (1,114,508)
    Accrued expenses..................................................       (579,904)      (83,912)     4,710,605
    Income taxes payable (refundable).................................         70,946    (2,323,866)     1,461,000
    Deferred revenue..................................................        757,889     1,017,486        237,958
    Other assets and liabilities......................................     (1,245,808)     (377,523)      (109,037)
                                                                        -------------  ------------  -------------
      Net cash provided by operating activities.......................     10,816,265    10,470,197     15,126,115
                                                                        -------------  ------------  -------------
Cash flows from investing activities:
  Acquisition of business, net of cash acquired of $517,151...........    (17,232,849)           --             --
  Additions to plant and equipment, net...............................     (3,524,032)   (4,568,494)    (2,570,795)
  Purchase of minority-owned investment...............................             --    (2,337,500)            --
                                                                        -------------  ------------  -------------
    Net cash used in investing activities.............................    (20,756,881)   (6,905,994)    (2,570,795)
                                                                        -------------  ------------  -------------
Cash flows from financing activities:
  Decrease in long-term debt, net.....................................       (140,164)     (239,638)    (3,468,569)
  Borrowings on bank line of credit...................................     22,000,000
  Repayments of bank line of credit...................................    (11,000,000)
  Dividends paid......................................................     (3,658,468)   (2,375,271)    (1,892,302)
  Common stock issued.................................................        118,362       121,525        112,970
  Common stock repurchased............................................             --            --     (4,954,193)
  Loan origination costs..............................................       (279,661)           --             --
                                                                        -------------  ------------  -------------
    Net cash provided by (used in) financing activities...............      7,040,069    (2,493,384)   (10,202,094)
                                                                        -------------  ------------  -------------
Net increase (decrease) in cash and cash equivalents..................     (2,900,547)    1,070,819      2,353,226
Cash and cash equivalents, beginning of period........................      9,280,233     8,209,414      5,856,188
                                                                        -------------  ------------  -------------
Cash and cash equivalents, end of period..............................  $   6,379,686  $  9,280,233  $   8,209,414
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest............................................................  $     497,307  $    151,397  $     277,149
  Income taxes........................................................  $   7,129,540  $  7,914,974  $   3,970,000
Schedule of non-cash activities:
  Issuance of common stock related to the acquisition of RCA..........  $   4,850,000            --             --
  Invoicing for future Kentucky Derby and Oaks........................  $     677,733  $    402,328  $     586,886
  Plant and equipment additions included in accounts payable..........  $      95,055            --             --
  Compensation expense................................................  $     344,406            --             --

   The accompanying notes are an integral part of the consolidated financial statements.

Churchill Downs Incorporated
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION:

Churchill Downs Incorporated (the "Company") conducts Spring, Summer and Fall live race meetings for Thoroughbred horses and participates in intrastate and interstate simulcast wagering at its racetracks in Kentucky. In Indiana, the Company, through its subsidiary, Hoosier Park L.P. (Hoosier Park), conducts live Thoroughbred, Quarter Horse and Standardbred horse races and participates in interstate simulcast wagering. Both its Kentucky and Indiana operations are subject to regulation by the racing commissions of the respective states.

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Ellis Park Race Course (Ellis Park), Churchill Downs Management Company (CDMC), Churchill Downs Investment Company
(CDIC), the Kentucky Horse Center and Anderson Park Inc. (Anderson) and its majority-owned subsidiary, Hoosier Park. All significant intercompany balances and transactions have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES FOLLOWS:

CASH EQUIVALENTS:

The Company considers investments with original maturities of three months or less to be cash equivalents. The Company has, from time to time, cash in the bank in excess of federally insured limits.

PLANT AND EQUIPMENT:

Plant and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets.

INTANGIBLE ASSETS:

Amortization of the cost of acquisition in excess of fair value of assets acquired and the Indiana racing license is provided over 40 years using the straight-line method. Organizational costs were amortized using the straight-line method over 24 months to 60 months. Loan origination costs on the Company's line of credit are being amortized under the effective interest method over 36 months, the term of the loan.

CHURCHILL DOWNS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)

LONG-LIVED ASSETS:

In the event that facts and circumstances indicate that the carrying amount of tangible or intangible long-lived assets or groups of assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets would be compared to the assets' carrying amount to determine if a write-down to market value or discounted cash flow value is required.

DEFERRED REVENUE:

Deferred revenue includes primarily advance sales related to the Kentucky Derby and Oaks races in Kentucky.

STOCK-BASED COMPENSATION:

The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees". In accordance with Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-based Compensation" proforma disclosure of net earnings and earnings per share are presented in Note 10 as if SFAS No. 123 had been applied.

RECLASSIFICATION:

Certain financial statement amounts have been reclassified in the prior years to conform to current year presentation.

2. ACQUISITIONS:

On April 21, 1998, the Company acquired from TVI Corp., ("TVI") all of the outstanding stock of Racing Corporation of America ("RCA") for a purchase price of $22.6 million, including transaction costs. RCA owns and operates Ellis Park Race Course in Henderson, Kentucky, and the Kentucky Horse Center, a training facility located in Lexington, Kentucky. The purchase price was paid as 200,000 shares of the Company's common stock valued at $4.9 million with the remainder paid in cash. The purchase price was allocated to the acquired assets and liabilities based on their fair values on the acquisition date with the excess of $6.4 being amortized over 40 years. The acquisition was accounted for by the Company under the purchase method of accounting and, accordingly, the results of operations of RCA subsequent to April 20, 1998, are included in the Company's consolidated results of operations.

Pursuant to the terms of the purchase agreement between the Company and TVI, if alternative gaming (whether full casino, slot machine or video lottery) is legalized in the Commonwealth of Kentucky by December 31, 2015, TVI will receive royalty payments equal to 50% of annual earnings before interest and taxes of the gaming operations at Ellis Park Race Course and at the Kentucky Horse Center. Should gaming be legalized before December 31, 2006, such royalties will be payable for ten years from

CHURCHILL DOWNS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

2. ACQUISITIONS: (CONTINUED)

the date that such gaming becomes fully operational. The royalty period will be reduced by one year for each year from 2006 through 2015 in which gaming is legalized.

Following are the unaudited pro forma results of operations as if the April 21, 1998 transaction had occurred on January 1, 1997 (in thousands, except per share and share amounts):

                                                                        1998          1997
                                                                    ------------  ------------
Net revenues......................................................  $    149,272  $    137,316
Net earnings......................................................  $      9,589  $      8,845
Earnings per common share:
  Basic...........................................................  $       1.28  $       1.18
  Diluted.........................................................  $       1.26  $       1.18
Weighted average shares outstanding:
  Basic...........................................................     7,520,332     7,512,052
  Diluted.........................................................     7,599,756     7,520,670

This unaudited pro forma financial information is not necessarily indicative of the operating results that would have occurred had the transaction been consummated as of January 1, 1997, nor is it necessarily indicative of future operating results.

In July 1997, the Company purchased a 24% interest in the Kentucky Downs racecourse in Franklin, Kentucky. The Company's investment of $2.2 million is accounted for under the equity method of accounting.

3. PLANT AND EQUIPMENT:

Plant and equipment is comprised of the following:

                                                   1998            1997            1996
                                              --------------  --------------  --------------
Land........................................  $    7,631,657  $    5,999,036  $    5,879,994
Grandstands and buildings...................      73,376,961      57,579,747      56,154,054
Equipment...................................       4,979,383       3,416,306       2,936,129
Furniture and fixtures......................       5,341,119       4,327,797       3,603,276
Tracks and other improvements...............      37,997,696      33,118,100      31,377,753
Construction in process.....................         249,438         113,210          74,206
                                              --------------  --------------  --------------
                                                 129,576,254     104,554,196     100,025,412
Accumulated depreciation....................     (46,488,050)    (41,391,429)    (37,143,223)
                                              --------------  --------------  --------------
                                              $   83,088,204  $   63,162,767  $   62,882,189
                                              --------------  --------------  --------------
                                              --------------  --------------  --------------

Depreciation expense was $5,490,450, $4,287,916, and $4,038,135 for the years ended December 31, 1998, 1997 and 1996.

CHURCHILL DOWNS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4. INTANGIBLES ASSETS:

The Company's intangible assets are comprised of the following:

                                                          1998          1997          1996
                                                      ------------  ------------  ------------
Cost of acquisition in excess of fair value of net
  assets acquired...................................  $  6,448,867            --            --
Indiana racing license..............................     2,085,428  $  2,085,428  $  2,085,428
Loan origination costs..............................       279,661            --            --
Organizational and preopening costs.................            --            --       932,738
                                                      ------------  ------------  ------------
                                                         8,813,956     2,085,428     3,018,166
  Accumulated amortization..........................      (444,561)     (191,078)     (852,974)
                                                      ------------  ------------  ------------
                                                      $  8,369,395  $  1,894,350  $  2,165,192
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

Amortization expense was $253,482, $270,845 and $775,979 for the years ended December 31, 1998, 1997 and 1996.

5. INCOME TAXES:

Components of the provision for income taxes are as follows:

                                                          1998          1997          1996
                                                      ------------  ------------  ------------
Currently payable:
  Federal...........................................  $  6,110,000  $  4,616,800  $  4,538,000
  State & local.....................................       762,000       856,100       893,000
                                                      ------------  ------------  ------------
                                                         6,872,000     5,472,900     5,431,000
                                                      ------------  ------------  ------------
Deferred:
  Federal...........................................        45,500       308,100      (382,000)
  State & local.....................................         6,500        44,000       (79,000)
                                                      ------------  ------------  ------------
                                                            52,000       352,100      (461,000)
                                                      ------------  ------------  ------------
Reversal of valuation allowance.....................      (173,000)           --            --
                                                      ------------  ------------  ------------
                                                      $  6,751,000  $  5,825,000  $  4,970,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

CHURCHILL DOWNS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5. INCOME TAXES: (CONTINUED)

The Company's income tax expense is different from the amount computed by applying the statutory federal income tax rate to income before taxes as follows:

                                                          1998          1997          1996
                                                      ------------  ------------  ------------
Federal statutory tax on earnings before income
  tax...............................................  $  5,942,000  $  5,141,000  $  4,464,000
State income taxes, net of federal income tax
  benefit...........................................       747,000       612,000       537,000
Permanent differences and other.....................       235,000        72,000       (31,000)
Reversal of valuation allowance.....................      (173,000)           --            --
                                                      ------------  ------------  ------------
                                                      $  6,751,000  $  5,825,000  $  4,970,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

At December 31, 1998, the Company has net operating loss carryforwards of approximately $3,885,000 for Indiana state income tax purposes expiring from 2009 through 2011 and approximately $8,786,000 for Kentucky state income tax purposes expiring from 2002 through 2011. Management has determined that its ability to realize future benefits of the state net operating loss carryforwards meets the "more likely than not" criteria of SFAS No. 109, "Accounting for Income Taxes"; therefore, no valuation allowance has been recorded at December 31, 1998.

CHURCHILL DOWNS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5. INCOME TAXES: (CONTINUED)

Components of the Company's deferred tax assets and liabilities are as follows:

                                                            1998          1997          1996
                                                        ------------  ------------  ------------
Deferred tax liabilities:
  Property & equipment in excess of tax basis.........  $  7,804,600  $  2,415,000  $  2,284,000
  Racing license in excess of tax basis...............       650,000       636,000       657,000
                                                        ------------  ------------  ------------
      Deferred tax liabilities........................     8,454,600     3,051,000     2,941,000
                                                        ------------  ------------  ------------
Deferred tax assets:
  Supplemental benefit plan...........................       315,400       295,000       273,000
  State net operating loss carryforwards..............       856,700       173,000       176,000
  Allowance for uncollectible receivables.............        87,100        71,000        66,000
  Other assets........................................       191,300       250,000       136,000
  Other accruals......................................       246,100       128,400       511,500
                                                        ------------  ------------  ------------
      Deferred tax assets.............................     1,696,600       917,400     1,162,500
                                                        ------------  ------------  ------------

Valuation allowance for state net operating loss
carryforwards.........................................            --       173,000       176,000
                                                        ------------  ------------  ------------
  Net deferred tax liability..........................  $  6,758,000  $  2,306,600  $  1,954,500
                                                        ------------  ------------  ------------
                                                        ------------  ------------  ------------

Income taxes are classified in the balance sheet as
follows:
  Net non-current deferred tax liability..............  $  6,937,800  $  2,377,100  $  2,316,600
  Net current deferred tax asset......................      (179,800)      (70,500)     (362,100)
                                                        ------------  ------------  ------------
                                                        $  6,758,000  $  2,306,600  $  1,954,500
                                                        ------------  ------------  ------------
                                                        ------------  ------------  ------------

Churchill Downs Incorporated
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

6. SHAREHOLDERS' EQUITY:

On March 19, 1998, the Company's Board of Directors authorized a 2-for-1 stock split of its common stock effective March 30, 1998. All share and per share amounts in the accompanying consolidated financial statements have been restated to give effect to the stock split.

Additionally, the Company's Board of Directors approved a shareholder "Rights Plan" (the "Plan") on March 19, 1998, which grants each shareholder the right to purchase a fraction of a share of Series 1998 Preferred Stock at the rate of one right for each share of the Company's common stock. The rights will become exercisable 10 business days (or such later date as determined by the Board of Directors) after any person or group acquires, obtains a right to acquire or announces a tender offer for 15% or more of the Company's outstanding common stock. The rights would allow the holder to purchase preferred stock of the Company at a 50% discount. The Plan is intended to protect stockholders from takeover tactics that may be used by an acquirer that the Board believes are not in the best interests of the shareholders. The Plan expires on March 19, 2008.

7. EMPLOYEE BENEFIT PLANS:

The Company has a profit-sharing plan that covers all full-time employees with one year or more of service. The Company will match contributions made by the employee up to 2% of the employee's annual compensation and contribute a discretionary amount determined annually by the Board of Directors. The Company's contributions to the plan for the years ended December 31, 1998, 1997 and 1996 was $806,000, $535,000, and $402,000 respectively.

The Company is a member of a noncontributory defined benefit multi-employer retirement plan for all members of the Pari-mutuel Clerk's Union of Kentucky. Contributions are made in accordance with negotiated labor contracts. Retirement plan expense for the year ended December 31, 1998, 1997 and 1996 was $258,000, $205,000, and $183,000, respectively. The Company's policy is to fund this expense as accrued.

The estimated present value of future payments under a supplemental benefit plan is charged to expense over the period of active employment of the employees covered under the plan. Supplemental benefit plan expense for the years ended December 31, 1998, 1997 and 1996 was $55,200, $51,000, and $51,000 respectively.

8. LONG-TERM DEBT:

On September 15, 1998, the Company obtained a $100 million line of credit, which expires in September 2001, through a syndicate of banks headed by its principal lender. The new credit facility replaces a $50 million line of credit obtained during the second quarter of 1998. The interest rate on borrowings is based upon LIBOR plus 50 to 112.5 additional basis points which is determined by certain Company financial ratios. There was $11.0 million outstanding on the line of credit at December 31, 1998, and no borrowings outstanding at December 31, 1997 and 1996 under previous lines of credit. Provisions contained in the line of credit agreement require the Company to maintain specified levels of net worth, a specific ratio of consolidated funded debt to consolidated earnings

CHURCHILL DOWNS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8. LONG-TERM DEBT: (CONTINUED)

before interest, taxes, depreciation and amortization and a specific ratio of consolidated earnings before interest and taxes to the sum of consolidated interest expense and consolidated dividends.

The Company also has two non-interest bearing notes payable in the aggregate face amount of $900,000 relating to the purchase of an intrastate wagering license from the former owners of the Louisville Sports Spectrum property. Interest has been imputed at 8%. The balance of these notes net of unamortized discount was $196,000, $276,000, and $350,000 at December 31, 1998, 1997 and
1996, respectively. The notes require aggregate annual payments of $110,000.

On May 31, 1996, the Company entered into a Partnership Interest Purchase Agreement with Conseco, L.L.C. ("Conseco") for the sale of 10% of the Company's partnership interest in Hoosier Park to Conseco. The transaction also included assumption by Conseco of a loan to the Company of approximately $2,600,000, of which the balance is $2,395,092 at December 31, 1998. The loan requires interest of prime plus 2% (9.75% at December 31, 1998) payable monthly with principal due November 2004. The note is collateralized by 10% of the assets of Hoosier Park. Conseco had an option to purchase an additional 47% interest in Hoosier Park which expired unexercised on December 31, 1998.

Future aggregate maturities of long-term debt are as follows:

1999-..........................................................  $  127,000
2000-..........................................................     126,000
2001-..........................................................  11,008,000
2002-..........................................................       9,000
2003-..........................................................          --
Thereafter-....................................................   2,395,000
                                                                 ----------
                                                                 $13,665,000
                                                                 ----------
                                                                 ----------

9. OPERATING LEASES:

The Company has a long-term operating lease for the land in Anderson, Indiana on which its Hoosier Park facility is located, as well as operating leases for the Indianapolis off-track betting facility and certain totalisator and audio/visual and other equipment and services. The Anderson lease expires in 2003, with an option to extend the lease for three additional ten year terms. The Indianapolis lease expires in 2009, with an option to extend the lease for two additional five year terms. The leases include provisions for minimum lease payments as well as contingent lease payments based on handle or revenues. Total rent expense for all operating leases was $4,022,000, $3,803,000 and $3,465,000 for the years ended December 31, 1998, 1997 and 1996.

CHURCHILL DOWNS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

9. OPERATING LEASES: (CONTINUED)

Future minimum operating lease payments are as follows:

                                                                                MINIMUM LEASE
                                                                                   PAYMENT
                                                                               ---------------
1999.........................................................................   $     725,604
2000.........................................................................         704,625
2001.........................................................................         556,214
2002.........................................................................         462,045
2003.........................................................................         372,840
Thereafter...................................................................       1,694,301
                                                                               ---------------
                                                                                $   4,515,629
                                                                               ---------------
                                                                               ---------------

10. STOCK-BASED COMPENSATION PLANS:

The Company sponsors both the "Churchill Downs Incorporated 1997 Stock Option Plan" (the "97 Plan") and the "Churchill Downs Incorporated 1993 Stock Option Plan" (the "93 Plan"), stock-based incentive compensation plans, which are described below. The Company applies APB Opinion 25 and related interpretations in accounting for both the plans. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS 123 are presented below.

The Company is authorized to issue up to 300,000 shares and 400,000 shares of common stock (as adjusted for the stock split) under the 97 Plan and 93 Plan, respectively, pursuant to "Awards" granted in the form of incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options. Awards may be granted to selected employees of the Company or any subsidiary.

EMPLOYEE STOCK OPTIONS:

Both the 97 Plan and the 93 Plan provide that the exercise price of any incentive stock option may not be less than the fair market value of the common stock on the date of grant. The exercise price of any nonqualified stock option is not so limited by the plans. The Company granted stock options in 1998, 1997 and 1996. The stock options granted in those years have contractual terms of 10 years and varying vesting dates, ranging from one to three years following the date of grant. In accordance with APB 25, the Company has not recognized any compensation cost for these stock options.

CHURCHILL DOWNS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

10. STOCK-BASED COMPENSATION PLANS: (CONTINUED)

A summary of the status of the Company's stock options as of December 31, 1998, 1997 and 1996 and the changes during the year ended on those dates is presented below:

                                        1998                        1997                        1996
                             --------------------------  --------------------------  --------------------------
                                            WEIGHTED                    WEIGHTED                    WEIGHTED
                             # OF SHARES     AVERAGE     # OF SHARES     AVERAGE     # OF SHARES     AVERAGE
                             UNDERLYING     EXERCISE     UNDERLYING     EXERCISE     UNDERLYING     EXERCISE
                               OPTIONS       PRICES        OPTIONS       PRICES        OPTIONS       PRICES
                             -----------  -------------  -----------  -------------  -----------  -------------
Outstanding at beginning of
  the year.................     426,532     $   19.45       337,000     $   19.08       248,000     $   22.34
Granted....................      51,766     $   32.50        89,532     $   20.83       274,400     $   18.97
Exercised..................          --            --            --            --            --            --
Canceled...................          --            --            --            --       185,400     $   23.27
Forfeited..................          --            --            --            --            --            --
Expired....................          --            --            --            --            --            --
Outstanding at end of
  year.....................     478,298     $   20.86       426,532     $   19.45       337,000     $   19.08
Exercisable at end of
  year.....................     248,000     $   21.02       207,400     $   19.67        --            --
Weighted-average fair value
  per share of options
  granted during the
  year.....................                 $   10.42                   $    6.34                   $    5.55

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1998, 1997 and 1996, respectively: dividend yields ranging from 1.20% to 1.54%; risk-free interest rates are different for each grant and range from 5.75% to 6.63%; and the expected lives of options are different for each grant and range from approximately 5.83 to 6.5 years,and expected volatility rates of 24.86%, 19.38% and 18.75% for years ending December 31, 1998, 1997 and 1996.

The following table summarizes information about stock options outstanding at December 31, 1998:

                                                             OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                                ---------------------------------------------  --------------------------
                                                                                  WEIGHTED                    WEIGHTED
                                                  NUMBER     WEIGHTED AVERAGE      AVERAGE       NUMBER        AVERAGE
                   RANGE OF                     OUTSTANDING      REMAINING        EXERCISE     EXERCISABLE    EXERCISE
               EXERCISE PRICES                  AT 12/31/98  CONTRIBUTING LIFE      PRICE      AT 12/31/98      PRICE
----------------------------------------------  -----------  -----------------  -------------  -----------  -------------
$15.75 to $19.25                                   315,900            6.05        $   18.72       211,000     $   20.89
$21.25 to $32.50                                   162,398            8.20        $   25.02        37,000     $   21.71
                                                -----------                                    -----------
TOTAL.........................................     478,298            6.77        $   20.86       248,000     $   21.02
                                                -----------                                    -----------
                                                -----------                                    -----------

EMPLOYEE STOCK PURCHASE PLAN:

Under the Company's Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), the Company is authorized to sell, pursuant to short-term stock options, shares of its common stock to its full-time (or part-time for at least 20 hours per week and at least five months per year) employees at a discount from the common stock's fair market value. The Employee Stock Purchase Plan operates on

CHURCHILL DOWNS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

10. STOCK-BASED COMPENSATION PLANS: (CONTINUED)

the basis of recurring, consecutive one-year periods. Each period commences on August 1 and ends on the next following July 31.

On the first day of each 12-month period, August 1, the Company offers to each eligible employee the opportunity to purchase common stock. Employees elect to participate for each period to have a designated percentage of their compensation withheld (after-tax) and applied to the purchase of shares of common stock on the last day of the period, July 31. The Employee Stock Purchase Plan allows withdrawals, terminations and reductions on the amounts being deducted. The purchase price for the common stock is 85% of the lesser of the fair market value of the common stock on (i) the first day of the period, or
(ii) the last day of the period. No employee may purchase common stock under the Employee Stock Purchase Plan valued at more than $25,000 for each calendar year.

Under the Employee Stock Purchase Plan, the Company sold 8,107 shares of common stock to 102 employees pursuant to options granted on August 1, 1997, and exercised on July 31, 1998. Because the plan year overlaps the Company's fiscal year, the number of shares to be sold pursuant to options granted on August 1, 1998, can only be estimated because the 1998 plan year is not yet complete. The Company's estimate of options granted in 1998 under the Plan is based on the number of shares sold to employees under the Plan for the 1997 plan year, adjusted to reflect the change in the number of employees participating in the Plan in 1998.

A summary of the status of the Company's stock options under the Employee Stock Purchase Plan as of December 31, 1998, 1997 and 1996 and the changes during the year ended on those dates is presented below:

                                                1998                           1997                            1996
                                    ----------------------------  ------------------------------  ------------------------------
                                    # OF SHARES     WEIGHTED       # OF SHARES      WEIGHTED       # OF SHARES      WEIGHTED
                                    UNDERLYING       AVERAGE       UNDERLYING        AVERAGE       UNDERLYING        AVERAGE
                                      OPTIONS    EXERCISE PRICES     OPTIONS     EXERCISE PRICES     OPTIONS     EXERCISE PRICES
                                    -----------  ---------------  -------------  ---------------  -------------  ---------------
Outstanding at beginning of the
  year............................       8,030      $   14.60           8,000       $   14.45           7,818       $   14.45
Adjustment to prior year estimated
  grants..........................          77      $   14.60             410       $   14.45              --              --
Granted...........................       5,238      $   31.45           8,030       $   18.94           8,000       $   17.22
Exercised.........................       8,107      $   14.60           8,410       $   14.95           7,818       $   14.45
Forfeited.........................          --             --              --              --              --              --
Expired...........................          --             --              --              --              --              --
Outstanding at end of year........       5,238      $   31.45           8,030       $   18.94           8,000       $   17.22
Exercisable at end of year........          --             --              --              --              --              --
Weighted-average
  Fair value per share of options
    granted during the year.......   $   12.16                      $    5.36                       $    5.35

Churchill Downs Incorporated
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10. STOCK-BASED COMPENSATION PLANS: (CONTINUED)

Had the compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's net earnings and earnings per common share for 1998, 1997 and 1996 would approximate the pro forma amounts presented below:

                                                                            1998           1997          1996
                                                                        -------------  ------------  ------------
Net earnings:
  As reported.........................................................  $  10,518,548  $  9,148,560  $  8,071,526
  Pro-forma...........................................................  $  10,086,914  $  8,605,000     7,530,000
Earnings per common share:
  As reported
    Basic.............................................................  $        1.41  $       1.25  $       1.08
    Diluted...........................................................  $        1.40  $       1.25  $       1.08
  Pro-forma
    Basic.............................................................  $        1.35  $       1.18  $       1.01
    Diluted...........................................................  $        1.34  $       1.18  $       1.01

The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. The Company anticipates making awards in the future under its stock-based compensation plans.

11. FAIR VALUES OF FINANCIAL INSTRUMENTS:

Financial Accounting Standards Board ("FASB") Statement No. 107, "Disclosure about Fair Value of Financial Instruments," is a part of a continuing process by the FASB to improve information on financial instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for such financial instruments as defined by the Statement:

Cash and Cash Equivalents--The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

Long-Term Debt--The carrying amounts of the Company's borrowings under its line of credit agreements and other long-term debt approximates fair value, based upon current interest rates.

12. CONTINGENCIES:

On January 22, 1992, the Company acquired certain assets of Louisville Downs, Incorporated for $5,000,000 including the site of the Louisville Sports Spectrum. In conjunction with this purchase, the Company withheld $1,000,000 from the amount due to the sellers to offset certain costs related to the remediation of environmental contamination associated with underground storage tanks at the site. All of the $1,000,000 hold back had been utilized as of December 31, 1998 and additional costs of remediation have not yet been conclusively determined. The sellers have now received a reimbursement from the State of Kentucky of $995,000 for remediation costs and that amount is now being held in an escrow account to pay further costs of remediation. Approximately $985,000 remains in the account. In

CHURCHILL DOWNS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

12. CONTINGENCIES: (CONTINUED)

addition to the hold back, the Company has obtained an indemnity to cover the full cost of remediation from the prior owner of the property.

It is not anticipated that the Company will have any liability as a result of compliance with environmental laws with respect to any of the Company's property. Except as discussed herein, compliance with environmental laws has not affected the ability to develop and operate the Company's properties and the Company is not otherwise subject to any material compliance costs in connection with federal or state environmental laws.

13. EARNINGS PER COMMON SHARE COMPUTATIONS:

The following is a reconciliation of the numerator and denominator of the earnings per common share computations:

                                                                            1998           1997          1996
                                                                        -------------  ------------  ------------
Net earnings (numerator) amounts used for basic and diluted per share computations:.......................................................  $  10,518,548  $  9,148,560  $  8,071,526
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
Weighted average shares (denominator) of common stock outstanding per share computations:
  Basic...............................................................      7,460,058     7,312,052     7,445,542
  Plus dilutive effect of stock options...............................         79,424         8,618         2,164
                                                                        -------------  ------------  ------------
  Diluted.............................................................      7,539,482     7,320,670     7,447,706
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
Earnings per common share:
  Basic...............................................................  $        1.41  $       1.25  $       1.08
  Diluted.............................................................  $        1.40  $       1.25  $       1.08

Options to purchase 51,766, 9,800 and 135,250 shares for the years ended December 31, 1998, 1997 and 1996, respectively, were not included in the computation of earnings per common share-assuming dilution because the options' exercise prices were greater than the average market price of the common shares.

14. SEGMENT INFORMATION

In 1998 the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has determined that it currently operates in the following four segments: (1) Churchill Downs racetrack and the Louisville Sports Spectrum simulcast facility, (2) Ellis Park racetrack and its on-site simulcast facility, (3) Hoosier Park racetrack and its on-site simulcast facility and the other three Indiana simulcast facilities and (4) Other operations.

Most of the Company's revenues are generated from commissions on pari-mutuel wagering at the Company's racetracks and simulcast wagering facilities, as well as simulcast fees, admissions and concessions revenue and other sources. Other operations includes the Kentucky Horse Center and the

CHURCHILL DOWNS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

14. SEGMENT INFORMATION (CONTINUED)

Company's investments in various other business enterprises. The Company's equity in the net income of equity method investees is not significant. Eliminations include the elimination of management fees and other intersegment transactions.

The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation and amortization ("EBITDA") and operating income.

The table below presents information about reported segments for the years ending December 31, 1998, 1997 and 1996:

                       SEGMENT INFORMATION (IN THOUSANDS)

                                                                                      OTHER
                                     CHURCHILL DOWNS  HOOSIER PARK  ELLIS PARK     OPERATIONS     ELIMINATIONS    TOTAL
                                     ---------------  ------------  -----------  ---------------  ------------  ----------
Net revenues:
  1998.............................     $  80,925      $   47,744    $  17,386      $   2,497      $   (1,252)  $  147,300
  1997.............................        77,404          41,503           --          1,299          (1,299)     118,907
  1996.............................        74,540          33,319           --          1,334          (1,334)     107,859
EBITDA:
  1998.............................     $  14,417      $    5,599    $   2,305      $     909              --   $   23,230
  1997.............................        14,205           4,282           --            802              --       19,289
  1996.............................        15,390           1,565           --            847              --       17,802
Operating income:
  1998.............................     $  10,700      $    4,499    $   1,422      $     522              --   $   17,143
  1997.............................        10,557           3,088           --            760              --       14,405
  1996.............................        11,482               6           --            827              --       12,315
Total assets:
  1998.............................     $  89,427      $   31,732    $  23,038      $  71,109      $ (100,655)  $  114,651
  1997.............................        72,490          29,689           --         31,180         (47,510)      85,849
  1996.............................        71,047          28,626           --         26,062         (45,006)      80,729

Following is a reconciliation of total EBITDA to income before provision for income taxes:

(IN THOUSANDS)                                                   1998       1997       1996
-------------------------------------------------------------  ---------  ---------  ---------
Total EBITDA.................................................  $  23,230  $  19,289  $  17,802
Depreciation and amortization................................     (5,744)    (4,559)    (4,814)
Interest income (expense)....................................       (216)       243         53
                                                               ---------  ---------  ---------
Earnings before provision for income taxes...................  $  17,270  $  14,973  $  13,041
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

CHURCHILL DOWNS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

15. SUBSEQUENT EVENTS:

On January 13, 1999, the Company acquired a 60% interest in Charlson Broadcast Technologies, LLC ("CBT") for a purchase price of $5.4 million. CBT provides simulcast graphic software video services to racetracks and simulcast wagering facilities throughout the United States. The purchase agreement includes provisions for an additional contingent purchase price to be paid by the Company to the former owners of the 60% interest based upon the achievement of certain operating targets.

On January 21,1999, the Company entered into an agreement to acquire all of the outstanding shares of Calder Race Course, Inc., and Tropical Park, Inc. ("Calder"), from KE Acquisition Corp., a private holding company. Terms of the agreement include a purchase price of $86 million subject to certain adjustments. Closing of the acquisition is expected in early April 1999.

                          CHURCHILL DOWNS INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                        MARCH 31,      DECEMBER 31,    MARCH 31,
                                                                           1999            1998           1998
                                                                      --------------  --------------  ------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.........................................  $   12,590,422  $    6,379,686  $ 11,803,389
  Accounts receivable...............................................       8,401,845      11,968,114     5,925,377
  Prepaid income taxes..............................................       2,374,781              --       969,185
  Other current assets..............................................         950,089       1,049,084       847,493
                                                                      --------------  --------------  ------------
    Total current assets............................................      24,317,137      19,396,884    19,545,444

Other assets........................................................       5,427,113       3,796,292     3,691,108
Plant and equipment, net............................................      85,826,688      83,088,204    63,145,872
Intangible assets, net..............................................      11,406,833       8,369,395     1,872,449
                                                                      --------------  --------------  ------------
                                                                      $  126,977,771  $  114,650,775  $ 88,254,873
                                                                      --------------  --------------  ------------
                                                                      --------------  --------------  ------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................  $   11,329,628  $    6,530,502  $  9,960,311
  Accrued expenses..................................................       5,307,925       8,098,228     5,000,182
  Dividends payable.................................................              --       3,762,521            --
  Income taxes payable..............................................              --         257,588            --
  Deferred revenue..................................................      15,461,793       8,412,552    13,718,956
  Long-term debt, current portion...................................         570,526         126,812        79,805
                                                                      --------------  --------------  ------------
    Total current liabilities.......................................      32,669,872      27,188,203    28,759,254

Long-term debt, due after one year..................................      21,236,525      13,538,027     2,633,164
Other liabilities...................................................       3,810,159       1,755,760     2,661,889
Deferred income taxes...............................................       7,011,619       6,937,797     2,377,100
Shareholders' equity:
  Preferred stock, no par value; authorized, 250,000 shares, issued,
    none............................................................              --              --            --
  Common stock, no par value; authorized, 20,000,000 shares, issued
    7,525,041 shares, March 31, 1999 and December 31, 1998 and
    7,316,934 shares, March 31, 1998................................       8,926,975       8,926,975     3,614,567
  Retained earnings.................................................      53,588,822      56,598,957    48,273,899
  Deferred compensation costs.......................................        (201,201)       (229,944)           --
  Note receivable for common stock..................................         (65,000)        (65,000)      (65,000)
                                                                      --------------  --------------  ------------
                                                                          62,249,596      65,230,988    51,823,466
                                                                      --------------  --------------  ------------
                                                                      $  126,977,771  $  114,650,775  $ 88,254,873
                                                                      --------------  --------------  ------------
                                                                      --------------  --------------  ------------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                          CHURCHILL DOWNS INCORPORATED

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                  (UNAUDITED)

                                                                                         1999            1998
                                                                                    --------------  --------------
Net revenues......................................................................  $   17,662,926  $   15,385,151
Operating expenses................................................................      19,157,153      15,999,128
                                                                                    --------------  --------------
  Gross loss......................................................................      (1,494,227)       (613,977)

Selling, general and administrative expenses......................................       3,303,115       2,155,754
                                                                                    --------------  --------------

  Operating loss..................................................................      (4,797,342)     (2,769,731)
                                                                                    --------------  --------------

Other income (expense):
  Interest income.................................................................         147,431         189,270
  Interest expense................................................................        (435,465)       (104,524)
  Miscellaneous, net..............................................................          44,117         117,054
                                                                                    --------------  --------------

                                                                                          (243,917)        201,800
                                                                                    --------------  --------------

  Loss before income tax benefit..................................................      (5,041,259)     (2,567,931)
                                                                                    --------------  --------------
Federal and state income tax benefit..............................................       2,031,123         998,900
                                                                                    --------------  --------------
  Net loss........................................................................  $   (3,010,136) $   (1,569,031)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Basic and diluted net loss per share..............................................  $         (.40) $         (.21)
Basic and diluted weighted average shares outstanding.............................       7,525,041       7,316,934

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                          CHURCHILL DOWNS INCORPORATED

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                  (UNAUDITED)

                                                                                         1999            1998
                                                                                    --------------  --------------
Cash flows from operating activities:
  Net earnings....................................................................  $   (3,010,136) $   (1,569,031)
  Adjustments to reconcile net earnings to net cash provided by operating activities:
  Depreciation and amortization...................................................       1,903,255       1,159,106
  Deferred income taxes...........................................................          73,822              --
  Deferred compensation...........................................................          98,591          13,800
  Increase (decrease) in cash resulting from changes in operating assets and liabilities:
    Accounts receivable...........................................................       4,405,301       1,161,512
    Prepaid income taxes..........................................................      (2,374,781)       (969,185)
    Other current assets..........................................................         112,733        (307,004)
    Accounts payable..............................................................       4,713,229       4,227,528
    Accrued expenses..............................................................      (2,868,898)     (2,937,393)
    Income taxes payable..........................................................        (257,588)       (186,642)
    Deferred revenue..............................................................       6,258,985       6,374,126
    Other assets and liabilities..................................................      (1,205,204)        335,118
                                                                                    --------------  --------------
      Net cash provided by operating activities...................................       7,849,309       7,301,935
                                                                                    --------------  --------------
Cash flows from investing activities:
  Additions to plant and equipment, net...........................................      (2,563,687)     (1,120,311)
  Acquisition of business, net of cash acquired of $25,767........................      (2,925,648)             --
                                                                                    --------------  --------------
    Net cash used in investing activities.........................................      (5,489,335)     (1,120,311)
Cash flows from financing activities:
  Increase (decrease) in long-term debt, net......................................        (938,133)             --
  Borrowings on bank line of credit...............................................       8,000,000              --
  Repayments of bank line of credit...............................................      (1,000,000)             --
  Dividends paid..................................................................      (3,762,521)     (3,658,468)
  Contribution by minority interest in subsidiary.................................       1,551,416              --
                                                                                    --------------  --------------
    Net cash provided by (used in) financing activities...........................       3,850,762      (3,658,468)
                                                                                    --------------  --------------
Net increase in cash and cash equivalents.........................................       6,210,736       2,523,156
Cash and cash equivalents, beginning of period....................................       6,379,686       9,280,233
                                                                                    --------------  --------------
Cash and cash equivalents, end of period..........................................  $   12,590,422  $   11,803,389
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest........................................................................  $      526,322  $      250,000
  Income taxes....................................................................              --  $       18,000
Noncash transactions:
  Invoicing for 1999 and 1998 Kentucky Derby and Oaks.............................  $      790,256  $      371,252

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                          CHURCHILL DOWNS INCORPORATED

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements are presented in accordance with the requirements of Form 10-Q and consequently do not include all of the disclosures normally required by generally accepted accounting principles or those normally made in Churchill Downs Incorporated's (the "Company") annual report on Form 10-K. The year end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. Accordingly, the reader of this Form 10-Q may wish to refer to the Company's Form 10-K for the period ended December 31, 1998 for further information. The accompanying condensed consolidated financial statements have been prepared in accordance with the registrant's customary accounting practices and have not been audited. In the opinion of management, all adjustments necessary for a fair presentation of this information have been made and all such adjustments are of a normal recurring nature.

Because of the seasonal nature of the Company's business, revenues and operating results for any interim quarter are not indicative of the revenues and operating results for the year and are not necessarily comparable with results for the corresponding period of the previous year. The accompanying condensed consolidated financial statements reflect a disproportionate share of annual net earnings (loss) as the Company normally earns a substantial portion of its net earnings in the second quarter of each year during which the Kentucky Derby and Kentucky Oaks are run. The Kentucky Derby and Kentucky Oaks are run on the first weekend in May.

2.  LONG-TERM DEBT

On September 15, 1998, the Company obtained a $100 million line of credit through a syndicate of banks headed by its principal lender, which expires in September 2001. This credit facility replaced a $50 million line of credit obtained during the second quarter of 1998. The interest rate on borrowings was based upon LIBOR plus 50 to 112.5 additional basis points, which was determined by certain Company financial ratios. There was $18.0 million outstanding on the line of credit at March 31, 1999, $11.0 million outstanding at December 31, 1998 and no borrowings outstanding at March 31, 1998, under previous lines of credit. In connection with our acquisition strategy, the Company increased the line of credit during the second quarter of 1999 to $250 million (See Note 7).

3.  RECLASSIFICATION

Certain prior period financial statement amounts have been reclassified to conform to the current period presentation.

4.  ACQUISITIONS

On January 13, 1999, the Company acquired a 60% interest in Charlson Broadcast Technologies, LLC ("CBT") for $3.1 million and made an additional equity contribution to CBT in the amount of $2.3 million. CBT's total assets and liabilities were $2.1 million and $2.2 million, respectively on the

                          CHURCHILL DOWNS INCORPORATED

               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                  (UNAUDITED)

4.  ACQUISITIONS (CONTINUED)

date of acquisition. The purchase price was allocated to the fair value of net assets acquired, with the excess of $3.2 million being amortized over periods of 5 and 15 years based on the nature of the intangibles acquired. CBT's financial position and results of operations have been included in the Company's consolidated financial statements since the date of acquisition.

On April 21, 1998, the Company acquired from TVI Corp., ("TVI") all of the outstanding stock of Racing Corporation of America ("RCA") for a purchase price of $22.6 million, which includes transaction costs of $.6 million. RCA owns and operates Ellis Park Race Course in Henderson, Kentucky, and the Kentucky Horse Center, a training facility located in Lexington, Kentucky. As part of the transaction, TVI received 200,000 shares of the Company's common stock valued at $4.9 million with the remaining balance of $17.1 million paid from cash on hand and a draw on the Company's bank line of credit. The purchase price of $22.6 million was allocated to the acquired assets and liabilities based on their fair values on the acquisition date with the excess of $6.4 million being recorded as goodwill, which is being amortized over 40 years. The acquisition was accounted for by the Company under the purchase method of accounting and, accordingly, the results of operations of RCA subsequent to April 20, 1998, are included in the Company's consolidated results of operations.

Following are the unaudited pro forma results of operations as if the April 21, 1998, acquisition had occurred on January 1, 1998 (in thousands, except per share and share amounts):

                                                                           THREE MONTHS ENDED
                                                                             MARCH 31, 1998
                                                                           -------------------
Net revenues.............................................................      $    16,942
Net loss.................................................................      $    (2,234)
Basic and diluted net loss per share.....................................      $      (.30)
Basic and diluted weighted average shares outstanding outstanding........        7,516,934

This unaudited proforma financial information is not necessarily indicative of the operating results that would have occurred had the transaction been consummated as of January 1, 1998, nor is it necessarily indicative of future operating results.

                          CHURCHILL DOWNS INCORPORATED

               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                  (UNAUDITED)

5.  EARNINGS PER SHARE

The following is a reconciliation of the numerator and denominator of the basic and diluted per share computations:

                                                                       THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                  ----------------------------
                                                                      1999           1998
                                                                  -------------  -------------
Loss (numerator) amounts used for basic and diluted per share computations..................................................  $  (3,010,136) $  (1,569,031)
Basic and diluted weighted average shares (denominator) of
  common stock outstanding per share............................      7,525,041      7,316,934
Basic and diluted net loss per share............................  $        (.40) $        (.21)

Options to purchase 478,298 and 426,532 shares for the three months ended March 31, 1999 and 1998 are excluded from the computation of earnings (loss) per common share-assuming dilution since their effect is antidilutive because of the net loss for the period.

6.  SEGMENT INFORMATION

The Company has adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Company has determined that it currently operates in the following four segments: (1) Churchill Downs racetrack, the Louisville Sports Spectrum simulcast facility and Churchill Downs corporate expenses (2) Ellis Park racetrack and its on-site simulcast facility,
(3) Hoosier Park racetrack and its on-site simulcast facility and the other three Indiana simulcast facilities and (4) Other operations.

Most of the Company's revenues are generated from commissions on pari-mutuel wagering at the Company's racetracks and simulcast wagering facilities, as well as simulcast fees, admissions and concessions revenue and other sources. Other operations include Kentucky Horse Center and the Company's investments in various other business enterprises. The Company's equity interest in the net income of equity method investees is not significant. Eliminations include the elimination of management fees and other intersegment transactions.

The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies" in the Company's annual report to stockholders for the year ended December 31, 1998.

                          CHURCHILL DOWNS INCORPORATED

               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                  (UNAUDITED)

6.  SEGMENT INFORMATION (CONTINUED)

The table below presents information about reported segments for the three months ending March 31, 1999 and 1998:

                       SEGMENT INFORMATION (IN THOUSANDS)

                                   CHURCHILL    HOOSIER     ELLIS       OTHER
                                     DOWNS       PARK       PARK     OPERATIONS   ELIMINATIONS    TOTAL
                                  -----------  ---------  ---------  -----------  ------------  ----------
Net revenues:
  1999                             $   4,643   $  10,948  $   1,166   $   1,214    $     (308)  $   17,663
  1998                                 5,367      10,018         --         334          (334)      15,385
EBITDA:
  1999                             $  (4,475)  $   1,678  $    (382)  $     329            --   $   (2,850)
  1998                                (3,351)      1,686         --         171            --       (1,494)
Operating income (loss):
  1999                             $  (5,390)  $   1,377  $    (702)  $     (82)           --   $   (4,797)
  1998                                (4,343)      1,713         --        (140)           --       (2,770)
Total assets:
  1999                             $  98,429   $  32,835  $  22,788   $  83,277    $ (110,351)  $  126,978
  1998                                71,024      31,410         --      29,504       (43,683)      88,255

Following is a reconciliation of total EBITDA to income before provision for income taxes:

                                                                           1999       1998
                                                                         ---------  ---------
                                                                            (IN THOUSANDS)
Total EBITDA...........................................................  $  (2,850) $  (1,494)
Depreciation and amortization..........................................     (1,903)    (1,159)
Interest income (expense), net.........................................       (288)        85
                                                                         ---------  ---------
Earnings before provision for income taxes.............................  $  (5,041) $  (2,568)
                                                                         ---------  ---------
                                                                         ---------  ---------

7.  SUBSEQUENT EVENTS

On April 23, 1999, the Company acquired all of the outstanding stock of Calder Race Course, Inc. and Tropical Park, Inc. from KE Acquisition Corporation for a purchase price of $86 million cash plus a closing net working capital adjustment of approximately $2.4 million cash and $0.6 million in transaction costs. The purchase included Calder Race Course in Miami and the licenses held by Calder Race Course, Inc. and Tropical Park, Inc. to conduct horse racing at Calder Race Course. Calder Race Course, one of four Thoroughbred tracks in Florida, offers live racing and simulcast-only days during two consecutive race meets, which run from late May through early January. The results of operations of Calder Race Course, Inc. and Tropical Park, Inc. will be included in the Company's consolidated financial statements from the date of acquisition during the second quarter of 1999.

                          CHURCHILL DOWNS INCORPORATED

               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                  (UNAUDITED)

7.  SUBSEQUENT EVENTS (CONTINUED)

Also on April 23, 1999, the Company increased its line of credit under a new revolving loan facility through a syndicate of banks headed by its principal lender to meet working capital and other short-term requirements and to provide funding for acquisitions, including the pending acquisition of Hollywood Park Race Track. The line of credit is secured by substantially all of the assets of the Company and its wholly owned subsidiaries. The new facility offers a line of credit of $250 million and matures in 2004.

On May 6, 1999, the Company signed a definitive agreement whereby the Company would purchase the Hollywood Park Race Track, the Hollywood Park Casino and approximately 240 acres located at the racetrack site in Inglewood, California. The racetrack offers live Thoroughbred racing and simulcast wagering. Terms of the agreement includes a purchase price of $140 million subject to certain adjustments and a provision under which either party can terminate the agreement during the due diligence period. If not so terminated, closing of the transaction is expected in the third quarter of 1999.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Calder Race Course, Inc.

In our opinion, the accompanying balance sheets and the related statements of income, of changes in shareholder's deficit and of cash flows present fairly, in all material respects, the financial position of Calder Race Course, Inc. (a wholly-owned subsidiary of K.E. Acquisition Corporation) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
February 19, 1999

CALDER RACE COURSE, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                             DECEMBER 31,
                                                                                    ------------------------------
                                                                                         1998            1997
                                                                                    --------------  --------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.......................................................  $    3,672,783  $      311,519
  Accounts receivable, net of allowance of $289,000 and $35,000 at December 31,
    1998 and 1997, respectively...................................................         620,863         598,501
  Restricted cash and investments.................................................         545,941         545,466
  Prepaid expenses................................................................         113,867          47,082
                                                                                    --------------  --------------
    Total current assets..........................................................       4,953,454       1,502,568
                                                                                    --------------  --------------
Property, plant and equipment:
  Land and improvements...........................................................       1,054,637       1,054,637
  Buildings and improvements......................................................      47,341,792      46,580,447
  Furniture, fixtures, and equipment..............................................       1,857,808       5,290,502
                                                                                    --------------  --------------
                                                                                        50,254,237      52,925,586
  Less accumulated depreciation...................................................      32,161,187      33,868,502
                                                                                    --------------  --------------
    Property, plant and equipment, net............................................      18,093,050      19,057,084
                                                                                    --------------  --------------
Restricted cash and investments--noncurrent.......................................         905,590         895,590
Other assets......................................................................         203,287          89,137
                                                                                    --------------  --------------
                                                                                         1,108,877         984,727
                                                                                    --------------  --------------
    Total assets..................................................................  $   24,155,381  $   21,544,379
                                                                                    --------------  --------------
                                                                                    --------------  --------------
                                      LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Accounts payable................................................................  $      322,783  $      103,991
  Funds held for stake racing--current............................................         570,117         545,517
  Mutuel tickets outstanding......................................................         538,309         485,990
  Accrued liabilities.............................................................         762,854         679,114
  Redeemable preferred stock payable..............................................              --         200,000
  Due to affiliate and parent.....................................................       4,548,380       3,121,717
                                                                                    --------------  --------------
    Total current liabilities.....................................................       6,742,443       5,136,329
Funds held for stake racing--noncurrent...........................................         817,401         817,108
Long-term debt....................................................................      22,910,647      28,342,941
Deferred tax liability............................................................       4,771,119       1,608,983
                                                                                    --------------  --------------
    Total liabilities.............................................................      35,241,610      35,905,361
                                                                                    --------------  --------------
Mandatorily redeemable preferred stock, 7% cumulative, $1 par value. Authorized
  190 shares; issued and outstanding -0- and 70 shares at December 31, 1998 and
  1997, respectively; redemption amount of $10,000 per share......................              --         700,000
Shareholder's deficit:
  Common stock, $.25 par value. Authorized 800,000 shares; issued and outstanding
    667,440 shares at December 31, 1998 and 1997..................................         166,860         166,860
  Additional paid-in capital......................................................      39,299,247      39,299,247
  Accumulated deficit.............................................................     (50,552,336)    (54,527,089)
                                                                                    --------------  --------------
    Total shareholder's deficit...................................................     (11,086,229)    (15,060,982)
                                                                                    --------------  --------------
    Total liabilities and shareholder's deficit...................................  $   24,155,381  $   21,544,379
                                                                                    --------------  --------------
                                                                                    --------------  --------------

   The accompanying notes are an integral part of these financial statements.

CALDER RACE COURSE, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
Revenues:
  Pari-mutuel commissions...........................................  $  37,157,767  $  33,700,053  $  29,583,341
  Interstate simulcast commissions..................................      6,170,547      5,485,302      4,131,141
  Stake fees for purses.............................................      1,595,950      1,531,608      1,273,970
  Admissions........................................................        575,153        608,177        698,693
  Parking, programs and concessions.................................      1,122,232      1,199,114      1,311,421
  Breakage..........................................................      1,467,305      1,358,981      1,057,300
  Sundry............................................................      1,885,156      1,236,825      1,339,278
                                                                      -------------  -------------  -------------
    Total revenues..................................................     49,974,110     45,120,060     39,395,144
                                                                      -------------  -------------  -------------
Expenses:
  Purses and owners' awards.........................................     23,347,422     21,152,506     18,575,516
  Advertising and promotion.........................................      1,480,848      1,647,781      1,334,982
  Depreciation......................................................      1,682,188      1,611,697      1,578,500
  Insurance.........................................................      1,332,754      1,331,234      1,372,077
  Maintenance and repairs...........................................        690,787        740,835        705,202
  Payroll and other compensation....................................      5,671,542      5,366,527      5,008,421
  Taxes.............................................................      1,770,203      1,747,056      1,655,176
  Services purchased................................................      2,035,327      1,873,546      1,662,633
  Totalisator rental................................................        492,992        504,973        469,222
  Utilities.........................................................      1,257,996      1,232,486      1,221,159
  Other.............................................................      2,867,096      2,585,572      2,332,479
                                                                      -------------  -------------  -------------
    Total expenses..................................................     42,629,155     39,794,213     35,915,367
                                                                      -------------  -------------  -------------
    Operating income................................................      7,344,955      5,325,847      3,479,777
                                                                      -------------  -------------  -------------
Other income (expense):
  Rental income.....................................................      1,010,807      1,067,848        871,676
  Interest income...................................................        164,861        123,818        108,752
  Interest expense..................................................     (1,866,600)    (2,312,932)    (2,453,517)
                                                                      -------------  -------------  -------------
                                                                           (690,932)    (1,121,266)    (1,473,089)
                                                                      -------------  -------------  -------------
    Income before income taxes......................................      6,654,023      4,204,581      2,006,688
Provision for income taxes..........................................      2,641,046      1,645,873        616,000
                                                                      -------------  -------------  -------------
Net income..........................................................      4,012,977      2,558,708      1,390,688
Dividends on preferred stock........................................         38,224         67,822         91,000
                                                                      -------------  -------------  -------------
Net income attributable to common shareholders......................  $   3,974,753  $   2,490,886  $   1,299,688
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

CALDER RACE COURSE, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIT
--------------------------------------------------------------------------------

                                                 COMMON STOCK
                                            -----------------------   ADDITIONAL                        TOTAL
                                              NUMBER        PAR         PAID-IN      (ACCUMULATED   SHAREHOLDER'S
                                             OF SHARES     VALUE        CAPITAL        DEFICIT)        DEFICIT
                                            -----------  ----------  -------------  --------------  --------------
Balance at January 1, 1996................     667,400   $  166,860  $  39,299,247  $  (58,317,663) $  (18,851,556)
  Net income..............................          --           --             --       1,390,688       1,390,688
  Dividends on preferred stock............          --           --             --         (91,000)        (91,000)
                                            -----------  ----------  -------------  --------------  --------------
Balance at December 31, 1996..............     667,400      166,860     39,299,247     (57,017,975)    (17,551,868)
  Net income..............................          --           --             --       2,558,708       2,558,708
  Dividends on preferred stock............          --           --             --         (67,822)        (67,822)
                                            -----------  ----------  -------------  --------------  --------------
Balance at December 31, 1997..............     667,400      166,860     39,299,247     (54,527,089)    (15,060,982)
  Net income..............................          --           --             --       4,012,977       4,012,977
  Dividends on preferred stock............          --           --             --         (38,224)        (38,224)
                                            -----------  ----------  -------------  --------------  --------------
Balance at December 31, 1998..............     667,400   $  166,860  $  39,299,247  $  (50,552,336) $  (11,086,229)
                                            -----------  ----------  -------------  --------------  --------------
                                            -----------  ----------  -------------  --------------  --------------

   The accompanying notes are an integral part of these financial statements.

CALDER RACE COURSE, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1998           1997           1996
                                                                       -------------  -------------  -------------
Cash flows from operating activities:
  Net income.........................................................  $   4,012,977  $   2,558,708  $   1,390,688
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation.......................................................      1,682,188      1,611,697      1,578,500
  Provision for deferred taxes.......................................      2,641,046      1,094,983        514,000
  Provision for bad debts............................................        254,000             --             --
  Adjustment in carrying value of captive insurance company..........             --        152,123             --
  Changes in assets and liabilities:
    (Increase) decrease in:
      Restricted cash and investments................................        (10,475)       (60,811)        16,172
      Accounts receivable............................................       (276,362)      (184,634)        66,300
      Prepaid expenses...............................................        (66,785)       147,171         (5,486)
      Other assets...................................................       (114,150)        30,812        (14,960)
    Increase (decrease) in:
      Accounts payable...............................................        218,792        (15,073)       (62,825)
      Funds held for stake racing....................................         24,893         48,686        309,259
      Mutuel tickets outstanding.....................................         52,319         35,749        (33,708)
      Accrued liabilities............................................         83,740        239,556       (188,885)
                                                                       -------------  -------------  -------------
      Net cash provided by operating activities......................      8,502,183      5,658,967      3,569,055
                                                                       -------------  -------------  -------------
Cash flows from investing activities:
  Payments for purchases of property and equipment...................       (718,154)      (629,471)      (303,320)
                                                                       -------------  -------------  -------------
      Net cash used in investing activities..........................       (718,154)      (629,471)      (303,320)
                                                                       -------------  -------------  -------------
Cash flows from financing activities:
  Advances to affiliate and parent, net..............................      1,947,753      1,054,069        733,286
  Redemption of mandatorily redeemable preferred stock...............       (900,000)      (400,000)            --
  Loan payments......................................................     (5,432,294)    (5,900,000)    (3,899,728)
  Dividends paid on preferred stock..................................        (38,224)       (67,822)       (91,000)
                                                                       -------------  -------------  -------------
      Net cash used in financing activities..........................     (4,422,765)    (5,313,753)    (3,257,442)
                                                                       -------------  -------------  -------------
      Net increase (decrease) in cash and cash equivalents...........      3,361,264       (284,257)         8,293
Cash and cash equivalents, beginning of period.......................        311,519        595,776        587,483
                                                                       -------------  -------------  -------------
Cash and cash equivalents, end of period.............................  $   3,672,783  $     311,519  $     595,776
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Supplemental cash flow information:
Interest paid........................................................  $   1,915,779  $   2,316,208  $   2,485,840
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Supplemental schedule of noncash financing activities:
Purchase of mandatorily redeemable preferred stock...................  $          --  $          --  $     200,000
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

Calder Race Course, Inc.
(A Wholly-owned subsidiary of K.E. Acquisition Corporation)
Notes to Financial Statements
December 31, 1998
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Calder Race Course, Inc. (the "Company"), holds a pari-mutuel racing permit from the State of Florida and conducts live race meetings for thoroughbred horses and participates in simulcast wagering as a host track and as a receiving track in Dade County, Florida. The Company's operations are classified under one business segment. As provided in the Florida statutes, the Company was authorized to operate a 122-day race meet during the years ended December 31, 1998, 1997 and 1996.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

RESTRICTED CASH

Restricted cash consists of a surety bond made payable to the State of Florida, which is required by the State of Florida in order for Calder to be granted a license to race, and fines collected from horsemen, trainers and jockeys during meets, which are used to subsidize medical and funeral expenses of backside personnel, who are otherwise uninsured or in need. In addition, included in restricted cash at December 31, 1998 and 1997, respectively, are approximately $1,371,000 and $76,000 of amounts to be invested relating to the future Florida Stallion Stakes.

INVESTMENTS

Investments consist of interest-bearing Bankers acceptances and money market accounts held for the future Florida Stallion Stakes races. These securities are carried at accreted cost and are held to maturity. Interest income is accrued as earned.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the respective assets, between 5 and 50 years. During 1998, the Company retired approximately $3.4 million of fully depreciated furniture, fixtures and equipment which are no longer being used in operations.

CALDER RACE COURSE, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews long-term assets for impairment and writes these down to fair value whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the Company reports that the carrying amount of cash and cash equivalents, trade receivables, accounts payable, long-term debt payable and accrued liabilities approximates fair value due to the short maturity of these instruments, and that the carrying amount of marketable securities is stated at fair value.

INCOME TAXES

The Company files a consolidated U.S. Federal income tax return with its parent, K.E. Acquisition Corporation (Parent). Under the terms of a tax sharing arrangement with its parent, the provision for income taxes is computed as if the Company filed a separate tax return, on a year to year, stand-alone basis, with the current tax balances determined based on a consolidated filing position. All current income tax related balances are included as due to parent in the accompanying financial statements.

The Company accounts for income taxes using the asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities. The differences in 1998 and 1997 related primarily to accelerated tax depreciation.

PURSES

In accordance with Florida statutes, the Company is required to distribute a specific amount of purses and owners' awards based on a percentage of the pari-mutuel handle plus additional amounts based on contractual agreements with the Florida Horsemen's Benevolent Protective Association. The Company underpaid approximately $160,000 and $308,000 of purses and owners' awards during December 31, 1998 and 1997, respectively. Such amounts are included in accrued liabilities. The obligation at December 31, 1997 was fulfilled in 1998, and the obligation at December 31, 1998 is expected to be fulfilled in 1999.

HORSEMEN ACCOUNT

During the track meet the Company administers the Horsemen's bank account on their behalf. In addition to the opening balance, these funds include purses which have been paid by the Company to the Horsemen during the track meet but not yet withdrawn by the Horsemen. The funds held and

CALDER RACE COURSE, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

administered on behalf of the Horsemen amounted to $109,000 and $37,000 at December 31, 1998 and 1997, respectively. Such funds have been excluded from the financial statements.

RECLASSIFICATIONS

Certain reclassifications have been made to prior period financial statements to conform with current period presentation.

2. ACCOUNTS RECEIVABLE

Accounts receivable consist primarily of amounts due from simulcasting, rent, and from concession activities. The Company maintains an allowance for doubtful accounts at a level which management believes is sufficient to cover potential losses.

3. DEBT

The Company and its affiliate, Tropical Park, Inc. (Tropical), assumed debt of its former owner, of which the Company's allocable share at December 31, 1998 and 1997 amounted to $22,910,647 and $28,342,941, respectively. The debt, which is payable to its Parent, was allocated by agreement between the Company and Tropical. The debt is collateralized by substantially all of the Company's assets. The loan bears interest at adjusted LIBOR plus .75% (6.75% at December 31, 1998). In February 1999, the maturity date was extended to January 1, 2000. Interest payments are payable quarterly. The Company, and its affiliate, Tropical, are jointly and severally liable to their Parent for the total debt assumed which approximates $39,498,000 and $49,000,000 at December 31, 1998 and 1997, respectively.

4. MANDATORILY REDEEMABLE PREFERRED STOCK

On August 5, 1988, the Company entered into a preferred stock exchange agreement whereby 190 shares of $1.00 par value, nonvoting, 7% cumulative preferred stock were authorized and issued. The preferred stock has a liquidation value of $10,000 per share. On August 28, 1998, the Company exercised an option to redeem all the remaining outstanding shares of preferred stock. The Company paid preferred stock dividends of $38,224, $67,822 and $91,000 during 1998, 1997 and 1996, respectively.

5. COMMITMENTS AND CONTINGENCIES

LEASES AND CONTRACTS

The Company entered into a lease with Tropical, an affiliate, for the rental of the Company's racing plant and facilities through March 2004. Rent is calculated at 1.5% of Tropical's on-site pari-mutuel handle. Total rental income under this lease was $803,199, $810,618 and $707,206 for 1998, 1997 and 1996, respectively.
The rent, real estate taxes, and maintenance costs are reviewed annually to

CALDER RACE COURSE, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998
--------------------------------------------------------------------------------

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)

determine whether an adjustment should be made based on increases or decreases in various costs and expenses.

The Company has also agreed to furnish Tropical with personnel necessary for its racing meets. For this service, Tropical is charged with the actual payroll cost plus a fringe benefit charge of 40% of this amount. The Company pays all related payroll costs. Fringe benefit fees for the year ended December 31, 1998, 1997 and 1996 totaled $896,410, $869,248 and $746,162, respectively. Payroll expenses have been reduced by this amount in the accompanying financial statements.

LEGAL MATTERS

The Company is involved in various matters of litigation which arise in the normal course of business. Management believes that liability, if any, arising from such litigation will not have a material adverse effect on the financial position of the Company.

CONCESSION CONTRACT

The Company has two years remaining on its three-year contract with its food and beverage concessionaire. Under the terms of the agreement, the Company is entitled to receive a percentage of the net concession sales, by location. In addition, the contract provides for the concessionaire to reimburse the Company for certain electricity costs in the main building. Amounts owed to the Company at December 31, 1998 and 1997 amounted to $196,278 and $34,300, respectively.

LAND LEASE

The Company has leased a portion of its land, through February 2025, to an operator of a national hotel franchise. As provided by the terms of the lease, the annual base rent is $63,000 plus a percentage of the rent based on the gross receipts of the hotel.

SERVICE AGREEMENTS

The Company has entered into a totalisator service agreement through 1999. The totalisator service charge is based on a tiered percentage of the daily handle, subject to a minimum fee of $2,000 for each racing day. Total charges amounted to $492,992, $504,973 and $469,222 for 1998, 1997 and 1996, respectively.

In 1994, the Company entered into a five-year service agreement with a third party who provides on-track video and support operations. The charge for this service amounted to $468,793, $468,629 and $409,760 for 1998, 1997 and 1996,
respectively.

CALDER RACE COURSE, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998
--------------------------------------------------------------------------------

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)

EMPLOYMENT AGREEMENTS

The Company entered into three employment agreements with key employees for which the contract periods and termination dates vary from one year to three years. The agreements provide, in part, for combined compensation to be allocated between the Company and its affiliate, Tropical, of approximately $376,000, $350,000 and $314,000 in 1998, 1997 and 1996, respectively. The
Company's portion was approximately $325,000, $296,000 and $255,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Total remaining annual commitments under these agreements amount to approximately $238,700, $183,000 and $42,000 for the years ending 1999, 2000 and 2001, respectively, of which the Company's allocated portion for 1999, 2000 and 2001 will be approximately $202,900, $155,600 and $35,700, respectively.

FUNDS HELD FOR STAKE RACING

Funds held for stake racing represent funds relating to nominating fees from horsemen for the Florida Stallion Stakes to be held in future years. These funds are included as investments and restricted cash in the accompanying financial statements. These funds consist primarily of interest bearing Bankers acceptances and money market accounts carried at accreted cost, maturing during the three years mentioned above. Market value approximates accreted cost.

401(K) PLAN

All employees who have completed at least 1,000 hours of service, not covered by any other qualified pension or profit-sharing plan and are 21 years or older are eligible to participate in the Calder Race Course, Inc. 401(k) Plan. The Company's plan contributions, which are in the form of matching contributions equal to a percentage of the employees' contributions to the plan, totaled $13,281 and $8,948 for the years ended December 31, 1998 and 1997, respectively.

6. INCOME TAXES

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income primarily as a result of certain expenses where the deductions are accelerated for tax purposes.

The Company's results are included in the consolidated U.S. federal income tax return with its parent. Under the terms of the agreed-upon tax sharing arrangement with its parent, the provision for income taxes is computed as if the Company filed a separate tax return, on a year to year, stand-alone basis. The consolidated current income tax liability of the Company's parent is allocated to the Company based on its pro-rata percentage of taxable income of the consolidated group and is included as Due to affiliate and parent in the accompanying financial statements. Other income tax related balances including those arising from temporary differences which generate deferred taxes and the difference in the current liability for income taxes computed as if the Company filed a separate tax return and the

CALDER RACE COURSE, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998
--------------------------------------------------------------------------------

6. INCOME TAXES (CONTINUED)

parent's allocated amount, are included as Deferred tax liability in the accompanying financial statements.

The aggregate amount of current and deferred tax expense, and the net amount of any tax-related balances due to parent was $2,641,046 and $4,771,119, respectively, for 1998 and $1,645,873 and $2,161,873, respectively, for 1997. The current and deferred tax expense was $616,000 for 1996.

7. DUE TO AFFILIATE AND PARENT

Intercompany accounts with affiliate and parent consists of the following:

                                                                       AS OF DECEMBER 31,
                                                                  ----------------------------
                                                                      1998           1997
                                                                  -------------  -------------
Due to affiliate, net...........................................  $  (4,548,380) $  (2,568,827)
Current taxes payable...........................................             --       (552,890)
                                                                  -------------  -------------
  Total due to affiliate and parent--current....................  $  (4,548,380) $  (3,121,717)
                                                                  -------------  -------------
                                                                  -------------  -------------
Deferred tax liability--noncurrent..............................  $    (956,633) $  (1,030,720)
Deferred tax sharing agreement liability--noncurrent............     (3,814,486)      (578,263)
                                                                  -------------  -------------
  Deferred tax liability (Due to parent--noncurrent)............  $  (4,771,119) $  (1,608,983)
                                                                  -------------  -------------
                                                                  -------------  -------------

8. SUBSEQUENT EVENT

On January 21, 1999, K.E. Acquisition Corporation entered into a definitive agreement to sell all of the outstanding shares of the Company and its affiliate, Tropical, to Churchill Downs, Inc. for cash consideration of $86,000,000 subject to certain adjustments at closing. The transaction remains subject to customary closing conditions, including the expiration of the waiting period under the Hard-Scott-Rodino Act and approval of the Florida Department of Business and Professional Regulation. Closing of the transaction is anticipated during the first quarter of 1999.

                                     * * *

                            CALDER RACE COURSE, INC.

          (A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)

                                 BALANCE SHEET

                                                                                                       MARCH 31,
                                                                                                         1999
                                                                                                     -------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents........................................................................  $   1,831,507
  Accounts receivable, net of allowance of $294,000................................................        430,288
  Restricted cash and investments..................................................................        696,289
  Prepaid expenses.................................................................................         38,192
                                                                                                     -------------
    Total current assets...........................................................................      2,996,276
                                                                                                     -------------
Property, plant and equipment:
  Land and improvements............................................................................      1,054,637
  Buildings and improvements.......................................................................     47,349,817
  Furniture, fixtures, and equipment...............................................................      2,102,563
                                                                                                     -------------
                                                                                                        50,507,017
  Less accumulated depreciation....................................................................     32,572,024
                                                                                                     -------------
    Property, plant and equipment, net.............................................................     17,934,993
                                                                                                     -------------
Restricted cash and investments - noncurrent.......................................................        778,991
Other assets.......................................................................................        806,240
                                                                                                     -------------
                                                                                                         1,585,231
                                                                                                     -------------
    Total assets...................................................................................  $  22,516,500
                                                                                                     -------------
                                                                                                     -------------

                                      LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Accounts payable.................................................................................  $     318,209
  Funds held for stake racing--current.............................................................        696,288
  Mutuel tickets outstanding.......................................................................        835,488
  Accrued liabilities..............................................................................        680,487
  Due to affiliate and parent......................................................................      4,670,751
                                                                                                     -------------
    Total current liabilities......................................................................      7,201,223

Funds held for stake racing - noncurrent...........................................................      1,153,901
Long-term debt.....................................................................................     22,910,647
Deferred tax liability.............................................................................      3,691,519
                                                                                                     -------------
    Total liabilities..............................................................................     34,957,290
                                                                                                     -------------
Shareholder's deficit:
  Common stock, $.25 par value. Authorized 800,000 shares; issued and outstanding 667,440 shares...        166,860
  Additional paid-in capital.......................................................................     39,299,247
  Accumulated deficit..............................................................................    (51,906,897)
                                                                                                     -------------
    Total shareholder's deficit....................................................................    (12,440,790)
                                                                                                     -------------
    Total liabilities and shareholder's deficit....................................................  $  22,516,500
                                                                                                     -------------
                                                                                                     -------------

   The accompanying notes are an integral part of these financial statements.

                            CALDER RACE COURSE, INC.

          (A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)

                              STATEMENTS OF INCOME

                                                                                     FOR THE          FOR THE
                                                                                  THREE MONTHS     THREE MONTHS
                                                                                 ENDED MARCH 31,  ENDED MARCH 31,
                                                                                      1999             1998
                                                                                 ---------------  ---------------
                                                                                   (UNAUDITED)      (UNAUDITED)
Revenues:
  Admissions...................................................................   $       2,280    $          --
  Parking, programs and concessions............................................           1,861            3,602
  Sundry.......................................................................         608,271          561,625
                                                                                 ---------------  ---------------
    Total revenues.............................................................         612,412          565,227
                                                                                 ---------------  ---------------
Expenses:
  Advertising and promotion....................................................          68,318           35,970
  Depreciation.................................................................         420,000          412,500
  Insurance....................................................................         350,372          335,217
  Maintenance and repairs......................................................         231,064          179,545
  Payroll and other compensation...............................................         726,214          665,127
  Taxes........................................................................         332,388          311,660
  Services purchased...........................................................          85,504           87,823
  Utilities....................................................................         169,462          169,096
  Other........................................................................         402,845          304,616
                                                                                 ---------------  ---------------
    Total expenses.............................................................       2,786,167        2,501,554
                                                                                 ---------------  ---------------
    Operating loss.............................................................      (2,173,755)      (1,936,327)
                                                                                 ---------------  ---------------
Other income (expense):
  Rental income................................................................         100,696           75,680
  Interest income..............................................................          25,844           13,349
  Interest expense.............................................................        (386,946)        (479,937)
                                                                                 ---------------  ---------------
                                                                                       (260,406)        (390,908)
                                                                                 ---------------  ---------------
    Loss before benefit for income taxes.......................................      (2,434,161)      (2,327,235)
Benefit for income taxes.......................................................       1,079,600          924,000
                                                                                 ---------------  ---------------
Net loss.......................................................................      (1,354,561)      (1,403,235)
Dividends on preferred stock...................................................              --          (13,728)
                                                                                 ---------------  ---------------
Net loss attributable to common shareholders...................................   $  (1,354,561)   $  (1,416,963)
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

   The accompanying notes are an integral part of these financial statements.

                            CALDER RACE COURSE, INC.

          (A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                                                     FOR THE          FOR THE
                                                                                  THREE MONTHS     THREE MONTHS
                                                                                 ENDED MARCH 31,  ENDED MARCH 31,
                                                                                      1999             1998
                                                                                 ---------------  ---------------
                                                                                   (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
  Net loss.....................................................................   $  (1,354,561)   $  (1,403,235)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation.................................................................         420,000          412,500
  Benefit for deferred taxes...................................................      (1,079,600)        (924,000)
  Provision for bad debts......................................................           5,000               --
  Changes in assets and liabilities:
    (Increase) decrease in:
      Restricted cash and investments..........................................         (23,749)        (141,864)
      Accounts receivable......................................................         185,575           64,959
      Prepaid expenses.........................................................          75,675           47,082
      Other assets.............................................................        (602,953)        (460,175)
    Increase (decrease) in:
      Accounts payable.........................................................          (4,574)         355,951
      Funds held for stake racing..............................................         462,671          479,623
      Mutuel tickets outstanding...............................................         297,179          167,632
      Accrued liabilities......................................................         (82,367)         626,725
                                                                                 ---------------  ---------------
      Net cash used in operating activities....................................      (1,701,704)        (774,802)
                                                                                 ---------------  ---------------
Cash flows from investing activities:
  Payments for purchases of property and equipment.............................        (261,943)        (464,170)
                                                                                 ---------------  ---------------
    Net cash used in investing activities......................................        (261,943)        (464,170)
                                                                                 ---------------  ---------------
Cash flows from financing activities:
  Advances from affiliate and parent, net......................................         122,371        3,479,165
  Redemption of mandatorily redeemable preferred stock.........................              --         (200,000)
  Loan payments................................................................              --         (440,000)
  Dividends paid on preferred stock............................................              --          (13,726)
                                                                                 ---------------  ---------------
      Net cash provided by financing activities................................         122,371        2,825,439
                                                                                 ---------------  ---------------
      Net (decrease) increase in cash and cash equivalents.....................      (1,841,276)       1,586,467
Cash and cash equivalents, beginning of period.................................       3,672,783          311,519
                                                                                 ---------------  ---------------
Cash and cash equivalents, end of period.......................................   $   1,831,507    $   1,897,986
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

   The accompanying notes are an integral part of these financial statements.

                            CALDER RACE COURSE, INC.

          (A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

                           MARCH 31, 1999 (UNAUDITED)

1.  UNAUDITED FINANCIAL STATEMENTS

The interim financial data is unaudited; however, in the opinion of Calder Race Course, Inc. (the "Company"), the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the interim periods.

2.  SUBSEQUENT EVENTS

On April 23, 1999, Churchill Downs Incorporated acquired all of the outstanding stock of the Company and its affiliate, Tropical Park, Inc. from K.E. Acquisition Corporation for a purchase price of $86 million cash plus a closing net working capital adjustment of approximately $2.4 million cash and $0.6 million in transaction costs. The purchase included the licenses held by the Company and its affiliate, Tropical Park, Inc. to conduct horse racing at Calder Race Course. The results of operations of the Company and its affiliate, Tropical Park, Inc. will be included in Churchill Downs Incorporated's consolidated financial statements since the date of acquisition during the second quarter of 1999.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Tropical Park, Inc.

In our opinion, the accompanying balance sheets and the related statements of income, of changes in shareholder's deficit and of cash flows present fairly, in all material respects, the financial position of Tropical Park, Inc. (a wholly-owned subsidiary of K.E. Acquisition Corporation) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

February 19, 1998

TROPICAL PARK, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1998           1997
                                                                                     -------------  -------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents........................................................  $   4,734,157  $   7,302,918
  Accounts receivable, net of allowance of $156,000 and $30,000 at December 31,
    1998 and 1997, respectively....................................................      5,330,266      3,758,584
  Due from affiliate...............................................................      4,548,380      2,568,827
  Prepaid expenses.................................................................         83,628         47,160
                                                                                     -------------  -------------
      Total current assets.........................................................     14,696,431     13,677,489
                                                                                     -------------  -------------
Property and equipment:
  Building and equipment...........................................................      7,241,887      7,241,887
  Racetrack improvements...........................................................      2,846,785      2,919,974
                                                                                     -------------  -------------
                                                                                        10,088,672     10,161,861
  Less accumulated depreciation....................................................      8,371,902      8,317,543
                                                                                     -------------  -------------
      Property and equipment, net..................................................      1,716,770      1,844,318
                                                                                     -------------  -------------
Restricted cash....................................................................         88,352         86,138
Other assets.......................................................................        149,013        149,013
                                                                                     -------------  -------------
                                                                                           237,365        235,151
                                                                                     -------------  -------------
      Total assets.................................................................  $  16,650,566  $  15,756,958
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Accounts payable.................................................................  $   2,324,037  $   1,135,343
  Mutuel tickets outstanding.......................................................        382,696        392,120
  Accrued and other liabilities....................................................      2,074,835      1,792,651
  Due to parent....................................................................             --        280,522
                                                                                     -------------  -------------
      Total current liabilities....................................................      4,781,568      3,600,636
Long-term debt.....................................................................     16,587,174     20,311,000
Deferred tax liability.............................................................      2,652,934      1,127,965
                                                                                     -------------  -------------
      Total liabilities............................................................     24,021,676     25,039,601
                                                                                     -------------  -------------
Shareholder's deficit:
  Common stock, $31.25 stated value. Authorized 1,000 shares; issued and
    outstanding 195 shares at December 31, 1998 and 1997...........................          6,094          6,094
  Additional paid-in capital.......................................................     19,044,657     19,044,657
  Accumulated deficit..............................................................    (26,421,861)   (28,333,394)
                                                                                     -------------  -------------
      Total shareholder's deficit..................................................     (7,371,110)    (9,282,643)
                                                                                     -------------  -------------
      Total liabilities and shareholder's deficit..................................  $  16,650,566  $  15,756,958
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

TROPICAL PARK, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
Revenues:
  Pari-mutuel commissions...........................................  $  14,583,809  $  13,909,779  $  12,361,514
  Interstate simulcast commissions..................................      4,445,505      4,207,286      3,496,869
  Stake fees for purses.............................................        331,450        217,100        176,605
  Admissions........................................................        268,786        263,522        262,796
  Parking, programs, and concessions................................        487,481        500,113        420,560
  Breakage..........................................................        547,440        527,701        391,798
  Sundry............................................................        691,616        485,484        402,490
                                                                      -------------  -------------  -------------
    Total revenues..................................................     21,356,087     20,110,985     17,512,632
                                                                      -------------  -------------  -------------
Expenses:
  Purses and owners' awards.........................................      9,655,499      9,612,064      8,442,959
  Advertising and promotion.........................................        752,163        638,339        616,728
  Depreciation......................................................        127,547        127,694        127,900
  Insurance.........................................................        237,201        234,318        268,468
  Rent..............................................................        817,637        819,195        714,659
  Personnel and related costs.......................................      2,945,426      2,862,383      2,449,635
  Services purchased................................................        858,590        830,216        732,691
  Totalisator rental................................................        217,448        209,666        191,337
  Utilities.........................................................        472,112        453,827        560,537
  Other.............................................................      1,036,245        860,225        930,222
                                                                      -------------  -------------  -------------
    Total expenses..................................................     17,119,868     16,647,927     15,035,136
                                                                      -------------  -------------  -------------
    Operating income................................................      4,236,219      3,463,058      2,477,496
                                                                      -------------  -------------  -------------
Other income (expense):
  Rental income.....................................................         69,863         70,920         68,994
  Interest income...................................................        173,846        138,206        110,841
  Interest expense..................................................     (1,347,042)    (1,155,340)    (1,226,759)
                                                                      -------------  -------------  -------------
                                                                         (1,103,333)      (946,214)    (1,046,924)
                                                                      -------------  -------------  -------------
    Income before income taxes......................................      3,132,886      2,516,844      1,430,572
Provision for income taxes..........................................      1,221,353        933,487        585,000
                                                                      -------------  -------------  -------------
    Net income......................................................  $   1,911,533  $   1,583,357  $     845,572
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

TROPICAL PARK, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIT
--------------------------------------------------------------------------------

                                                            COMMON STOCK
                                               ---------------------------------------
                                                                          ADDITIONAL                        TOTAL
                                                  NUMBER         PAR        PAID-IN      ACCUMULATED    SHAREHOLDER'S
                                                 OF SHARES      VALUE       CAPITAL        DEFICIT         DEFICIT
                                               -------------  ---------  -------------  --------------  --------------
Balance at January 1, 1996...................          195    $   6,094  $  19,044,657  $  (30,762,323) $  (11,711,572)
  Net income.................................           --           --             --         845,572         845,572
                                                       ---    ---------  -------------  --------------  --------------
Balance at December 31, 1996.................          195        6,094     19,044,657     (29,916,751)    (10,866,000)
  Net income.................................           --           --             --       1,583,357       1,583,357
                                                       ---    ---------  -------------  --------------  --------------
Balance at December 31, 1997.................          195        6,094     19,044,657     (28,333,394)     (9,282,643)
  Net income.................................           --           --             --       1,911,533       1,911,533
                                                       ---    ---------  -------------  --------------  --------------
Balance at December 31, 1998.................          195    $   6,094  $  19,044,657  $  (26,421,861) $   (7,371,110)
                                                       ---    ---------  -------------  --------------  --------------
                                                       ---    ---------  -------------  --------------  --------------

   The accompanying notes are an integral part of these financial statements.

TROPICAL PARK, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                        ------------------------------------------
                                                                            1998           1997          1996
                                                                        -------------  ------------  -------------
Cash flows from operating activities:
  Net income..........................................................  $   1,911,533  $  1,583,357  $     845,572
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation........................................................        127,548       127,694        127,900
  Provision for deferred taxes........................................      1,221,353       617,965        510,000
  Provision for bad debts.............................................        126,000            --             --
  Adjustment in carrying value of captive insurance company...........             --        76,031             --
  Changes in assets and liabilities:
    (Increase) decrease in:
      Accounts receivable.............................................     (1,697,682)     (175,367)            --
      Restricted cash.................................................         (2,214)      (12,376)          (514)
      Prepaid expenses................................................        (36,468)      127,671       (124,624)
      Other assets....................................................             --        55,280        199,962
  Increase (decrease) in:
    Accounts payable..................................................      1,188,694       114,002     (2,058,317)
    Mutuel tickets outstanding........................................         (9,424)       81,538       (133,361)
    Accrued liabilities...............................................        282,184      (571,609)       729,521
                                                                        -------------  ------------  -------------
    Net cash provided by operating activities.........................      3,111,524     2,024,186         96,139
                                                                        -------------  ------------  -------------
Cash flows from investing activities:
  Payments for purchases of property and equipment....................             --            --         (4,800)
                                                                        -------------  ------------  -------------
    Net cash used in investing activities.............................             --            --         (4,800)
                                                                        -------------  ------------  -------------
Cash flows from financing activities:
  Advances from affiliate and parent..................................     (1,956,459)     (397,656)      (597,559)
  Loan payments.......................................................     (3,723,826)           --       (299,000)
                                                                        -------------  ------------  -------------
    Net cash used in financing activities.............................     (5,680,285)     (397,656)      (896,559)
                                                                        -------------  ------------  -------------
    Net (decrease) increase in cash and cash equivalents..............     (2,568,761)    1,626,530       (805,220)
Cash and cash equivalents, beginning of period........................      7,302,918     5,676,388      6,481,608
                                                                        -------------  ------------  -------------
Cash and cash equivalents, end of period..............................  $   4,734,157  $  7,302,918  $   5,676,388
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------
Supplemental cash flow information:
Interest paid.........................................................  $   1,341,720  $  1,158,104  $   1,242,920
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------

   The accompanying notes are an integral part of these financial statements.

Tropical Park, Inc.
(A Wholly-owned subsidiary of K.E. Acquisition Corporation)
Notes to Financial Statements
December 31, 1998
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Tropical Park, Inc. (the "Company"), holds a pari-mutuel racing permit from the State of Florida and conducts live race meetings for thoroughbred horses and participates in simulcast wagering as a host track and as a receiving track. The Company's operations are classified under one business segment. The Company currently operates its meets at Calder Race Course, Inc. (Calder), an affiliate. As provided in Florida statutes, the Company was authorized to operate one race meet during the period from November 1998 to January 1999, for a period of 51 days. During 1997 and 1996 the race meets were authorized from November 1997 to January 1998 and from November 1996 to January 1997 for 51 days and 50 days, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

RESTRICTED CASH

Restricted cash consists of a surety bond made payable to the State of Florida. Such bond is required by the State of Florida in order for Tropical to be granted a license to race. Such amounts include fines collected from horsemen, trainers and jockeys during meets which are used to subsidize medical and funeral expenses of backside personnel, who are otherwise uninsured or in need.

PROPERTY AND EQUIPMENT

The Company has made various improvements to the racing plant which it leases from Calder. Property and equipment are stated at cost and depreciated on the straight-line basis over the lesser of their estimated useful lives or the remaining term of the lease, between 5 and 31 years. During 1998, the Company retired approximately $73,000 of fully depreciated racetrack improvements which are no longer used in operations.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews long-term assets for impairment and writes these down to fair value whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

TROPICAL PARK, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the Company reports that the carrying amount of cash and cash equivalents, trade receivables, accounts payable, long term debt payable and accrued liabilities approximates fair value due to the short maturity of these instruments, and that the carrying amount of marketable securities is stated at fair value.

INCOME TAXES

The Company files a consolidated U.S. Federal income tax return with its parent K.E. Acquisition Corporation (Parent). Under the terms of a tax sharing arrangement with its parent, the provision for income taxes is computed as if the Company filed a separate tax return, on a year to year, stand-alone basis, with the current tax balances determined based on a consolidated filing position. All current income tax related balances are included as due to parent in the accompanying financial statements.

The Company accounts for income taxes using the asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities. The differences in 1998 and 1997 related primarily to accelerated book depreciation for financial reporting purposes in excess of tax.

PURSES

In accordance with Florida statutes, the Company is required to distribute a specific amount of purses and owners' awards based on a percentage of the pari-mutuel handle plus additional amounts based on contractual agreements with the Florida Horsemen's Benevolent Protective Association. At December 31, 1998 and 1997, the Company underpaid approximately $968,000 and $779,000, respectively, of purses and owners' awards. Such amounts are included in accrued liabilities. In January 1999 and 1998, the majority of these obligations were fulfilled.

HORSEMEN ACCOUNT

During the track meet the Company administers the Horsemen's bank account on their behalf. In addition to the opening balance, these funds include purses which have been paid by the Company to the Horsemen during the track meet but not yet withdrawn by the Horsemen. The funds held and administered on behalf of the Horsemen amounted to $5,531,000 and $7,234,000 as of December 31, 1998 and 1997, respectively. Such funds have been excluded from the financial statements.

RECLASSIFICATIONS

Certain reclassifications have been made to prior period financial statements to conform with current period presentation.

TROPICAL PARK, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998
--------------------------------------------------------------------------------

2. ACCOUNTS RECEIVABLE

Accounts receivable consist primarily of amounts due from simulcasting and from concession activities. The Company maintains an allowance for doubtful accounts at a level which management believes is sufficient to cover potential losses.

3. ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities is comprised of:

                                                                        AS OF DECEMBER 31,
                                                                    --------------------------
                                                                        1998          1997
                                                                    ------------  ------------
Purses liability..................................................  $    625,756  $    840,306
Breeders awards liability.........................................       403,707       529,358
Other liabilities.................................................     1,045,372       422,987
                                                                    ------------  ------------
                                                                    $  2,074,835  $  1,792,651
                                                                    ------------  ------------
                                                                    ------------  ------------

4. DEBT

The Company and its affiliate, Calder, assumed debt of its former owner, of which the Company's allocable share at December 31, 1998 and 1997 amounted to $16,587,174 and $20,311,000, respectively. The debt which is payable to its Parent, was allocated by agreement between the Company and Calder. The debt is collateralized by substantially all of the Company's assets. The loan bears interest at adjusted LIBOR plus .75% (6.75% at December 31, 1998). In February 1999, the maturity date was extended to January 1, 2000. Interest payments are payable quarterly. The Company and its affiliate, Calder, are jointly and severally liable to their Parent for the total debt assumed which approximates $39,498,000 and $49,000,000 at December 31, 1998 and 1997, respectively.

5. COMMITMENTS AND CONTINGENCIES

LEASES AND CONTRACTS

The Company entered into a lease with Calder, an affiliate, for the rental of Calder's racing plant and facilities through March 2004. Rent is calculated at 1.5% of the Company's on-site pari-mutuel handle. Rent expense was $803,199, $810,618 and $707,406 during 1998, 1997 and 1996, respectively. The rent, real estate taxes, and maintenance costs are reviewed annually to determine whether an adjustment should be made based on increases or decreases in various costs and expenses.

Calder has also agreed to furnish the Company with personnel necessary for its racing meets. For this service, the Company is charged with the actual payroll costs and expenses, plus a fringe benefit charge of 40% of this amount. Fringe benefit expense for the years ended December 31, 1998, 1997 and 1996 totaled $896,410, $869,248 and $746,162, respectively.

TROPICAL PARK, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998
--------------------------------------------------------------------------------

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)

LEGAL MATTERS

The Company is involved in various matters of litigation which arise in the normal course of business. Management believes that liability, if any, arising from such litigation will not have a material adverse effect on the financial position of the Company.

CONCESSION CONTRACT

The Company has two years remaining on its three-year contract with its food and beverage concessionaire. Under the terms of the agreement, the Company is entitled to receive a percentage of the net concession sales. In addition, the contract provides for the concessionaire to reimburse the Company for certain electricity costs in the main building. Amounts owed to the Company at December 31, 1998 and 1997 amounted to $146,589 and $109,713, respectively.

SERVICE AGREEMENTS

The Company entered into a totalisator service agreement through 1999. The totalisator service charge is based on a tiered percentage of the daily handle, subject to a minimum fee of $2,000 for each racing day. Total charges for 1998, 1997 and 1996 amounted to $217,448, $209,666 and $191,337, respectively.

In 1994, the Company entered into a five year service agreement with a third party who provides on-track video and support operations. The charge for this service for 1998, 1997 and 1996 amounted to $197,444, $188,844 and $197,844, respectively.

EMPLOYMENT AGREEMENTS

An affiliate of the Company entered into three employment agreements with key employees for which the contract periods and termination dates vary from one year to three years. The agreements provide, in part, for combined compensation to be allocated between the Company and its affiliate, Calder, of approximately $376,000, $350,000 and $314,000 in 1998, 1997 and 1996, respectively. The
Company's portion was approximately $51,000, $54,000 and $59,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Total remaining annual commitments under these agreements amount to approximately $238,700, $183,000 and $42,000 for the years ending 1999, 2000 and 2001, respectively of which the Company's allocated portion for 1999, 2000 and 2001 will be approximately $35,800, $27,400 and $6,300, respectively.

6. INCOME TAXES

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income primarily as a result of certain expenses not deductible for tax purposes.

TROPICAL PARK, INC.
(A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1998
--------------------------------------------------------------------------------

6. INCOME TAXES (CONTINUED)

The Company's results are included in the consolidated U.S. federal income tax return with its parent. Under the terms of the agreed-upon tax sharing arrangement with its parent, the provision for income taxes is computed as if the Company filed a separate tax return, on a year to year, stand-alone basis. The consolidated current income tax liability of the Company's parent is allocated to the Company based on its pro-rata percentage of taxable income of the consolidated group and is included as Due to parent in the accompanying financial statements. Other income tax related balances including those arising from temporary differences which generate deferred taxes and the difference in the current liability for income taxes computed as if the Company filed a separate tax return and the parent's allocated amount are included as Deferred tax liability in the accompanying financial statements.

The aggregate amount of current and deferred tax expense, and the net amount of any tax-related balances due to parent was $1,221,353 and $2,652,934, respectively, for 1998 and $933,487 and $1,408,487, respectively, for 1997. The current and deferred tax expense was $585,000 for 1996.

7. DUE TO/FROM AFFILIATE AND PARENT

As of December 31, 1998 and 1997, the Company had a due from its affiliate, Calder, in the amount of $4,548,380 and $2,568,827, respectively, and the amounts due to parent consisted of the following:

                                                                       AS OF DECEMBER 31,
                                                                  ----------------------------
                                                                      1998           1997
                                                                  -------------  -------------
Due to parent for income taxes--current.........................  $          --  $    (280,522)
                                                                  -------------  -------------
                                                                  -------------  -------------

Deferred tax asset--noncurrent..................................  $   1,046,279  $   1,102,078
Deferred tax sharing agreement liability--noncurrent............     (3,699,213)    (2,230,043)
                                                                  -------------  -------------
Net deferred tax liability (Due to parent--noncurrent)..........  $  (2,652,934) $  (1,127,965)
                                                                  -------------  -------------
                                                                  -------------  -------------

8. SUBSEQUENT EVENTS

On January 21, 1999, K.E. Acquisition Corporation entered into a definitive agreement to sell all of the outstanding shares of the Company and its affiliate, Calder, to Churchill Downs Inc. for cash consideration of $86,000,000, subject to certain adjustments at closing. The transaction remains subject to customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Act and approval of the Florida Department of Business and Professional Regulation. Closing of the transaction is anticipated during the first quarter of 1999.

                                     * * *

                              TROPICAL PARK, INC.

          (A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)

                                 BALANCE SHEET

                                                                                                      MARCH 31,
                                                                                                         1999
                                                                                                    --------------
                                                                                                     (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents.......................................................................  $    5,407,966
  Accounts receivable, net of allowance of $140,000...............................................         500,900
  Due from affiliate..............................................................................       4,670,751
                                                                                                    --------------
    Total current assets..........................................................................      10,579,617
                                                                                                    --------------
Property and equipment:
  Building and equipment..........................................................................       7,241,887
  Racetrack improvements..........................................................................       2,846,785
                                                                                                    --------------
                                                                                                        10,088,672
  Less accumulated depreciation...................................................................       8,404,901
                                                                                                    --------------
    Property and equipment, net...................................................................       1,683,771
                                                                                                    --------------
Restricted cash...................................................................................          96,136
Other assets......................................................................................         149,013
                                                                                                    --------------
                                                                                                           245,149
                                                                                                    --------------
    Total assets..................................................................................  $   12,508,537
                                                                                                    --------------
                                                                                                    --------------

                                      LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
  Accounts payable................................................................................  $      133,424
  Mutuel tickets outstanding......................................................................         243,002
  Accrued and other liabilities...................................................................         514,236
                                                                                                    --------------
    Total current liabilities.....................................................................         890,662

Long-term debt....................................................................................      16,587,174
Deferred tax liability............................................................................       2,542,534
                                                                                                    --------------
    Total liabilities.............................................................................      20,020,370
                                                                                                    --------------
Shareholder's deficit:
  Common stock, $31.25 stated value. Authorized 1,000 shares; issued and outstanding 195 shares...           6,094
  Additional paid-in capital......................................................................      19,044,657
  Accumulated deficit.............................................................................     (26,562,584)
                                                                                                    --------------
    Total shareholder's deficit...................................................................      (7,511,833)
                                                                                                    --------------
    Total liabilities and shareholder's deficit...................................................  $   12,508,537
                                                                                                    --------------
                                                                                                    --------------

   The accompanying notes are an integral part of these financial statements.

                              TROPICAL PARK, INC.

          (A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)

                              STATEMENTS OF INCOME

                                                                                     FOR THE          FOR THE
                                                                                  THREE MONTHS     THREE MONTHS
                                                                                 ENDED MARCH 31,  ENDED MARCH 31,
                                                                                      1999             1998
                                                                                 ---------------  ---------------
                                                                                   (UNAUDITED)      (UNAUDITED)
Revenues:
  Pari-mutuel commissions......................................................   $     705,146    $     683,297
  Interstate simulcast commissions.............................................         325,136          318,242
  Admissions...................................................................          12,708           14,330
  Parking, programs, and concessions...........................................          21,894           27,235
  Breakage.....................................................................          20,343           19,668
  Sundry.......................................................................          99,106          156,207
                                                                                 ---------------  ---------------
    Total revenues.............................................................       1,184,333        1,218,979
                                                                                 ---------------  ---------------
Expenses:
  Purses and owners' awards....................................................         499,330          501,694
  Advertising and promotion....................................................          41,803           60,469
  Depreciation.................................................................          33,000           33,000
  Insurance....................................................................          53,000           49,000
  Rent.........................................................................          53,917           31,861
  Personnel and related costs..................................................         225,887          187,185
  Services purchased...........................................................          40,615           47,565
  Totalisator rental...........................................................           7,656            8,557
  Utilities....................................................................         129,158           94,130
  Other........................................................................         150,643          108,156
                                                                                 ---------------  ---------------
    Total expenses.............................................................       1,235,009        1,121,617
                                                                                 ---------------  ---------------
    Operating (loss) income....................................................         (50,676)          97,362
                                                                                 ---------------  ---------------
Other income (expense):
  Rental income................................................................          15,000           15,000
  Interest income..............................................................          64,638           74,335
  Interest expense.............................................................        (280,085)        (342,045)
                                                                                 ---------------  ---------------
                                                                                       (200,447)        (252,710)
                                                                                 ---------------  ---------------
    Loss before benefit for income taxes.......................................        (251,123)        (155,348)
Benefit for income taxes.......................................................         110,400           60,600
                                                                                 ---------------  ---------------
    Net loss...................................................................   $    (140,723)   $     (94,748)
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

   The accompanying notes are an integral part of these financial statements.

                              TROPICAL PARK, INC.

          (A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                                                     FOR THE          FOR THE
                                                                                  THREE MONTHS     THREE MONTHS
                                                                                 ENDED MARCH 31,  ENDED MARCH 31,
                                                                                      1999             1998
                                                                                 ---------------  ---------------
                                                                                   (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
  Net loss.....................................................................   $    (140,723)   $     (94,748)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation.................................................................          33,000           33,000
  Benefit for deferred taxes...................................................        (110,400)         (60,600)
  Changes in assets and liabilities:
    (Increase) decrease in:
      Accounts receivable......................................................       4,829,366        3,465,641
      Restricted cash..........................................................          (7,784)            (933)
      Prepaid expenses.........................................................          83,628           33,554
    Increase (decrease) in:
      Accounts payable.........................................................       2,190,614         (982,400)
      Mutuel tickets outstanding...............................................        (139,694)         (85,690)
      Accrued liabilities......................................................      (1,560,599)      (1,015,321)
                                                                                 ---------------  ---------------
      Net cash provided by operating activities................................         796,180        1,292,503
                                                                                 ---------------  ---------------
Cash flows from financing activities:
  Advances to affiliate and parent.............................................        (122,371)      (4,351,580)
                                                                                 ---------------  ---------------
    Net cash used in financing activities......................................        (122,371)      (4,351,580)
    Net increase (decrease) in cash and cash equivalents.......................         673,809       (3,059,077)
Cash and cash equivalents, beginning of period.................................       4,734,157        7,302,918
                                                                                 ---------------  ---------------
Cash and cash equivalents, end of period.......................................   $   5,407,966    $   4,243,841
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

   The accompanying notes are an integral part of these financial statements.

                              TROPICAL PARK, INC.

          (A WHOLLY-OWNED SUBSIDIARY OF K.E. ACQUISITION CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

                           MARCH 31, 1999 (UNAUDITED)

1.  UNAUDITED FINANCIAL STATEMENTS

The interim financial data is unaudited; however, in the opinion of Tropical Park, Inc. (the "Company"), the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the interim periods.

2.  SUBSEQUENT EVENTS

On April 23, 1999, Churchill Downs Incorporated acquired all of the outstanding stock of the Company and its affiliate, Calder Race Course, Inc. from K.E. Acquisition Corporation for a purchase price of $86 million cash plus a closing net working capital adjustment of approximately $2.4 million cash and $0.6 million in transaction costs. The purchase included the licenses held by the Company and its affiliate, Calder Race Course, Inc. to conduct horse racing at Calder Race Course. The results of operations of the Company and its affiliate, Calder Race Course, Inc. will be included in Churchill Downs Incorporated's consolidated financial statements since the date of acquisition during the second quarter of 1999.

[Color photos and graphics related to Churchill Downs, including the logos of Churchill Downs, Ellis Park, Hoosier Park, Calder Race Course, and the Sports Spectrum and the grounds and racetracks at Churchill Downs racetrack, Calder, Hoosier Park, the Paddock Pavillion and the Indianapolis Sports Spectrum.]

--------------------------------------------------------------------------------

                                     [LOGO]
                          Churchill Downs Incorporated
                                2,000,000 Shares
                                  Common Stock
                                ----------------
                                   PROSPECTUS
                              -------------------
                                         , 1999

                               CIBC WORLD MARKETS
                                LEHMAN BROTHERS
                              J.C. BRADFORD & CO.

                       J.J.B. HILLIARD, W.L. LYONS, INC.

        ----------------------------------------------------------------
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.
UNTIL       , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTIONS.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemized statement of all costs and expenses, other than underwriting discounts and commissions, to be borne by the Company in its sale and distribution of the shares registered hereunder. All amounts are estimated, except for the SEC registration fee and the NASD listing fee.

SEC registration fee..............................................  $  22,258
NASD fee..........................................................  $  15,000
National Market Application and Listing Fee.......................  $  69,000
Blue sky fees and expenses........................................  $   2,000
Printing and engraving expenses...................................  $ 185,000
Legal fees and expenses...........................................  $ 350,000
Accounting fees and expenses......................................  $ 150,000
Miscellaneous.....................................................  $   6,742
                                                                    ---------
                                                                    ---------

  Total...........................................................  $ 800,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article XI of the Registrant's Amended and Restated Articles of Incorporation limits the liability of directors of the Registrant pursuant to the Kentucky Business Corporation Act. Under this article, directors generally are personally liable to the Registrant or its shareholders for monetary damages only in transactions involving conflicts of interest or improper personal benefit for a director, intentional misconduct, violations of law, or unlawful distributions.

The Restated Bylaws of the Registrant require the Registrant to indemnify, and permit the advancement of expenses to, each director, officer, employee or agent of the Registrant, and his executors, administrators or heirs, who was or is made, or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, for the costs of such Proceeding to the fullest extent expressly permitted or required by the statutes of the Commonwealth of Kentucky and all other applicable law.

The Restated Bylaws of the Registrant further provide for indemnification and advancement of expenses to the aforementioned persons by action of the Board of Directors in such amounts, on such terms and conditions, and based upon such standards of conduct as the Board of Directors may deem to be in the best interests of the Registrant.

The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500, et seq.

Generally, under KRS 271B.8-500 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

    (1) he conducted himself in good faith; and

    (2) he reasonably believed

       (a) in the case of conduct in his official capacity with the corporation that his conduct was in its best interests; and

       (b) in all other cases, that his conduct was at least not opposed to its best interests.

    (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify a director:

    (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

    (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

In addition, the Registrant maintains directors' and officers' liability insurance covering certain liabilities which may be incurred by the directors and officers of the Registrant in connection with the performance of their duties.

ITEM 16. EXHIBITS.

EXHIBIT                          DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
  1.1  Underwriting Agreement, dated as of -, 1999 between the Company and the
         Underwriters.*

  2.1  Asset Purchase Agreement dated as of May 5, 1999 between Hollywood Park,
         Inc. and Churchill Downs Incorporated.

  4.1  Amended and Restated Articles of Incorporation of the Company
         (incorporated by reference to Exhibit 3(e) to the Company's Report on Form 10-Q for the fiscal quarter ended June 30, 1998).

  4.2 Restated Bylaws of the Company (incorporated by reference to Exhibit 3(i) of the Company's Report on Form 10-Q for the fiscal quarter ended June
         30, 1998).

  4.3 Specimen Stock Certificate (incorporated by reference to Exhibit 4(d) to the Company's Registration Statement on Form S-8, File No. 33-85012).

  4.4 Rights Agreement dated as of March 19, 1998, between the Company and Bank of Louisville (incorporated by reference to Exhibit 4.1 to the Company's
         Current Report on Form 8-K filed on March 20, 1998).

  5    Opinion and Consent of Wyatt, Tarrant & Combs as to the legality of the shares being registered.*

 23.1  Consent of PricewaterhouseCoopers LLP.

 23.2  Consent of PricewaterhouseCoopers LLP.

 23.3  Consent of Ernst & Young LLP

 23.4  Consent of Wyatt, Tarrant & Combs (included in Exhibit 5).*

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS.

The undersigned Company hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes that:

    (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on May 19, 1999.

                                CHURCHILL DOWNS INCORPORATED

                                By:             /s/ THOMAS H. MEEKER
                                     -----------------------------------------
                                                  Thomas H. Meeker
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. Meeker and Rebecca C. Reed, and each of them, with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons on the 19th day of May, 1999 in the capacities indicated:

          SIGNATURE                       TITLE
------------------------------  --------------------------

     /s/ THOMAS H. MEEKER
------------------------------  President, Chief Executive
       Thomas H. Meeker           Officer and Director

     /s/ ROBERT L. DECKER       Executive Vice President
------------------------------    and Chief Financial
       Robert L. Decker           Officer

   /s/ VICKI L. BAUMGARDNER
------------------------------  Vice President, Finance
     Vicki L. Baumgardner         and Treasurer

 /s/ CHARLES W. BIDWILL, JR.
------------------------------  Director
   Charles W. Bidwill, Jr.

          SIGNATURE                       TITLE
------------------------------  --------------------------

    /s/ WILLIAM S. FARISH
------------------------------  Director
      William S. Farish

     /s/ J. DAVID GRISSOM
------------------------------  Director
       J. David Grissom

     /s/ SETH W. HANCOCK
------------------------------  Director
       Seth W. Hancock

   /s/ DANIEL P. HARRINGTON
------------------------------  Director
     Daniel P. Harrington

  /s/ G. WATTS HUMPHREY, JR.
------------------------------  Director
    G. Watts Humphrey, Jr.

   /s/ FRANK B. HOWER, JR.
------------------------------  Director
     Frank B. Hower, Jr.

    /s/ W. BRUCE LUNSFORD
------------------------------  Director
      W. Bruce Lunsford

     /s/ CARL F. POLLARD
------------------------------  Director
       Carl F. Pollard

    /s/ DENNIS D. SWANSON
------------------------------  Director
      Dennis D. Swanson

     /s/ DARRELL R. WELLS
------------------------------  Director
       Darrell R. Wells